Form 10-K, Exhibit 13
period 1996-12-31
CARDINAL BANCORP INC /PA
filed 1997-03-31
CIK 874481

EXHIBIT (13) (i)
                           ----------------

                Registrant's 1996 Annual Report to Shareholders

                               TABLE  OF  CONTENTS

Shareholders' Information                                               1
President's Message                                                     2
Management's Discussion and Analysis
    of Financial Condition and Results of Operations                    4
Report of S.R. Snodgrass, A.C., Independent Auditors                   24
Consolidated Financial Statements
  Consolidated Balance Sheets                                          25
  Consolidated Statements of Income                                    26
  Consolidated Statements of Changes in Shareholders' Equity           27
  Consolidated Statements of Cash Flows                                28
  Notes to Consolidated Financial Statements                           30
Board of Directors and Officers Inside Back Cover


                             SHAREHOLDERS'  INFORMATION
Corporate Introduction

June 1, 1987, was the effective operational date of Cardinal Bancorp, Inc., the bank holding company. First American National Bank of Pennsylvania, formerly The First National Bank of Everett, the wholly-owned subsidiary of the Corporation, has full-service offices in the communities of Everett, Bedford, Breezewood, Altoona/Hollidaysburg and Woodbury, Pennsylvania. First American National Bank of Pennsylvania, an insured member of the Federal Deposit Insurance Corporation (FDIC), has been serving the area since 1902.


Notice of Annual Meeting

The annual meeting of shareholders will be held on April 8, 1997, at 9:30 a.m. at the Arena Restaurant, Bedford, Pennsylvania.

Stock and Dividend Information

Cardinal Bancorp, Inc. has only common stock authorized, issued and outstanding. The outstanding common stock is traded in the local over-the-counter market, primarily in Bedford County, Pennsylvania. Prices in the table below reflect actual transactions. Generally, cash dividends are declared on a quarterly basis and paid on the last day of the quarter. As of February 3, 1997, the Corporation had 487 shareholders of record.

                         1996                                  1995
               -------------------------          ---------------------------
                               Dividends                            Dividends
                               Declared                             Declared
  Quarter       High     Low   Per Share           High      Low    Per Share
---------       ----     ---   ---------           ----      ---    ---------
   First        17.25    16.25    $.075           16.375    15.625    $.075
   Second       18.00    17.12     .10            16.4375   15.50      .075
   Third        18.37    17.12     .10            16.75     16.375     .075
   Fourth       19.75    17.75     .10            17.125    16.1875    .075


A MESSAGE TO THE SHAREHOLDERS


Dear Shareholders:

     Cardinal Bancorp, Inc. completed another successful year in 1996. The Corporation ended the year with total assets of $129,556,732 and earnings of $1,523,704. The Corporation achieved a Return on Average Assets (ROA) of 1.20% and a Return on Average Shareholders' Equity (ROE) of 10.01%.

     During 1996 total assets increased $5,084,775 from the previous year-end. The Bank's commitment to the consumers and businesses in our community was reflected in an increase in loans of $5,571,942. Although year-end deposits declined, the Bank experienced increases in deposits throughout much of the year as average deposits in 1996 increased by more than $4,800,000 from 1995.


     Shareholders' equity increased to $15,223,493 at December 31, 1996, the highest level in the history of the Corporation. On October 16, 1996, the Board of Directors approved a two for one stock split. The additional shares resulting from the split, which was effected in the form of a 100 percent stock dividend, were distributed November 14, 1996, to shareholders of record on October 31, 1996. In addition to the stock dividend, cash dividends paid per share based upon shares outstanding after the split increased by 25% to $.375 from $.30.

     The banking industry is continuing to experience a large number of mergers and acquisitions as you have seen both nationally and locally. We certainly have heard of and seen the results of this trend as jobs are lost, local decision making is removed and community involvement and contributions to nonprofit organizations are curtailed. Community banks play a vital role in promoting the local economy and in improving the quality of life in their communities. First American National Bank of Pennsylvania strives to keep this philosophy alive through the community commitment of its directors and employees. We are confident our success will continue through this commitment and our concern for the shareholders and customers of the Corporation. Our continued success will be built on relationships and the delivery of service beyond that which is normally expected.

     As you may be aware, James B. Bexley, the Corporation's President and CEO, retired in December. Although many of the shareholders and customers of Cardinal Bancorp, Inc. and First American National Bank of Pennsylvania are familiar with me, this is the first time I have been privileged to write to you as President and CEO. As a result of having grown up in the middle of the communities served by the Corporation and having been employed by the Bank for most of my working years, the shareholders, customers and employees of the Bank and the communities we serve are very important to me. I extend an invitation to each of you to call me at any time if I may be of assistance.

     The annual shareholders meeting of the Corporation will be held on April 8, 1997, at the Arena Restaurant in Bedford. I hope you will be able to attend. The directors and officers of the Corporation look forward to the opportunity to meet with you.


Sincerely,



/s/ Merle W. Helsel
--------------------
Merle W. Helsel
President and CEO

                               CARDINAL  BANCORP, INC.

                         MANAGEMENT'S  DISCUSSION AND ANALYSIS
                    OF FINANCIAL  CONDITION AND RESULTS OF OPERATIONS


CONSOLIDATED SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)


As of Year End                  1996      1995      1994      1993       1992
                                ----      ----      ----      ----       ----
Total Assets                  $129,557  $124,472  $112,606  $121,222  $118,933
Total Deposits                 105,755   108,796    99,650   108,590   107,173
Loans, Net of Unearned Income   67,173    61,601    60,845    64,871    71,258
Shareholders' Equity            15,223    14,829    12,123    12,053    11,181
Shareholders' Equity per
  Common Share*                  15.38     14.98     12.25     12.18     11.29
Average Number of Shares
  Outstanding*                 990,000   990,000   990,000   990,000   990,000



For the Year Ended December 31   1996      1995      1994      1993       1992
                                 ----      ----      ----      ----       ----

Interest Income                 $9,532    $9,238    $7,944    $8,150    $9,593
Interest Expense                 4,098     3,995     3,230     3,782     4,682
                                ------    ------    ------    ------    ------

Net Interest Income              5,434     5,243     4,714     4,368     4,911
Provision for Loan Losses            0         0      (300)      125     2,470
                                 -----     -----     -----     -----     -----
Net Interest Income After
  Provision for Loan Losses      5,434     5,243     5,014     4,243     2,441
Other Income                       533       476       456       529       930
Other Expenses                   4,096     3,714     3,487     3,509     4,155
                                 -----     -----     -----     -----     -----
Income (Loss) Before Income
  Taxes and Cumulative
  Effect Adjustment              1,871     2,005     1,983     1,263     (784)
Cumulative Effect
  Adjustment                        0          0         0        60         0
Income Tax Expense (Benefit)       347       265       318       273     (161)
                                 -----     -----     -----     -----     -----
Net Income (Loss)                1,524     1,740     1,665     1,050     (623)
                                 =====     =====     =====     =====     =====

Per Share Data:
  Income (Loss) Before
   Cumulative Effect
   Adjustment                     1.54      1.76      1.68      1.00     (.63)
  Net Income (Loss)               1.54      1.76      1.68      1.06     (.63)
  Cash Dividends Declared         .375       .30       .55       .225     .30

                                      4


CONSOLIDATED SELECTED FINANCIAL DATA (CONTINUED)



Return on Average Assets          1.20%     1.45%     1.42%      .88%  (0.50)%
Return on Average
  Shareholders' Equity           10.01%    12.61%    13.31%     9.06%  (5.41)%
Dividend Payout ratio           24.34%     17.07%    32.70%    21.21%     **
Average Shareholders' Equity
  to Average Assets              11.97%    11.48%    10.69%     9.66%    9.31%



Tier 1 Risk-Based Capital Ratio  19.76%    19.13%    17.92%    14.42%   13.77%
Total Risk-Based Capital Ratio   20.96%    20.38%    19.17%    15.67%   15.02%
Leverage Capital Ratio           12.20%    11.64%    11.39%     9.81%    9.04%


* Gives retroactive effect to a two for one stock split effected in the form of a 100% stock dividend on October 16, 1996.


** A net loss was incurred for the year 1992

RESULTS OF OPERATIONS


OVERVIEW OF THE
SUMMARY OF OPERATIONS

     Cardinal Bancorp, Inc. (the Corporation) is a one-bank holding company headquartered in Everett, Pennsylvania. The Corporation's wholly-owned subsidiary is First American National Bank of Pennsylvania (the Bank). The subsidiary is engaged in commercial banking activities which provide financial services to both consumer and commercial customers. As a national bank, First American National Bank of Pennsylvania is subject to the supervision, examination and regulation of the Office of the Comptroller of the Currency. The Bank is a member of the Federal Deposit Insurance Corporation (FDIC) and the deposits of the Bank's customers are insured by the agency.

     The following discussion is intended to focus on and highlight certain information regarding Cardinal Bancorp, Inc. This discussion should be read in conjunction with the Consolidated Financial Statements and related notes appearing elsewhere in this report.


FINANCIAL SUMMARY

     The consolidated earnings of the Corporation are derived primarily from the operations of its wholly-owned subsidiary, First American National Bank of Pennsylvania. During 1996, the Corporation recorded a net profit of $1,523,704 or $1.54 per share compared to net income of $1,739,703 or $1.76 per share in 1995 and net income of $1,665,123 or $1.68 per share in 1994.
Per share data has been restated to reflect a 2 for 1 stock split which was effected in the form of a 100% stock dividend which was paid November 14, 1996 to shareholders of record on October 31, 1996.

     Two ratios widely recognized as performance indicators for financial institutions are the return on average assets and the return on average shareholders' equity. The return on average assets in 1996 was 1.20%, compared to a return on average assets in 1995 of 1.45%, and a return on average assets of 1.42% in 1994. The return on average shareholders' equity was 10.01% in 1996, while the return on average shareholders' equity was 12.61% and 13.31% in 1995 and 1994, respectively. The return on average assets and the return on average shareholders' equity are computed based upon average assets and average equity without adjustment for the impact of unrealized securities gains or losses. During 1996, average assets totalled $127,226,000, an increase of $7,089,000 or 5.9% from the 1995 average asset total of $120,137,000.
                                      6

     Net income may be analyzed by reviewing seven major elements: interest income, which consists primarily of income earned on loans and investments; interest expense, which consists of interest paid on deposits and borrowed funds; the provision for loan losses, which represents amounts set aside in the allowance for loan losses to provide reserves for losses on loans; other noninterest operating income, which is made up primarily of safe deposit rentals, income from fees and commissions and service charges; gains or losses on the sales of securities; noninterest expenses, which consist primarily of salaries, expenses of premises and equipment and of other operating expenses; and income taxes. These elements are reviewed in greater detail below.


NET INTEREST INCOME


     Net interest income, the Corporation's primary source of revenue, represents the difference between interest income and interest expense. Interest income is generated by loans, investment securities, interest earning balances in financial institutions and federal funds sold while interest expense reflects payments to depositors and interest on short-term borrowings. Interest income for the years 1996, 1995 and 1994 was $9,531,740, $9,237,820, and $7,943,513, respectively, while interest expense amounted to $4,098,155, $3,994,400, and $3,229,642, respectively, for the same periods.

     Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities. The following discussion and analysis of the Corporation's net interest income is based primarily on Table 1, "Average Balances, Effective Interest Differential and Interest Yields" and Table 2, "Rate/Volume Analysis of Changes in Net Interest Income". Net interest income as presented in Table 1 and in Table 2 is adjusted to a tax-equivalent basis. This adjustment facilitates performance comparison between taxable and tax-exempt assets by increasing tax-exempt income by an amount equivalent to the Federal income taxes which would have been paid if this income were taxable at the Corporation's 34% Federal statutory rate.

     As noted in Table 1, net interest income in 1996 on a tax equivalent basis increased approximately $302,000 or 5.6% above that of 1995, while net interest income in 1995 had increased approximately $524,000 or 10.7% above that of 1994. The increase in net interest income in 1996 was primarily the result of an increase in the volume of interest earning assets. As noted in Table 1, average total earning assets increased $5,661,000 from 1995 to 1996. As noted in Table 2, the increase in the volume of earning assets taken in isolation, resulted in an increase in gross interest income on a tax equivalent basis of $550,000.

     In addition to the positive impact on net interest income in 1996 of the increase in the Corporation's total earning assets, the Corporation's net interest margin also increased by two basis points from 4.81% to 4.83%. The relatively immaterial change in net interest margin was partially a result of relatively stable interest rates during 1996 resulting from controlled economic growth and a low inflation rate. The relative stability in interest rates is reflected in the cost of interest bearing liabilities which declined only nine basis points overall and remained unchanged for time deposits. Although yields on different classes of interest earning assets did change, the total yield on all interest earning assets declined only six basis points.

     During 1996, the yield on the Corporation's taxable securities increased 43 basis points from 6.15% to 6.58%. In early 1996 in anticipation of relatively stable interest rates and in consideration of its well balanced rate sensitivity position, the Corporation converted some of its variable rate securities to fixed rate investments bearing higher yields. As a result, the yield on the Corporation's taxable securities portfolio was increased. Furthermore, in consideration of the Corporation's Federal income tax alternative minimum tax position, additional tax-exempt securities were purchased. The newly acquired securities bear rates lower than yields on previously owned tax-exempt securities which caused an overall decline on the tax-exempt portfolio yield. The yield on the Corporation's loan portfolio also declined 34 basis points in 1996 from 9.76% to 9.42%. Many of the Corporation's loan products have variable interest rates which reprice immediately upon a change in the Prime Rate. Throughout much of 1996, the Prime Rate was 25 basis points below the rate in effect throughout most of 1995. The cumulative effect of the rate changes of each of the Corporation's classes of assets and liabilities resulted in the Corporation's net interest margin on a tax equivalent basis increasing from 4.81% in 1995 to 4.83% for 1996. The Corporation's net interest margin for 1994 was 4.45%.

     The Corporation actively monitors interest rate risk through the use of a simulation model which calculates the impact on earnings of changes in yields earned and rates paid based upon economic forecasts of rate changes as well as the maturity and repricing characteristics of the Corporation's interest sensitive assets and liabilities. The Corporation evaluates the impact on earnings of rate changes projected as most likely, as well as projected extremes of rate changes in rising and declining rate scenarios. Currently, economists have differing opinions regarding rate projections for 1997, however, many economic indicators suggest rates may remain relatively level through much of the coming year.

     The simulation model is also utilized to calculate the Corporation's interest sensitivity gap. Because projecting interest rate movements is not an exact science, the Corporation attempts to maintain its rate sensitivity gap within ranges specified by policy. Although the Corporation may shift its assets and/or liabilities to become slightly more or less asset sensitive or liability sensitive, Management attempts to keep the interest rate gap relatively near 1.00 at all times. This enables the Corporation to minimize the risk inherent in unexpected, significant changes in rates. This also enables the Corporation to reposition its interest rate gap without the potential impact of relying heavily on projections of interest rate movements which may not occur. Currently, the Corporation's rate sensitive liabilities exceed rate sensitive assets. Based upon projections of level interest rates, the Corporation will attempt to increase its rate sensitive assets in 1997. The Corporation also actively monitors and reprices its deposits in an effort to maintain an appropriate net interest margin.

     Table 2 analyzes changes in interest income by applying either volume or rate changes to interest sensitive assets and liabilities. Referring to the Table, taxable equivalent loan income decreased $128,000 or 2.1% in 1996, while 1995 loan earnings had increased $548,000 or 10.0% from the prior year. Average volume increased loan income by $82,000 in 1996 while rate declines caused a decrease in loan income in the amount of $210,000. Yields on loans declined 34 basis points in 1996 as compared to an increase of 91 basis points in 1995. As noted above, the Corporation has structured many of its loans with variable interest rates which reprice as interest rates change. In so doing, the Corporation is better able to react to changes in rates which may increase interest expense. In this manner, the Corporation is able to reduce interest rate risk and is more effectively able to maintain a favorable interest spread in a changing rate environment. As noted on Table 12, at year-end 1996 approximately $49,341,000 of the loan portfolio is capable of repricing within one year.

     Securities income on a tax equivalent basis increased $832,000 or 27.9% in 1996 from the previous year while 1995 earnings increased $526,000 from 1994. In 1996, change in volume increased securities income $757,000 while rate changes increased investment earnings by $75,000. As noted above, yields on taxable securities increased 43 basis points in 1996 due primarily to the conversion of variable rate securities to fixed rate securities. This followed a 124 basis point increase in the yield on taxable securities in 1995 which resulted primarily from the upward repricing of the Corporation's variable rate securities which accompanied a general increase in rates throughout the nation. Taxable equivalent yields on tax-exempt securities decreased 126 basis points in 1996 after a 14 basis point decrease in 1995.
As noted above, due to the Corporation's tax position, Management acquired additional fixed rate tax-exempt investments. Because many of the tax-exempt securities previously held by the Corporation were acquired when rates were higher, the newly acquired securities did not bear rates as high as those previously held resulting in an overall decline in the yield on tax-exempt securities.

     Interest income from federal funds sold decreased $109,000 or 65.7% in 1996 while such income in 1995 had increased $75,000 or 82.4% from 1994. In 1996, the average balance decreased by $1,818,000 as the Corporation invested liquid funds previously held in the forms of federal funds sold and interest earning balances with the Federal Home Loan Bank in higher yielding securities and loans. The change in the volume of federal funds sold resulted in a decline in the income of $106,000 while rate declines on federal funds caused earnings to decrease $3,000 from the prior year. Average interest earning balances with the Federal Home Loan Bank were $589,000 during 1996, a decrease of $3,102,000 from 1995. The decrease in volume caused interest income from the Federal Home Loan Bank to decline $183,000, while a decrease in rates on such deposits resulted in a decrease in earnings of $6,000. Although the decline in liquid funds negatively impacted the Corporation's liquidity


TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

INCOME AND RATES ON A TAX EQUIVALENT BASIS
FOR YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(In Thousands)



                                        1996                     1995
                               -----------------------  ---------------------
                               Average          Yield/  Average         Yield/
                               Balance Interest  Rate   Balance Interest Rate
                               -----------------------  ----------------------
ASSETS

  Securities:
    Taxable                    $44,565  $2,933  6.58%   $38,368  $2,358  6.15%
    Tax-Exempt                   9,462     885  9.35%     5,918     628 10.61%
  Interest Earning Balances        589      29  4.84%     3,691     218  5.91%
  Federal Funds Sold             1,022      57  5.54%     2,840     166  5.85%
  Loans, Net                    62,779   5,916  9.42%    61,939   6,044  9.76%
                               ----------------------   ----------------------
  Total Earning Assets         118,417   9,820  8.29%   112,756   9,414  8.35%
                                        -------------            -------------
  Allowance for Loan Losses     (1,282)                  (1,392)
  Nonearning Assets             10,091                    8,773
                              --------                 --------
  Total Assets                $127,226                 $120,137
                              ========                 ========

LIABILITIES AND SHAREHOLDERS' EQUITY

  Deposits:
    NOW, MMDA & Savings        $ 39,625 $  960  2.42%  $ 38,843  $1,043  2.69%
    Time                         56,834  3,103  5.46%    53,936   2,945  5.46%
  Repurchase Agreements and
    Short-term Borrowings           846     35  4.77%       104       6  5.88%
                                ---------------------   ----------------------
  Total interest bearing
    liabilities                  97,305  4,098  4.21%    92,883   3,994  4.30%
                                        -------------            -------------
Demand Deposits                  13,625                  12,454
Other Liabilities                 1,074                   1,004
                                -------                 -------
  Total Liabilities             112,004                 106,341

Shareholders' Equity             15,222                  13,796
                               --------                --------
  Total Liabilities and
    Shareholders' Equity       $127,226                $120,137
                               ========                ========
Net Interest Income                     $5,722                   $5,420
                                       ========                 ========

Net Yield on Interest Earning
     Assets:
     Total Yield on Earning Assets       8.29%                    8.35%
     Rate on Supporting Liabilities      4.21%                    4.30%
     Net Interest Margin                 4.83%                    4.81%



                                        1994
                               -----------------------
                               Average          Yield/
                               Balance Interest  Rate
                               -----------------------


ASSETS


  Securities:
    Taxable                    $38,278  $1,880  4.91%
    Tax-Exempt                   5,396     580 10.75%
  Interest Earning Balances      2,079      78  3.75%
  Federal Funds Sold             2,132      91  4.26%
  Loans, Net                    62,128   5,496  8.85%
                               -----------------------
  Total Earning Assets         110,013   8,125  7.39%
                                        -------------
  Allowance for Loan Losses     (1,831)
  Nonearning Assets              8,897
                              --------
  Total Assets                $117,079
                              ========

LIABILITIES AND SHAREHOLDERS' EQUITY

  Deposits:
    NOW, MMDA & Savings        $ 41,831 $  982  2.35%
    Time                         49,702  2,241  4.51%
  Repurchase Agreements and
    Short-term Borrowings            88      6  7.33%
                                ----------------------
  Total interest bearing
    liabilities                 $91,621  3,229  3.52%
                                        --------------
Demand Deposits                  12,256
Other Liabilities                   683
                                -------
  Total Liabilities             104,560

Shareholders' Equity             12,519
                               --------
  Total Liabilities and
    Shareholders' Equity       $117,079
                               ========
Net Interest Income                     $4,896
                                       ========

Net Yield on Interest Earning
     Assets:
     Total Yield on Earning Assets       7.39%
     Rate on Supporting Liabilities      3.52%
     Net Interest Margin                 4.45%



Interest and average interest rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans. Loan fees, which are immaterial in amount, have been excluded from interest income in the calculations of interest income and yields on loans.

position, the Corporation has access to liquidity through lines of credit with correspondent banks and the Federal Home Loan Bank of Pittsburgh as well as borrowing capability with the Federal Reserve Bank of Philadelphia.

     Expense relating to interest-bearing deposits increased by $104,000 or 2.6% in 1996 while in 1995 such expense increased by $765,000 or 23.7% from the prior year. The increase in expense on deposits was caused primarily by the general increase in average deposit volume during 1996, while the increase in 1995 was caused primarily by the general increase in interest rates during 1994 and the early part of 1995. As noted in Table 2, volume increase during 1996 caused interest expense on deposits to increase $179,000, while a decrease in rates resulted in decreased interest expense on deposits of $104,000. Rates paid on interest-bearing liabilities decreased nine basis points in 1996 after an increase of 78 basis points in 1995. Short-term borrowings expense, consisting of interest on temporary purchases of funds from the Federal Reserve Bank and the Federal Home Loan Bank together with interest paid on securities sold under agreements to repurchase and other interest expense totalled approximately $35,000 in 1996, compared to $6,000 for 1995.

     In summary, net interest income on a taxable equivalent basis increased $302,000 from 1995 to 1996. As shown on Table 2, the improvement in net interest income was the result of an increase in net asset volume which caused an increase in earnings from 1995 to 1996 of $334,000. Interest rate changes caused a decline in net interest income from 1995 to 1996 in the amount of $32,000. In 1995, the increase in net interest income of $524,000 from the 1994 level was the result of an increase in the Corporation's net interest margin which resulted from the increases in rates during 1995. Changes in interest rates resulted in an increase in net interest income of $512,000 an increase in volume in 1995 caused an increase in net interest income of $12,000.



TABLE 2:  RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME


Taxable Equivalent Basis                 1996 Compared to 1995
(In Thousands)                    Increase (Decrease) in Income/Expense
                                            Due to Change In:

                                         Volume     Rate    Total

Interest Earning Assets:
Securities:
  Taxable                               $  381   $  194    $  575
  Tax-Exempt                               376     (119)      257
Depository Institutions                   (183)      (6)     (189)
Federal Funds Sold                        (106)      (3)     (109)
Loans, Net                                  82     (210)     (128)
                                         -----    -----     -----
Total Interest Earning Assets              550     (144)      406
                                         -----    -----     -----
Interest Bearing Sources of Funds:
Interest Bearing Deposits:
  NOW, MMDA & Savings                       21     (104)      (83)
  Time                                     158        0       158
Short-term Borrowings                       37       (8)       29
                                         -----    -----     -----
Total Interest Bearing
  Sources of Funds                         216     (112)      104
                                         -----    -----     -----

Change in Net Interest Income           $  334   $  (32)   $  302
                                         =====    =====     =====


Taxable Equivalent Basis                 1995 Compared to 1994
(In Thousands)                    Increase (Decrease) in Income/Expense
                                            Due to Change In:
                                         Volume     Rate    Total

Interest Earning Assets:
Securities:
  Taxable                               $    4   $  474    $  478
  Tax-Exempt                                56       (8)       48
Depository Institutions                     61       79       140
Federal Funds Sold                          30       45        75
Loans, Net                                 (17)     565       548
                                         -----    -----     -----
Total Interest Earning Assets              134    1,155     1,289
                                         -----    -----     -----
Interest Bearing Sources of Funds:
Interest Bearing Deposits:
  NOW, MMDA & Savings                      (70)     131        61
  Time                                     191      513       704
Short-term Borrowings                        1       (1)        0
                                         -----    -----     -----
Total Interest Bearing
  Sources of Funds                         122      643       765
                                         -----    -----     -----
Change in Net Interest Income           $   12   $  512    $  524
                                         =====    =====     =====



     The analysis of year-to-year changes in net interest income is segregated into amounts attributable to both volume and rate variances. In calculating the variances, the changes are first segregated into (1) changes in volume (change in volume times old rate), (2) changes in rate (change in rate times old volume) and (3) changes in rate/volume (change in rate times the change in volume). The latter change in rate/volume has been allocated 100% to the change in rate variance.

NONINTEREST INCOME/NONINTEREST EXPENSE

     Noninterest income exclusive of net securities gains amounted to $533,000 in 1996, an increase of $57,000 from $476,000 in 1995. This change was due to an increase in income from service charges on deposit accounts of $77,000. There were net gains on sales of securities of $5,000 in 1996 compared to no gains on sales of securities in 1995 or 1994. Noninterest income in 1994 was $457,000.

     A summary of the major components of noninterest operating expense for the years ended December 31, 1996, 1995 and 1994 is contained in the Consolidated Statements of Income. Noninterest expense in 1996 increased $382,000 from 1995. The major elements contributing to the increase were expense of salaries and employee benefits, occupancy and equipment expense, data processing and shares tax. The most significant decreases in noninterest expense were in FDIC insurance expense, legal and professional fees and the cost of supplies, stationery and printing.

     Salaries and employee benefit costs increased $456,000 from 1995 to 1996. On December 9, 1996, the Corporation, the Bank and James B. Bexley entered into an Agreement, the effect of which was to provide the terms of Mr. Bexley's retirement from the Corporation and the Bank as President and Chief Executive Officer as well as Mr. Bexley's resignation from the Board of Directors of each of the Corporation and the Bank. Pursuant to the terms of the Agreement, the Corporation and the Bank agreed to pay Mr. Bexley $278,654, with applicable taxes withheld, in two separate payments. The first payment of $135,000, less applicable deductions, was paid in December, 1996; the second payment of $143,654, less applicable deductions, was paid in January, 1997. Salary and employee benefits expense includes the accrued liability for all payments made to Mr. Bexley pursuant to this Agreement. The amount of this payment represents a non-recurring expense. It is not expected that payments, pursuant to this Agreement, will adversely impact liquidity, capital resources or results of operations during 1997. In addition to the cash amounts paid to Mr. Bexley, the Corporation agreed to provide certain health and life insurance benefits to Mr. Bexley through February 14, 1999. The present value of the cost of such benefits in the amount of $14,525 was also accrued and charged to expense during 1996. It is presently anticipated that such benefits will not adversely impact future income in a material amount. The increase in expense of salaries and employee benefits was also attributable in part to salaries and benefits of additional employees hired for the Corporation's new Altoona/Hollidaysburg Branch which was opened in November 1995. Salary and benefit expense for the new office increased $108,079 from the previous year.

     Occupancy and equipment expense increased approximately $58,000 primarily due to expenses associated with the new branch, the most significant portion of which was an increase in depreciation of fixed assets for the Branch in the amount of approximately $23,000. Data processing expense increased approximately $29,000. The increase was due in part to increased transaction volume originated by several new large volume customers. During 1995, shares tax expense was reduced by Neighborhood Assistance Tax Credits which had been obtained through certain contributions made by the Corporation. During 1996, the Bank's Pennsylvania Shares Tax expense increased approximately $32,000 to a more typical level.

     The Corporation's noninterest expense was lessened by the reduction of FDIC insurance rates midway through 1995. Because the reduced rate was in effect during the entire year of 1996, FDIC insurance premiums declined further by approximately $115,000 from the 1995 amount. The cost of supplies, stationery and printing declined approximately $45,000 in 1996 from the 1995 level. In 1995, such expense was increased as a result of the change of the Bank name which necessitated reprinting many of the Corporation's paper supplies. As a result, the volume of supplies purchased in 1996 declined with a corresponding decrease in costs.

     Noninterest expense in 1995 increased $227,000 from 1994. The primary factors in the increase were a rise in the cost of salaries and employee benefits of $258,000 and increase in depreciation expense of $30,000 and charitable contributions of $67,000. A decrease in FDIC insurance premiums in the amount of $153,000 from the 1994 level contributed to offset the increase.

SECURITIES


     The Corporation's securities portfolio is utilized to improve earnings through investments of funds in highly rated debt securities which also provide necessary balance sheet liquidity for the Corporation. The Corporation's intent is generally to hold debt securities to maturity, however, the Corporation has designated its securities portfolio as available-for-sale as unforeseen changes in the Corporation's interest rate risk and liquidity positions may from time to time require sales of securities. During December 1995 the Corporation was provided the opportunity to reclassify its securities between the previously allocated held-to-maturity and available-for-sale portfolios. At that time, the entire investment portfolio was reclassified as available-for-sale. The reclassification provides the Corporation with more flexibility in liquidating securities for interest rate risk management and for liquidity purposes. Furthermore, a portion of the Corporation's investment portfolio consists of securities, such as U.S. Government Agency and other mortgage-backed securities, on which a portion of the principal amount is repaid each month. Payments on these securities together with proceeds of maturing or called investments provide additional sources of liquidity.

     At December 31, 1995, the market value of the investment portfolio had increased to a level at which unrealized gains exceeded unrealized losses in the amount of $390,717. Prior to 1995, the Bank had positioned itself for anticipated rate increases through the purchase of additional variable rate investments. At the beginning of 1995, approximately 61.0% of the Corporation's investment portfolio consisted of variable rate securities. During the first half of 1995, interest rates increased throughout the nation and, as a result, yields on the Corporation's variable rate securities rose as each repriced. Accordingly, the market values of such securities increased. As rates throughout the nation began to stabilize and decline in the later part of 1995, the market value of the Corporation's fixed rate securities began to increase and, because of repricing characteristics of the variable rate securities, the market value of the Corporation's variable rate investments remained near the higher levels which had been attained. As a result, at December 31, 1995, the Corporation's investment portfolio contained net unrealized gains of $390,717.

     During the first quarter of 1996, in anticipation of declining interest rates, the Corporation's investment strategy was to liquidate some of its variable rate investments, especially those which were tied to indexes which reacted more dramatically to declines in interest rates, and to reinvest in fixed rate securities. Although the Federal Reserve Discount Rate declined 25 basis points in February of 1996 and remained at that level throughout 1996, because economic indicators and the inflation rate did not clearly indicate if a rate decrease or a rate increase was necessary in order to keep the economy from slowing too dramatically and to keep inflation under control, bond rates gradually increased through much of 1996. As a result, the market value of the Corporation's investment portfolio declined. At December 31, 1996, unrealized losses on the Corporation's available-for-sale securities exceeded unrealized gains by $758,333. The Corporation's investment portfolio is utilized in part to manage interest rate risk and to provide liquidity. As a necessary element of such utilization, the Corporation continually strives to limit net unrealized losses within the portfolio, however, unrealized losses may sometimes exist.

     Although the Corporation's investment portfolio contains mortgage backed securities, the portfolio does not contain any collateralized mortgage obligations (CMO's) and contains only one real estate mortgage investment conduit (REMIC) with a carrying value of $541,359 at December 31, 1996. The certificates of the REMIC owned by the Corporation, however, are mortgage pass-through certificates which, based upon the current interest rate and interest cap, is considered non high-risk. The Corporation also has one Federal Home Loan Mortgage Corporation step-up bond in the par amount of $1,000,000 with a market value of $995,000 at December 31, 1996. Although step-up bonds are included among securities known as structured notes (derivatives) which have risk elements which are not present in other investments, step-up bonds are recognized as not especially risky. Management purchased the step-up with an understanding of the market, liquidity and cash flow characteristics of the bond and the risks inherent in such bonds.

     Table 3 provides a history of the carrying value of securities at December 31 for each of the past three years. As noted, the net unrealized loss at December 31, 1996, was $758,334 while the net unrealized gain on securities at year-end 1995 was $390,717, as outlined in Note 5 to the Consolidated Financial Statements.


TABLE 3:  CARRYING VALUES OF SECURITIES

                                     Securities Available-for-Sale
                                    -------------------------------
(In Thousands)                          Years ended December 31,
                                    -------------------------------
                                       1996      1995       1994
                                    --------  --------   ----------

U. S. Treasury Securities           $     0   $  2,009   $  1,980
Non-mortgage-backed
  obligations of U.S.
  Government Agencies                26,745     13,741     26,288
Mortgage-backed
  obligations of U.S.
  Government Agencies                12,270     25,259        899
Obligations of State
  & Political Subdivisions            9,870      6,963          0
Mortgage-Backed                       2,011      2,270      2,574
Asset-Backed                              0        156          0
Stock                                   549        601          0
                                    -------    -------    -------
Total                              $ 51,445   $ 50,999   $ 31,741
                                   ========   ========   ========



                                     Securities Held-to-Maturity
                                   --------------------------------
(In Thousands)                        Years ended December 31,
                                   --------------------------------
                                      1996       1995       1994
                                   ---------   --------  ----------

U. S. Treasury Securities          $     0      $     0      $     0
Non-mortgage-backed
  obligations of U.S.
  Government Agencies                     0           0            0
Mortgage-backed
  obligations of U.S.
  Government Agencies                     0           0        2,781
Obligations of State
  & Political Subdivisions                0           0        5,313
Mortgage-Backed                           0           0            0
Asset-Backed                              0           0          424
Stock                                     0           0           85
                                   --------     -------      -------
Total                              $      0     $     0      $ 8,603
                                   ========     =======      =======



LOANS AND COMMITMENTS


     At December 31, 1996, loans net of unearned income totalled approximately $67,173,000, a $5,572,000 or 9.1% increase from December 31, 1995. At
December 31, 1995, such loans totalled $61,601,000 and at December 31, 1994, loans net of unearned income totalled approximately $60,845,000. At December 31, 1996, loans net of unearned income represented 56.6% of earning assets as compared to 52.6% at December 31, 1995. Although the balance of the loan portfolio at December 31, 1996, exceeded the December 31, 1995, balance by $5,572,000, the average balance increased only $840,000 in 1996.

     The Corporation's loan volume has not increased significantly in recent years prior to 1996 due to efforts made to improve credit quality within the portfolio. The Corporation has improved its lending underwriting standards to reduce the potential for loan losses. Procedures are in place under which the Corporation conducts a thorough review of the operations of commercial loan applicants including analyses of balance sheets, income statements and cash flows of the applicant. In addition to reviews conducted by a credit analyst and the applicant's loan officer, prior to approval of loans in excess of specific dollar limits financial data are evaluated by loan review committees consisting of the Bank's loan officers and/or members of the Board of Directors. Furthermore, detailed appraisals of collateral offered to secure loans which are approved are generally required. These enhancements have resulted in increased asset quality but also contributed to a decline in loans. Improvements in the Corporation's credit underwriting standards especially impacted the amount of mobile home loans contained within the portfolio which declined in excess of $1,500,000 in 1996.

     As noted in Table 7 following, nonperforming loans declined steadily from 1992 through 1994. Nonperforming loans were reduced during 1994 by 35.2% from the level at December 31, 1993, however, during 1995 nonperforming loans increased $1,223,000. Of such increase, $1,093,000 was attributable to loans to related entities of one individual. During 1996, liquidation of the collateral which secured such related loan was nearly completed and at December 31, 1996, only $26,000 remained outstanding and on nonaccrual status. Other loans on nonaccrual status were also reduced during 1996 with a resultant total decline in nonperforming loans of $1,260,000. At December 31, 1996, nonperforming loans were $584,000, the lowest year-end total in the most recent five-year period.

     The loan portfolio is diversified primarily among consumer and mortgage loans to individuals, agricultural loans and loans to small and medium-sized businesses located primarily within the Corporation's market area of Bedford County and Blair County with extensions into the western portion of Fulton County and the southern portion of Huntingdon County. As noted in Table 4, loans to consumers totalled $18,051,000, $17,924,000 and $18,045,000 at December 31, 1996, 1995
and 1994, respectively. Such loans consist primarily of installment loans extended for personal, family and household purposes, but also include student loans and personal revolving lines of credit. The Corporation also makes real estate secured loans to individuals for the acquisition or construction of personal residences or for remodeling or other personal expenditures. Loans to consumers are generally secured by tangible personal property and real estate and, in order to protect itself from declining asset values, the Corporation generally will lend no more than 80% of the market value of the collateral pledged or will require the purchase of private mortgage insurance. Unsecured loans are made to borrowers who are able to provide financial statements which, upon review by the Corporation, demonstrate a substantial net worth of the borrower. Such borrowers must also have an established earnings record which indicates the ability to repay and must have a favorable credit history.

     As reflected in Table 5 below, net charge-offs on residential mortgages for the years 1992 through 1996 averaged approximately $11,000 per year. Residential real estate values have been steadily increasing in the Corporation's market area. The values of the real estate securing such loans are expected to continue to rise slowly and losses are expected to remain low. Net charge-offs on consumer loans have averaged $101,000 per year over the last five years. Of such amount, approximately $83,000 or 82.2% have been attributable to mobile home loans originated in part through the involvement of a third party servicer. Many of such loans were granted with more lenient credit standards and with more lenient collateral loan to value ratios than were required on direct consumer loans. As alluded to above, the Corporation has redefined its underwriting standards with respect to this type of loan, however, the full impact of the change in standards will not be realized for several years. Net charge-offs of consumer loans as a percentage of average consumer loans for 1994 through 1996 have totalled .89%.

     The Corporation also originates loans for commercial and agricultural purposes. While the Corporation maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular business sector, there are several industries in which limited concentrations of commercial credit exist. These are the agricultural industry, timber and lumber industry, automobile dealership industry and motel/hotel/restaurant industry. At December 31, 1996, loans to these industries as a percent of total loans were approximately 3.78%, 4.91%, 5.88% and 7.48%. Loans to these groups were approximately 4.50%, 4.28%, 6.00% and 3.98% of total loans, respectively, at December 31, 1995. It is the Corporation's policy to limit concentrations of credit to any one industry to less than 55% of capital and to monitor concentrations in excess of 25% of capital. At December 31, 1996, no concentration of credit exceeded 25% of total equity capital. By limiting concentrations of credit within any one industry, the risk of loss due to economic changes which may negatively impact a specific industry is likewise limited. Additionally, most commercial and agricultural loans which are made by the Corporation are secured by assets which are assigned to the Corporation or are made subject to a security interest in favor of the Corporation. Mortgages secured by commercial realty are generally limited to 70% of market value. Loans secured by business personalty are also generally limited to 70% of the market value of the underlying collateral, however, if assets which secure a loan are not readily marketable or are susceptible to a rapid decline in value, the Corporation may finance a lesser percentage of the collateral's value. As in the case of consumer loans, loans which may not be fully secured are made to commercial borrowers which possess substantial net worth, have established earnings records and have favorable credit histories.

     The Corporation makes contractual commitments to extend credit and extends lines of credit which are subject to the Corporation's credit approval and monitoring procedures. Commitments to extend credit in the form of commercial lines of credit increased to $6,072,000 at December 31, 1996, from $5,516,000 at December 31, 1995. The Corporation also issues stand-by letters of credit to its commercial customers. The risk associated with stand-by letters of credit is essentially the same as the credit risk involved in other loan extensions to commercial customers. Stand-by letters of credit decreased to $246,000 at December 31, 1996, from $389,000 at December 31, 1995.
Commitments to extend credit to consumers secured by residential real estate increased to $1,578,000 at December 31, 1996, from $1,351,000 at December 31, 1995. Unsecured consumer credit lines increased to $685,000 at December 31, 1996, from $466,000 at December 31, 1995.

Distribution of the loan portfolio of the Corporation according to major loan classification is shown in Table 4.



TABLE 4:  LOAN PORTFOLIO

                                              Years ended December 31,
                                          -------------------------------
(In Thousands)                              1996       1995        1994
                                          --------   --------   ---------
Residential mortgage                      $ 19,534   $ 20,102   $ 21,537
Commercial mortgage                         19,584     17,428     14,578
Consumer                                    18,051     17,924     18,045
Commercial and agricultural                 12,935      9,957     11,542

  Total Loans                               70,104     65,411     65,702
Less: Unearned Income                       (2,931)    (3,810)    (4,857)
      Allowance for loan losses               (957)    (1,333)    (1,494)
                                           -------    -------    -------
Net Loans                                 $ 66,216   $ 60,268   $ 59,351
                                          ========   ========   ========



ALLOWANCE FOR LOAN LOSSES

     The loan loss provision is an expense charged to earnings in anticipation of estimated losses attributable to loans based upon the adequacy of the allowance for loan losses to provide for such losses. The adequacy of the allowance for loan losses is based upon various factors which include Management's assessment of local and national economic conditions, historical losses, off balance sheet risk and an analysis of loans, including specific evaluations of the financial status, cash flow and adequacy of collateral of borrowers with indebtedness to the Corporation in excess of specific dollar amounts and of loans classified as nonperforming. The Corporation uses a specific identification method for materially large loans or when changes in a borrower's financial status, cash flows or collateral values indicate a potential loss. In these instances, the Corporation specifically allocates amounts within the allowance to provide for potential losses. On loans which fall outside the parameters of specific identification, the Corporation allocates amounts within the allowance for specific categories of loans based upon percentages derived from historical loss data for each category and upon the total dollar amount of loans within each category.

Because the methodology used by the Corporation in determining the adequacy of the allowance includes specific identification of potential losses for each borrower with significant levels of indebtedness to the Corporation and for loans classified as nonperforming, fluctuations in the levels of nonperforming loans and/or the ratio of the allowance for loan losses to nonperforming loans do not relate directly to the adequacy of the allowance. While Management uses available information to make evaluations of the adequacy of the allowance, future adjustments may be necessary if conditions differ substantially from the assumptions used in making the evaluation. While Management believes it has identified and provided for losses and that the allowance for loan losses is adequate, Management cannot assure that further adjustments may not be necessary.

     Management, through its ongoing analysis of the adequacy of the allowance for loan losses, determined the level of the allowance in 1994 was more than adequate. During an examination of the Bank conducted in August of 1994, the Office of the Comptroller of the Currency reviewed Management's analysis and was in substantial agreement with the methodology used by the Bank. As a result, a negative provision in the amount of $300,000 was recorded to the allowance in 1994. As a result of subsequent analyses of the adequacy of the allowance conducted during 1995 and 1996, it was determined that no additional provisions were required for 1995 or 1996.

     The aggregate provisions set aside in the past five years total $2,295,000 compared to aggregate net charge-offs of $2,263,000. A summary of charge-offs and recoveries on loans is presented in Table 5. The ratio of net charge-offs to average outstanding loans increased to .61% in 1996 from .27% in 1995 and .26% in 1994.

     The allocation of the allowance for loan losses among the major classifications is shown in Table 6 as of December 31 of each of the past five years. The allowance for loan losses at December 31, 1996, was approximately $957,000 or 1.42% of loans net of unearned income as compared to $1,333,000 or 2.16% at December 31, 1995, and $1,494,000 or 2.46% at December 31, 1994.


TABLE 5:  ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES


                                                 Years ended December 31,
                                             -------------------------------
(In Thousands)                                  1996        1995      1994
                                             --------    --------    -------

Allowance for loan losses at January 1       $  1,333    $  1,494  $  1,953

Loans charged off:
  Commercial and agricultural                     328          15        38
  Real estate-residential mortgage                 13           0        23
  Consumer                                        149         180       155

Total loans charged off                           490         195       216

Recoveries on loans previously charged off:
  Commercial and agricultural                      76          27        51
  Real estate-residential mortgage                 23           0         0
  Consumer                                         15           7         6

Total Recoveries                                  114          34        57

Net Charge-offs                                   376         161       159
Provision for loan losses                           0           0      (300)

Allowance for loan losses at December 31     $    957    $  1,333  $  1,494


Net charge-offs to average loans                 .61%       0.27%     0.26%

Provision to average loans                      0.00%       0.00%       *

Allowance to period-end loans                   1.42%       2.16%     2.46%

Allowance as multiple of
  net charge-offs                                2.54x      8.28x     9.40x

Allowance as multiple of
  nonperforming loans                            1.64x       .72x     2.41x



                                             Years ended December 31,
                                             ------------------------
(In Thousands)                                   1993        1992
                                              ---------   ----------

Allowance for loan losses at January 1        $  2,239    $    925

Loans charged off:
  Commercial and agricultural                      500       1,201
  Real estate-residential mortgage                   0          48
  Consumer                                          18          65
Total loans charged off                            518       1,314

Recoveries on loans previously charged off:
  Commercial and agricultural                       86         142
  Real estate-residential mortgage                   0           4
  Consumer                                          21          12
Total Recoveries                                   107         158

Net Charge-offs                                    411       1,156
Provision for loan losses                          125       2,470

Allowance for loan losses at December 31      $  1,953    $  2,239


Net charge-offs to average loans                 0.60%       1.49%

Provision to average loans                       0.18%       3.18%

Allowance to period-end loans                    3.01%       3.14%

Allowance as multiple of
  net charge-offs                                4.75x       1.94x

Allowance as multiple of
  nonperforming loans                            2.04x       1.64x



* A negative provision was recorded in 1994.


TABLE 6:  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                           1996              1995             1994
                     ----------------  ----------------  ----------------
(In Thousands)                Percent           Percent           Percent
                     Amount  of Loans  Amount  of Loans  Amount  of Loans
                     ------  --------  ------  --------  ------  --------

Commercial
 and agricultural    $ 365     48%     $  826     44%    $  972     43%
Residential mortgage     0     29           2     33          3     35
Consumer               282     23         505     23        519     22
Unallocated            310                315               534
                     -----    ----     ------    ----    ------    ----
Balance at Dec. 31   $ 957    100%     $1,333    100%    $1,494    100%
                     =====    ====     ======    ====    ======    ====



                           1993              1992
                     ----------------  ----------------
(In Thousands)                Percent           Percent
                     Amount  of Loans  Amount  of Loans
                     ------  --------  ------  --------

Commercial
 and agricultural    $1,113     44%    $1,977     36%
Residential mortgage     17     25         66     32
Consumer                273     31        196     32
Unallocated             550                 0
                     ------    ----    ------    ----
Balance at Dec. 31   $1,953    100%    $2,239    100%
                     ======    ====    ======    ====


NONPERFORMING LOANS

     Nonperforming loans consist of nonaccruing loans, loans past due 90 days or more and restructured troubled debt. A loan is generally classified as nonaccrual when, because of a deterioration in the financial condition of the borrower, payment in full of principal or interest is not expected. Generally loans past due 90 days or more are transferred to nonaccrual status. Interest on nonaccrual loans is recorded when received, but only after receipt of the entire principal balance of any such loan or after the loan is returned to accrual status. Loans past due 90 days or more and still accruing interest are loans that are generally well-secured, in the process of collection and expected to be restored to a current status in the near future. Restructured loans are those loans whose terms have been modified to provide for a reduction of interest or principal payments because of borrower financial difficulties. Nonperforming loans are taken into consideration by Management when assessing the adequacy of the allowance for loan losses, however, because of the methodology used by the Corporation to evaluate the adequacy of the allowance, such loans may at times be considered in the evaluation prior to being classified as nonperforming.

     A presentation of nonperforming loans as of December 31 for each of the past five years is given in Table 7. Nonperforming loans at December 31, 1996, totalled approximately $584,000 or .45% of total assets. Included within the classification of nonperforming loans at December 31, 1996, are loans classified as impaired. A loan is considered impaired when, based upon current information and events, it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. At December 31, 1996, the Corporation's impaired loans totalled approximately $60,000 or 10% of total nonperforming loans.

     The nonperforming loan balance of $584,000 at December 31, 1996, was a $1,260,000 decrease from December 31, 1995. At December 31, 1995, nonperforming loans totalled approximately $1,844,000 or 1.48% of total assets. As noted in the discussion "Loans" above, approximately $1,067,000 of the decrease in nonperforming loans during 1996 was attributable to loans to related entities of one individual for which provision for potential losses had been previously made. Nonperforming loans at December 31, 1994, totalled approximately $621,000 or .55% of total assets.

     Table 7 reflects a restructured troubled debt total of $170,000 at December 31, 1995. The loan represented by such amount was restructured in 1993 but was on nonaccrual status from the date of restructuring until 1995. Based upon the borrowers sustained period of repayment performance and the reasonable prospect for repayment under the revised loan terms, the loan was returned to accrual status in 1995. The Corporation has not restructured any other loans during 1996. Interest income on loans would have been increased by approximately $108,000, $128,000 and $60,000 in 1996, 1995 and 1994,
respectively, if nonperforming loans, including nonperforming loans classified as impaired under SFAS 114, had performed in accordance with their original terms. Interest received and included in net income from such loans was approximately $7,000, $6,000 and $15,000 in 1996, 1995 and 1994, respectively.

     Based upon current information available and upon measures taken to maintain the allowance for loan losses at an appropriate level, Management does not believe there are any loans classified for regulatory purposes as loss, doubtful, substandard, special mention or otherwise which will result in losses which would reasonably be expected to have a material impact on future operations, liquidity or capital reserves. At December 31, 1995, there were no loans which were not included as past due, nonaccrual or restructured troubled debt, where known information about possible credit problems of borrowers causes Management to have serious doubts as to the ability of such borrowers to comply over the next six months with present loan repayment terms. Management is not aware of any other information which causes it to have serious doubts as to the ability of borrowers in general to comply with repayment terms.


TABLE 7:  NONPERFORMING LOANS


                                        Years ended December 31,
                            -----------------------------------------------
(In Thousands)                1996       1995      1994     1993      1992
                            -------    -------   -------   ------   -------

Nonaccruing Loans           $   584    $ 1,674   $   620   $  921   $ 1,260
Accrual Loans-90 days
 or more past due                 0          0         1       38       109
Restructured Troubled Debt        0        170         0        0         0

Total nonperforming loans    $  584   $  1,844   $   621   $  959  $  1,369

Nonperforming Loans as a
  percent of loans, net
  of unearned income           .87%      2.99%     1.02%    1.48%     1.92%



DEPOSITS AND OTHER FUNDING SOURCES

     The Corporation's primary source of funds is its deposits. Deposits at December 31, 1996, were approximately $105,755,000 compared to $108,796,000 at December 31, 1995, a decrease of approximately $3,041,000. The deposit class experiencing the largest decrease was time deposits of $100,000 and over which declined $3,410,000. The total of other deposits increased slightly by $369,000. Although certificates of deposit of $100,000 and over declined in 1996, such deposits are generally considered more volatile. Additionally, as noted in Table 1 above, the average volume of deposits increased by $4,851,000 during 1996. The Corporation's core deposits have continued to remain stable thereby reducing liquidity risk which may originate on the liability side of the balance sheet. The Corporation's funds management/liquidity policy also addresses the volatility of deposits of $100,000 and over in evaluating liquidity needs.

     At December 31, 1996, outstanding borrowed funds of the Corporation totalled $7,667,000 although the average amount of short-term borrowings for the year 1996 was $846,000, as noted in Table 1. Although the Corporation had no borrowed funds at December 31, 1995, or December 31, 1994, average short-term borrowings for 1995 were $104,000 as compared to $88,000 in 1994.
Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 1996, 1995 and 1994 are presented in Table 8.


TABLE 8:  DEPOSITS BY MAJOR CLASSIFICATION


(In Thousands)                                 Years ended December 31,
                                       ---------------------------------------
                                              1996                 1995
                                       ---------------------------------------

                                        Average  Average     Average  Average

                                        Balance  Rate        Balance  Rate
                                        -------  -------     ----------------

Noninterest bearing demand deposits     $ 13,625   0.00%     $ 12,454   0.00%
Interest bearing demand deposits          11,745   1.60%       10,568   2.02%
Money Market Accounts                      7,322   2.65%        7,202   2.86%
Savings                                   20,558   2.81%       21,073   2.96%
Time                                      56,834   5.46%       53,936   5.46%
                                        --------             --------
Total                                   $110,084             $105,233
                                        ========             ========


                                        ----------------
                                               1994
                                        ----------------
                                        Average  Average
                                         Balance  Rate
                                        ----------------

Noninterest bearing demand deposits     $ 12,256   0.00%
Interest bearing demand deposits          10,474   1.76%
Money Market Accounts                      8,197   2.38%
Savings                                   23,160   2.60%
Time                                      49,702   4.51%
                                        --------
Total                                   $103,789
                                        ========



CAPITAL RESOURCES

     Shareholders' equity, or capital, is evaluated in relation to total assets and the risk associated with those assets. The greater the capital resources, the more ability a corporation has to meet operating needs and absorb unforseen losses. For these reasons capital adequacy has been, and will continue to be, of paramount importance.

     During 1996, capital increased by $394,081 or 2.7% above year-end 1995. Earnings in 1996 of $1,523,704 net of dividends paid of $371,250 increased capital by $1,152,454. This increase was partially offset by a capital adjustment resulting from a decline in the market value of the Corporation's available-for-sale investment portfolio which negatively impacted capital in the amount of $758,373. Comparatively, in 1995 capital increased by $2,706,173 or 22.3% above year-end 1994. During 1995, the Corporation realized earnings in the amount of $1,739,703 of which $297,000 was paid to shareholders as dividends. In addition to the increase in retained earnings of $1,442,703, capital was increased even further by a net increase in unrealized gains in the Corporation's available-for-sale investment portfolio of $1,263,470.

     As noted above, the annual shareholder cash dividend payment in 1996 was $371,250 compared to $297,000 in 1995. The dividend payout ratio, which represents the percentage of annual net income returned to the shareholders in the form of cash dividends, was 24.3% for 1996 compared to 17.1% for 1995.
The dividend payout ratio for 1994 was 32.7%. In setting the level of dividends to be paid, the Corporation considers the need to retain earnings at a level sufficient to finance future corporate growth, the effect of dividend payments on stock prices and, if applicable, regulatory restrictions on dividend payments.

     In 1989, Federal Regulators adopted risk-based capital adequacy guidelines under which the components of capital are classified into two tiers. For the Corporation, Tier 1 capital consists of common shareholder's equity and total risk-based capital consists of Tier 1 capital plus the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets. The risk-based capital ratios are computed by dividing the components of capital by risk-weighted assets. Risk-weighted assets are determined by assigning credit risk weighing factors from 0% to 100% to various categories of assets and off balance sheet financial instruments. Required minimum levels of risk-based capital are 4.0% for Tier 1 capital and 8.0% for total capital. At December 31, 1996, the Corporation's Tier 1 risk-weighted capital ratio was 19.8% as compared to 19.1% at December 31, 1995. The Corporation's total capital ratio at December 31, 1996, was 21.0% as compared to 20.4% at
the end of the prior year.   Both risk-weighted capital ratios exceed the 1996
minimum regulatory requirements.

     All national banks must also maintain a minimum total assets leverage ratio. Each bank's Tier 1 capital must be maintained in an amount equal to at least 3.0% of adjusted total assets. The Corporation`s total assets leverage ratio at December 31, 1996, was 12.2% as compared to 11.6% at December 31, 1995.

     Management believes the Corporation's current capital is adequate to support its operations. At this time, the Corporation is not aware of any recommendations by regulatory authorities which, if implemented, will have or are reasonably likely to have a material effect on liquidity, capital resources or operations.

INCOME TAXES

     Income tax expenses for 1996, 1995 and 1994 were $347,230, $265,522 and $318,316, respectively. Although income before income taxes decreased in 1996, income tax expense during 1996 increased. The increase in income tax expense during 1996 was in part reflective of a reduction of 1995 income tax expense resulting from adjustment of a valuation allowance for deferred income taxes. Based upon the Corporation's earnings in 1995 and prior years and the reasonable expectation of continued future earnings, during 1995 the realization of the full amount of deferred tax assets, other than the Alternative Minimum Tax Credit carryforwards, was deemed more likely than not. Consequently, the valuation allowance was eliminated, except for an amount equal to the Alternative Minimum Tax Credit carryforwards, which resulted in a reduction of book income tax expense in 1995 in the amount of $289,511.

LIQUIDITY

     Liquidity is a measure of the Corporation's ability to raise sufficient funds to meet deposit withdrawals, fund loan growth and meet other operational needs. As noted above, after a reallocation of the Corporation's investment portfolio in December 1995, the Corporation's entire investment portfolio has been deemed available-for-sale. This treatment enables the Corporation to utilize its entire investment portfolio as an additional source of liquidity. Although the Corporation's securities are generally purchased with the intention of holding them until maturity, by holding the investments as available-for-sale the Corporation's liquidity position is improved. In addition, a portion of the Corporation's investment portfolio consists of securities, such as U.S. Government Agency and other mortgage-backed securities, on which a portion of the principal amount is repaid each month. Payments on these securities, together with payments on loans and overnight investments in federal funds sold and interest bearing deposits with the Federal Home Loan Bank provide additional sources of liquidity.

     Historically, the overall liquidity of the Corporation has been enhanced by a relatively stable base of core deposits which has existed even in periods of changing interest rates. At December 31, 1996, deposits exclusive of time deposits of $100,000 and over, increased $368,000 from the balance at December 31, 1995 and the average balance of these deposits increased approximately $4,030,000 from 1995 to 1996. Furthermore, there are no known trends or any known demands, commitments, events or uncertainties that will result in, or are reasonably likely to result in, liquidity increasing or decreasing in any material way.

     The Consolidated Statements of Cash Flow for the most recent three years ended December 31, demonstrate the fluctuations in the deposit base of the Corporation. Deposit accounts, exclusive of certificates of deposit, have decreased approximately $6,443,000 since 1994. Although certificates of deposit decreased during 1994 in the amount of $3,853,000, during 1995 certificates of deposit increased $9,424,000. During 1996, certificates of deposit declined approximately $1,963,000. Total deposits for the years 1994 through 1996 decreased by approximately $2,835,000. In addition to its other sources of funds, the Corporation can meet liquidity needs through the Federal Reserve Bank and through a line of credit with the Federal Home Loan Bank of Pittsburgh. The Bank also maintains federal funds lines of credit with two correspondent banks.

     The maturity distribution and weighted average yields of securities are presented in Table 9. Yields are based upon rates at December 31, 1996, although certain investments have variable rate features. Variable rate investments are reported based upon maturity date and not repricing frequency. Additionally, the maturity distribution of securities presented in Table 9 is based upon contractual maturities, however, as noted above, a portion of the portfolio consists of U.S. Government Agency and other mortgage-backed securities on which principal payments are received monthly. Prepayments may cause the average maturity of such securities to be shorter than the contractual maturity. The maturity distribution and repricing characteristics of the Corporation's loan portfolio are shown in Table 10. The maturity distribution of time deposits of $100,000 or more is shown in Table 11.


TABLE 9:  MATURITY DISTRIBUTION OF SECURITIES AVAILABLE-FOR-SALE AND YIELD



(In Thousands)                               December 31, 1996
                                  ------------------------------------
                                              After One    After Five
                                  One Year     Year to      Years to
                                   or Less    Five Years    Ten Years
                                  --------    ----------    ---------

U.S. Government agencies                0           995      25,279
Mortgage-backed
U.S. Government agencies                0         1,346         994
State & political subdivisions          0           181           0
Other mortgage-backed securities        0             0           0
Stock                                   0             0           0
                                 --------     ---------   ---------
Total Securities                 $      0     $   2,522   $  26,273
                                 ========      ========    ========

Percent of Total Securities        0.00%          4.90%      51.07%

Weighted Average Yields            0.00%          6.04%       7.04%




(In Thousands)
                                    After     No fixed
                                 Ten Years    Maturity      Total
                                 ---------    --------    --------

                                       471
U.S. Government agencies                             0      26,745
Mortgage-backed
  U.S. Government agencies           9,930           0      12,270
State & political subdivisions       9,689           0       9,870
Other mortgage-backed securities     2,011           0       2,011
Stock                                    0         549         549
                                   -------     -------    --------
Total Securities                  $ 22,101    $    549    $ 51,445
                                  ========    ========    ========

Percent of Total Securities          42.96%      1.07%        100%

Weighted Average Yields              6.33%       6.35%       6.68%




Yields are presented based on actual rates and are not computed on a tax equivalent basis.


TABLE 10:  LOAN MATURITIES AND INTEREST SENSITIVITY


(In Thousands)                            December 31, 1996
                                  ------------------------------------
                                              After One
                                  One Year     Year to         After
Loan Maturities                   or Less     Five Years    Five Years
                                  --------    ----------    ----------
Fixed rate loans with a
 remaining maturity of:
  Residential Mortgage           $     164     $     829    $   3,263
  Commercial Mortgage                  202           584          314
  Consumer                             584         7,010        5,399
  Commercial and Agricultural           83         1,881        1,668
                                    ------        ------       ------
Total Fixed                          1,033        10,304       10,644
                                    ------        ------       ------
Variable rate loans with
 a remaining maturity of:
  Residential Mortgage                 161         1,378        3,197
Commercial Mortgage                  1,301         2,196       14,987
  Consumer                              88           356        2,227
  Commercial and Agricultural        4,059         2,288        2,954
                                    ------        ------       ------
Total Variable                       5,609         6,218       33,365
                                    ------        ------       ------
Total                            $   6,642     $  16,522    $  44,009
                                   =======       =======      =======

                                  --------
                                    Total
                                  --------

Fixed rate loans with a
 remaining maturity of:
  Residential Mortgage           $   4,256
  Commercial Mortgage                1,100
  Consumer                          12,993
  Commercial and Agricultural        3,632
                                   -------
Total Fixed                         21,981
                                   -------
Variable rate loans with
 a remaining maturity of:
  Residential Mortgage              14,736
  Commercial Mortgage               18,484
  Consumer                           2,671
  Commercial and Agricultural        9,301
                                    ------
Total Variable                      45,192
                                    ------
Total                            $  67,173
                                  ========


TABLE 11:  MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE


(In Thousands)                       December 31,
                                     ------------
                                         1996
                                        -------

Maturing in three months or less       $  5,179
Maturing in three to six months           1,499
Maturing in six to twelve months          1,740
Maturing over twelve months               1,699
                                        -------
                                       $ 10,117
                                        =======



ASSET-LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY


     The principal purposes of asset-liability management are to insure adequate liquidity exists to meet operational needs and to maximize current net interest income while minimizing the risk to future earnings of negative fluctuations in net interest margin. In order to maintain an appropriate net interest margin and reduce the risk associated with interest rate movements, the Corporation actively manages the interest rate sensitivity of its assets and liabilities.

     Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing in a future period of time. These differences are known as interest sensitivity gaps. The Corporation utilizes gap management as the primary means of measuring interest rate risk. Gap analysis identifies and quantifies the Corporation's exposure or vulnerability to changes in interest rates in relationship to the Corporation's interest rate sensitivity position. A rate sensitive asset or liability is one which is capable of being repriced (i.e., the interest rate can be adjusted or principal can be reinvested) within a specified period of time. Subtracting total rate sensitive liabilities (RSL) from total rate sensitive assets (RSA) within specified time horizons nets the Corporation's gap positions. These gaps will reflect the Corporation's exposure to changes in market interest rates, as discussed below.

     Because many of the Corporation's deposit liabilities are capable of being immediately repriced, a portion of the investment portfolio consists of rate sensitive securities and the Corporation offers variable rate loan products in order to maintain a proper balance in its ability to reprice various interest bearing assets and liabilities. Furthermore, the Corporation's deposit rates are not tied to an external index over which the Corporation could exercise no control. As a result, although changing market interest rates impact repricing, the Corporation has retained much of its control over repricing.

     Table 12, below, sets forth, in summary form, the Corporation's repricing analysis at December 31, 1996. The repricing analysis in Table 12 is based upon the repricing intervals of variable rate assets and liabilities and upon contractual maturities of fixed rate instruments with adjustments for principal amortization of appropriate balance sheet items and projected prepayments for loans and mortgage-backed securities. Prepayment projections are developed from historical prepayment data for each type of asset.

     The Corporation conducts the rate sensitivity analysis through the use of a simulation model which also monitors earnings at risk by projecting earnings of the Corporation based upon an economic forecast of the most likely interest rate movement. The model also calculates earnings of the Corporation based upon what are estimated to be the largest foreseeable rate increase and the largest foreseeable rate decrease. Such analysis translates interest rate movements and the Corporation's rate sensitivity position into dollar amounts by which earnings may fluctuate as a result of rate changes.



TABLE 12: INTEREST RATE SENSITIVITY GAPS


(In Thousands)                     Within        Over Three      Over One Year
                                Three Months  Months to One Year to Five Years

Interest-earning assets:
  Loans                             $  37,953        $  11,388       $13,665
  Securities                            9,958            3,337         2,834
  Other interest-earning assets            14                0             0
                                      -------          -------       -------
Total Interest-earning assets          47,925           14,725        16,499
                                      -------          -------       -------
Interest-bearing liabilities:
  Demand and savings deposits          36,521                0             0
  Time deposits                        21,152           18,962        15,746
  Repurchase agreements                   106                0             0
  Short term borrowings                 7,561                0             0
                                      -------          -------       -------
Total interest-bearing liabilities     65,340           18,962        15,746
                                      -------          -------       -------

Interest rate sensitivity gap         (17,415)          (4,237)          753
                                      -------          -------       -------
Cumulative rate sensitivity gap       (17,415)         (21,652)      (20,899)
                                     ========         ========      ========

Interest rate sensitivity gap
  as a percent of interest
    earning assets                     (14.7%)          (18.2%)       (17.6%)



                                       Over
                                     Five Years        Total

Interest-earning assets:
  Loans                              $   4,167      $  67,173
  Securities                            35,316         51,445
  Other interest-earning assets              0             14
                                       -------        -------
Total Interest-earning assets           39,483        118,632

Interest-bearing liabilities:
  Demand and savings deposits                0         36,521
  Time deposits                             18         55,878
  Repurchase agreements                      0            106
  Short term borrowings                      0          7,561

Total interest-bearing liabilities          18        100,066
                                       -------        -------
Interest rate sensitivity gap           39,465
                                       -------
Cumulative rate sensitivity gap         18,566
                                      ========
Interest rate sensitivity gap
  as a percent of interest
    earning assets                       15.6%




     The data included in the table indicates that the Corporation is liability sensitive within one year. Generally, a liability sensitive gap indicates that declining interest rates could positively affect net interest income as expense of liabilities would decrease more rapidly than interest income would decline. Conversely, rising rates could negatively affect net interest income as income from assets would increase less rapidly than deposit costs. During times of rising interest rates, an asset sensitive gap could positively affect net interest income as rates would be increased on a larger volume of assets as compared to deposits. As a result, interest income would increase more rapidly than interest expense. An asset sensitive gap could negatively affect net interest income in an environment of decreasing interest rates as a greater amount of interest bearing assets would be repricing at lower rates. Although rate sensitivity analysis enables the Corporation to minimize interest rate risk, the magnitude of rate increases or decreases on assets versus liabilities may not correlate directly. As a result, fluctuations in interest spreads can occur even when repricing capabilities are perfectly matched.

     It is the policy of the Corporation to generally maintain a gap of between .80 and 1.20 for each time horizon of six months and one year, although the Corporation typically attempts to maintain a ratio of near 1.00 in order to minimize the impact of changes in market interest rates. When Management believes that interest rates will increase it can take actions to increase the RSA/RSL ratio. When Management believes interest rates will decline, it can take actions to decrease the RSA/RSL ratio.

     During 1996 the Corporation acquired additional fixed rate securities in order to shift its interest rate sensitivity position to become more liability sensitive in consideration of economic forecasts of declines in market interest rates. Additionally, in 1996 the Corporation utilized its most liquid and most interest sensitive assets to fund loans which had higher yields but were less interest sensitive. As a result, the Corporation's interest sensitivity gap fell slightly below .80. Currently, many economists are projecting no changes in interest rates through much of 1997, but rate declines are not projected. Therefore, the Corporation's asset/liability management focus for 1997 will include increasing the Corporation's rate sensitivity gap. As noted above, at December 31, 1996, the Corporation was liability sensitive within one year, however, the cumulative rate sensitivity gap was such that the Corporation's earnings and capital should not be materially affected by the repricing of assets and liabilities due to increases or decreases in interest rates in 1997.

     Changes in market interest rates can also affect the Corporation's liquidity position through the impact rate changes may have on the market value of the Corporation's investment portfolio. As noted in the above discussion relating to securities, rapid increases in market rates can negatively impact the market values of investment securities. As securities values decline it becomes more difficult to sell investments to meet liquidity demands without incurring a loss. The Corporation can address this by increasing liquid funds which may be utilized to meet unexpected liquidity needs when a decline occurs in the volume of securities which may be sold without the Corporation incurring a net loss.

EFFECTS OF INFLATION

     A bank's asset and liability structure is substantially different from that of an industrial company in that virtually all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on its financial results depends principally upon the Corporation's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction or at the same magnitude as the prices of other goods and services. As discussed previously, Management seeks to control the relationship between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

     Information shown elsewhere in this Annual Report will assist in the understanding of how the Corporation is positioned to react to changing interest rates. In particular, the summary of the compositions of loans, investments, and deposits should be considered together with the discussion on interest rate sensitivity.

SNODGRASS
Certified Public Accountants



                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------



Shareholders and Board of Directors
Cardinal Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of Cardinal Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Cardinal Bancorp, Inc. as of December 31, 1994, and for the year then ended, were audited by other auditors whose report dated January 27, 1995, expressed an unqualified opinion on those consolidated financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the the financial statements. An audit also includes assissing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1996 and 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, effective January 1, 1995, the Corporation changed its method of accounting for impaired loans and related allowance for loan losses.


/s/  S. R. Snodgrass, A.C.
----------------------------
     S. R. Snodgrass, A.C.


Wexford, PA
January 13, 1997


                   CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                        CONSOLIDATED BALANCE SHEETS

                                                       December 31
                                                --------------------------
                                                   1996            1995
                                                ---------        ---------
ASSETS

     Cash and due from banks                    $ 6,452,163     $ 3,815,348
     Interest earning balances                       13,857          81,101
     Federal funds sold                                   0       4,350,000
     Securities available-for-sale               51,445,492      50,998,897
     Loans                                       70,103,719      65,411,016
     Less: Unearned discount                      2,930,655       3,809,894
           Allowance for loan losses                956,685       1,333,273
                                               ------------    ------------
                        Net Loans                66,216,379      60,267,849

     Accrued interest receivable                  1,160,991         975,123
     Premises and equipment, net                  2,756,476       2,871,417
     Foreclosed assets                              229,357         357,126
     Other assets                                 1,282,017         755,096
                                               ------------    ------------

     TOTAL ASSETS                              $129,556,732    $124,471,957

LIABILITIES & SHAREHOLDERS' EQUITY

     LIABILITIES
     Deposits
     Demand (non-interest bearing)             $ 13,355,981    $ 13,695,350
     NOW, money market and
       savings accounts                          36,520,902      37,260,352
     Time, less than $100,000                    45,761,145      44,313,895
     Time, $100,000 and over                     10,116,849      13,526,623
                                                -----------     -----------
               Total Deposits                   105,754,877     108,796,220
     Securities sold under agreements
       to repurchase                                105,939               0
     Short term borrowings                        7,561,000               0
     Accrued interest payable                       531,090         607,523
     Other liabilities                              380,333         238,802
                                                 ----------      ----------
               Total Liabilities                114,333,239     109,642,545
                                                -----------     -----------
     SHAREHOLDERS' EQUITY
     Common stock, par value $.50,
       2,000,000 shares authorized,
       issued and outstanding
       990,000 and 495,000 shares                   495,000         247,500
     Surplus                                      2,263,620       2,263,620
     Retained earnings                           12,965,373      12,060,419
     Net unrealized securities gains/(losses)      (500,500)        257,873
                                                -----------     -----------
          Total Shareholders' Equity             15,223,493      14,829,412
                                                -----------     -----------
TOTAL LIABILITIES & SHAREHOLDERS EQUITY        $129,556,732    $124,471,957
                                               ============    ============




                     CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                              Years Ended December 31
                                        -----------------------------------
                                            1996         1995        1994
                                        ----------    ---------   ---------
INTEREST INCOME:
     Loans, including fees              $ 5,929,114  $ 6,081,265  $ 5,511,299
     Depository institutions                 28,539      217,723       78,040
     Federal funds sold                      56,656      165,917       90,817
     Securities:
          Taxable                         2,898,444    2,323,923    1,875,808
          Tax-exempt                        584,133      414,470      382,843
     Dividends                               34,854       34,522        4,706
                                          ---------    ---------    ---------
     Total Interest Income                9,531,740    9,237,820    7,943,513
                                          ---------    ---------    ----------

INTEREST EXPENSE:
     Deposits                             4,062,674    3,988,273    3,223,168
     Interest on securities sold under
          agreements to repurchase            8,693            0            0
     Short-term borrowings                   26,788        6,127        6,474
                                          ---------    ---------    ---------
          Total Interest Expense          4,098,155    3,994,400    3,229,642
                                          ---------    ---------    ---------
          Net Interest Income             5,433,585    5,243,420    4,713,871
     Provision for Loan Losses                    0            0     (300,000)
                                          ---------    ---------    ---------
          Net Interest Income After
          Provision for Loan Losses       5,433,585    5,243,420    5,013,871
                                          ---------    ---------    ---------
OTHER INCOME:
     Service charges on deposit
          accounts                          373,595      296,380      283,430
     Net securities gains                     4,685            0            0
     Other income                           154,868      179,495      173,340
                                          ---------    ---------    ---------
          Total Other Income                533,148      475,875      456,770
                                          ---------    ---------    ---------
OTHER EXPENSES:
     Salaries and employee benefits       2,401,427    1,945,413    1,687,546
     Occupancy and equipment expenses       444,792      386,454      364,349
     Data processing                        125,964       96,891       94,763
     F.D.I.C. insurance                       2,003      117,010      269,568
     Legal and professional fees            100,358      126,314      117,015
     Net cost of operation and disposal
          of other real estate owned        100,879       86,424      145,872
     Shares tax                             143,622      111,375      134,869
     Supplies, stationery and printing      145,139      189,873      177,079
     Other expenses                         631,615      654,316      496,141
                                          ---------    ---------    ---------
          Total Other Expenses            4,095,799    3,714,070    3,487,202
                                          ---------    ---------    ---------
     Income before income taxes           1,870,934    2,005,225    1,983,439
     Income tax expense                     347,230      265,522      318,316
                                          ---------    ---------    ---------
NET INCOME                              $ 1,523,704  $ 1,739,703  $ 1,665,123


The accompanying notes are an integral part of these financial statements.


                     CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

                                              Years Ended December 31
                                       ------------------------------------
                                         1996           1995          1994
                                       -------        -------        -------
EARNINGS PER SHARE:

Earnings per share                     $  1.54        $  1.76       $  1.68

Average Common Shares Outstanding      990,000        990,000       990,000



            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                       Net
                                                                   Unrealized
                                                                  Securities
                             Common                   Retained       Gains/
                              Stock       Surplus     Earnings      (Losses)
                            -------      --------    ---------    ------------


BALANCE At
  JANUARY 1, 1994          $ 247,500   $ 2,263,620   $ 9,497,093   $  44,312
Net income for 1994                      1,665,123
Cash dividends declared--
  $.55 per share                          (544,500)
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax benefit
  change of $294,828                                              (1,049,909)
                          ----------   -----------   ----------  -----------
BALANCE At
  DECEMBER 31, 1994        $ 247,500   $ 2,263,620  $ 10,617,716 $(1,005,597)
Net income for 1995                      1,739,703
Cash dividends declared--
  $.30 per share                          (297,000)
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax liability
  change of $(404,844)                                1,263,470
                            --------   -----------  -----------  -----------
BALANCE At
  DECEMBER 31, 1995          247,500   $ 2,263,620 $ 12,060,419   $  257,873
Net income for 1996                                   1,523,704
Cash dividends declared --
  $.375 per share                                      (371,250)
Stock split effected
  in the form of a 100%
  stock dividend   247,500                             (247,500)
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax benefit
  change of $390,678                                                (758,373)
                          ----------   ----------- -----------   -----------
BALANCE AT
 DECEMBER 31, 1996        $  495,000   $ 2,263,620 $ 12,965,373   $ (500,500)
                          ==========   =========== ============   ===========


                               Total
                          ------------

BALANCE At
  JANUARY 1, 1994         $ 12,052,525
Net income for 1994          1,665,123
Cash dividends declared--
  $.55 per share              (544,500)
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax benefit
  change of $294,828        (1,049,909)
                           -----------
BALANCE At
  DECEMBER 31, 1994       $ 12,123,239
Net income for 1995          1,739,703
Cash dividends declared--
  $.30 per share              (297,000)
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax liability
  change of $(404,844)       1,263,470
                            ----------
BALANCE At
  DECEMBER 31, 1995       $ 14,829,412
Net income for 1996         1,523,704
Cash dividends declared --
  $.375 per share            (371,250)
Stock split effected
  in the form of a 100%
  stock dividend             (247,500)
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax benefit
  change of $390,678         (758,373)
                           ----------
BALANCE AT
 DECEMBER 31, 1996       $ 15,223,493
                          ===========


The accompanying notes are an integral part of these financial statements.


                 CARDINAL  BANCORP, INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Years Ended December 31
                                          ---------------------------------
                                             1996       1995        1994
                                          ---------   --------    ---------


OPERATING ACTIVITIES

     Net income                           $1,523,704  $1,739,703  $1,665,123
     Adjustments to reconcile net
       income to net cash
       provided by operating
       activities:
     Depreciation and amortization           222,864     198,995     168,757
     Net amortization of
       discounts and premiums                 32,944     112,171     156,442
     Net securities gains                     (4,685)          0           0
     Provision for loan losses                     0           0    (300,000)
     Provision for loss on
       foreclosed assets                      70,121           0      56,575
     Loss on sale of assets                   10,826      12,507      48,286
     Increase in accrued
       interest and other assets            (320,162)   (681,193)   (604,546)
     Increase in accrued
       interest and other liabilities         65,097     276,533     276,246
                                           ---------   ---------   ---------
Net Cash Provided by
     Operating Activities                  1,600,709   1,658,716   1,466,883
                                           ---------   ---------   ---------
INVESTING ACTIVITIES

     Proceeds from sales of
     Securities available-
       for-sale                           11,067,779           0           0
     Redemption of Federal Home
       Loan Bank Stock                        51,500      51,200           0
     Proceeds from maturities
       of securities available-
       for-sale                            6,588,917   4,598,292   7,257,242
     Proceeds from maturities
       of held-to-maturity
       securities                                  0     491,091   1,204,924
     Purchase of securities
       available-for-sale                (19,332,099)(14,139,549)(10,384,546)
     Purchase of held-to-maturity
       securities                                  0     (99,485)          0
     Net loans (originated)
       repaid by customers                (6,241,562)   (916,515)  3,866,830
     Premises and equipment purchases       (109,033)   (969,011)    (99,611)
     Proceeds from sales of
       premises and equipment                  1,674         500           0
     Proceeds from sales of
       foreclosed assets                     337,340     665,437     680,389
                                           ---------   ---------   ---------
Net Cash Provided (Used) by
  Investing Activities                    (7,635,484)(10,318,040)  2,525,228


The accompanying notes are an integral part of these financial statements.



                 CARDINAL  BANCORP, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                            Years Ended December 31
                                    -------------------------------------
                                        1996         1995         1994
                                    ----------    ----------   ----------


FINANCING ACTIVITIES

     Net decrease in
       deposit accounts             $ (1,078,819) $  (278,209) $(5,086,398)
     Net increase (decrease) in
       certificates of deposit        (1,962,524)   9,424,302   (3,853,326)
     Dividends paid                     (371,250)    (297,000)    (544,500)
     Increase in other
       borrowings                      7,666,939            0            0
                                       ---------    ---------    ---------
Net Cash Provided (Used) by
     Financing Activities              4,254,346    8,849,093   (9,484,224)
                                       ---------    ---------    ---------

Increase (Decrease) in Cash and
     Cash Equivalents                 (1,780,429)     189,769   (5,492,113)

Cash and Cash Equivalents at
     Beginning of Year                 8,246,449    8,056,680   13,548,793
                                       ---------    ---------   ----------
Cash and Cash Equivalents at
    End of Year                      $ 6,466,020  $ 8,246,449  $ 8,056,680
                                      ==========   ==========   ==========


SUPPLEMENTAL INFORMATION:


Interest paid on deposits            $ 4,139,107  $ 3,777,002   $ 3,242,032

Income taxes paid                        369,670      435,000       100,000
Loans transferred to
  foreclosed assets                      293,032      198,659       321,386




The accompanying notes are an integral part of these financial statements.


                 CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Basis of Presentation: The consolidated financial statements include the
---------------------
accounts of Cardinal Bancorp, Inc. (the Corporation) and its wholly-owned subsidiary, First American National Bank of Pennsylvania (the Bank) formerly The First National Bank of Everett. All intercompany accounts have been eliminated in consolidation. The investment in subsidiary on the parent company financial statements is carried at the parent company's equity in the underlying net assets.

The Corporation is a Pennsylvania corporation organized to become the holding company of the Bank. The Bank is a Federally chartered National Bank, located in Pennsylvania. The Bank's principal sources of revenue emanate from its portfolio of commercial, mortgage and consumer loans, as well as income from securities issued or secured by the U.S. Government, by States and Political Subdivisions thereof and by corporations. The Corporation is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

The major accounting policies and practices are summarized below.

Securities:  Management determines the appropriate classification of debt
------------
securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of shareholders' equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Mortgage-related securities include mortgage-backed securities. Realized gains and losses, and declines in value judged to be other-than-temporary, are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Common stock of the Federal Home Loan Bank and Federal Reserve Bank represents ownership in institutions which are wholly-owned by other financial institutions. These equity securities are accounted for at cost.

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Loans:  Loans are stated at the amount of unpaid principal, reduced by
------
unearned discount and the allowance for loan losses. Unearned discount on certain installment loans is recognized as income over the terms of the loans by methods approximating the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Generally, loans are placed on nonaccrual status when the payment in full of principal or interest is not expected or when a loan is past due 90 days or more unless the loan is well secured and in the process of collection. Any unpaid interest previously accrued on such loans is reversed from income, and thereafter, interest is recognized only to the extent of payments received. Restructured loans are loans whose terms have been modified to provide for a reduction of either principal or interest due to a deterioration in the financial condition of the borrower.

Allowance for Loan Losses:  Effective January 1, 1995, the Corporation adopted
--------------------------
Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, the Corporation estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. Statement 118 amends Statement 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement 114. The adoption of these statements did not have a material effect on the Corporation's financial position or results of operations.

Impaired loans are commercial and commercial real estate loans for which it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans" although the two categories may overlap. The Corporation may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which is defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record and the amount of shortfall in relation to the principal and interest owed.

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it.
The allowance for loan losses is established through a provision for loan losses, which is charged to operations. The provision is based on management's periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant change in the near term.

Foreclosed Assets:  Foreclosed assets include real estate acquired and loan --
----------------
collateral repossessed as a result of foreclosure proceedings and acceptance
of deeds-in-lieu of foreclosure.   Other real estate owned (OREO) includes
real estate acquired in satisfaction of a loan. Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to OREO and recorded at the lower of cost or fair market value based on appraised value at the date received. Losses arising from the acquisition of such property are charged against the allowance for loan losses. Subsequently, OREO is recorded at the lower of the amount recorded at the date acquired or the then current market value less disposition costs. Declines in value of the properties subsequent to acquisition and gains or losses realized upon disposition are charged against income.

Premises and Equipment: Premises and equipment are stated at cost less
-----------------------
accumulated depreciation. Depreciation is computed on both the straight-line and accelerated methods over the estimated useful lives of the assets.

Income Taxes:  The liability method is used in accounting for income taxes.  -
------------
Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings Per Share:  Earnings per share is calculated based upon the weighted
-------------------
average number of issued and outstanding common shares.

Cash Equivalents:  For purposes of the Statements of Cash Flows, cash and due
-----------------
from banks, interest earning balances and federal funds sold are considered cash equivalents.

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 2 - COMMON STOCK SPLIT


On October 16, 1996, the Board of Directors approved a two for one stock split. The additional shares resulting from the split, which was effected in the form of a 100 percent stock dividend, were distributed on November 14, 1996, to holders of record on October 31, 1996. All references to the number of common shares and per share amounts for 1995 and 1994 have been restated to reflect the stock split.


NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS


The Bank is required to maintain average reserve balances with the Federal Reserve Bank either indirectly through vault cash or directly with the Federal Reserve. The average daily combined amount of the required reserve balances for the years ended December 31, 1996, and 1995, were approximately $546,000 and 490,000, respectively.


NOTE 4 - RESTRICTIONS ON LOANS AND DIVIDENDS


Federal law prevents the Corporation from borrowing from the Bank unless the loans are secured by specified obligations. Further, such loans are limited in amount to ten percent (10%) of the Bank's total capital. Additionally, the Office of the Comptroller of the Currency (OCC) must approve a dividend by the Bank if the total dividends declared for the year exceed net profits for the year combined with net profits less dividends for the two preceding calendar years. Without regulatory approval, the amount available for payment of dividends by the Bank in 1997 was $2,550,532 at December 31, 1996.


NOTE 5 - SECURITIES AVAILABLE-FOR-SALE


During 1995, in accordance with the Financial Accounting Standards Board Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the Corporation was permitted an additional one time reclassification of investment securities. Accordingly, the Corporation transferred from the held-to-maturity classification to the available-for-sale classification securities with an amortized cost of $8,249,068 and an estimated fair value of $8,592,719.

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 5 - SECURITIES AVAILABLE-FOR-SALE  (CONTINUED)

Amortized cost and estimated fair values of securities available-for-sale are summarized as follows:


                                          December 31, 1996
                            ----------------------------------------------

                            Amortized   Unrealized  Unrealized   Estimated
                              Cost        Gains       Losses     Fair Value
                            ---------   ----------  ----------   ----------

Obligations of U.S.
  government agencies     $27,337,328   $  14,305   $  606,336  $ 26,745,297
Mortgage-backed:
 U.S. government
  agencies                  12,521,385     17,467      268,914    12,269,938
  Other mortgage-backed      2,021,019          0       10,418     2,010,601
Obligations of states and
  political subdivisions     9,774,894    220,809      125,247     9,870,456
Stock                          549,200          0            0       549,200
                             ---------  ---------    ---------    ----------
                          $ 52,203,826  $ 252,581  $ 1,010,915  $ 51,445,492
                            ==========   ========   ==========    ==========



                                          December 31, 1995
                           -------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
                              Cost        Gains       Losses     Fair Value
                            ---------   ----------  ----------   -----------


U.S. Treasury             $  2,001,828  $   6,922  $       0    $ 2,008,750
Obligations of U.S.
  government agencies       13,494,865    253,248      7,500     13,740,613
Mortgage-backed:
   U.S. government
   agencies                 25,528,795     96,514    365,944     25,259,365
   Other mortgage-backed     2,293,745          0     23,745      2,270,000
Obligations of states and
  political subdivisions     6,531,206    446,936     14,683      6,963,459
Asset-backed                   157,041          0      1,031        156,010
Stock                          600,700          0          0        600,700
                            ----------   --------   --------    -----------
                          $ 50,608,180  $ 803,620  $ 412,903   $ 50,998,897
                           ===========   ========   ========    ===========


The Corporation recognized gross realized gains on sales of securities of $121,397 in 1996 while gross realized losses on sales of securities totaled $116,712. Proceeds from sales of securities in 1996 were $11,067,779. There were no sales of securities in 1995 or 1994 and, therefore, there were no gross realized gains or losses incurred on sales of securities in those years.

At December 31, 1996 and 1995, securities with a carrying value of $18,850,220 and $13,744,444, respectively, were pledged to secure public monies as required by law, and for other purposes.

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 5 - SECURITIES AVAILABLE-FOR-SALE  (CONTINUED)


The maturities of debt securities at December 31, 1996, based upon contractual maturity dates, are summarized below. Expected maturities will differ from contractual maturities as the issuers may have the right to prepay obligations without penalties.



                                    Amortized    Estimated
                                      Cost       Fair Value
                                   ----------    -----------


Due in one year or less           $         0   $         0
Due from one to five years          2,532,360     2,521,755
Due from five to ten years         26,844,190    26,273,306
Due after ten years                22,278,076    22,101,231
                                   ----------    ----------
                                  $51,654,626   $50,896,292
                                   ==========    ==========

NOTE 6 - LOANS

Major classifications of loans are as follows:




                                                  December 31,
                                           --------------------------
                                              1996            1995
                                           ---------       ----------

Residential Mortgage                     $ 19,534,376    $ 20,102,808
Commercial Mortgage                        19,583,590      17,427,565
Consumer                                   18,050,964      17,923,671
Commercial and Agricultural                12,934,789       9,956,972
                                           ----------      ----------
                       Total Loans         70,103,719      65,411,016
Less:  Unearned Discount                    2,930,655       3,809,894
       Allowance for Loan Losses              956,685       1,333,273
                                           ----------      ----------
                       Net Loans         $ 66,216,379    $ 60,267,849
                                           ==========      ==========



The Bank primarily grants loans to customers in South Central Pennsylvania. The Bank extends credit to customers and requires collateral based upon Management's evaluation of each customer's financial condition and ability to satisfy completely the terms of the agreement. While the Bank maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector, there are several industries in which concentrations of credit exist. These are agricultural industry, motels/hotels and restaurants, timber and lumber related industries, and loans to automobile dealerships. At December 31, 1996, loans to these industries as a percent of total loans were approximately 3.78%, 7.48%, 4.91% and 5.88%, respectively. Loans to these groups were approximately 4.50%, 3.98%, 2.68% and 6.00% of total loans, respectively, at December 31, 1995.

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE - 6 LOANS (CONTINUED)


At December 31, 1996, and December 31, 1995, the recorded investment in loans that are considered to be impaired in accordance with Statement 114 was $59,705 and $1,299,268, respectively, all of which were on a nonaccrual basis. These loans have a related allowance for loan losses of $16,725 and $462,600 at December 31, 1996 and December 31, 1995, respectively.

The average recorded investment in impaired loans during the year ended December 31, 1996, was $767,949 while the average recorded investment in such loans at December 31, 1995, was $697,257. For the years ended December 31, 1996, and December 31, 1995, the Corporation recognized no interest income on impaired loans.

The Corporation had nonaccrual loans of approximately $584,000 and $1,674,000 at December 31, 1996, and 1995, respectively. Additionally, at December 31, 1995, the Corporation had a restructured troubled debt total of $170,000 for a loan restructured and on accrual status. Interest income on loans would have been increased by approximately $108,000, $128,000 and $60,000 in 1996, 1995 and 1994, respectively, if loans on nonaccrual status had performed in accordance with their original terms. Interest received and included in interest income from loans on nonaccrual status amounted to approximately $7,000, $6,000 and $15,000 in 1996, 1995 and 1994, respectively.

Certain officers and directors of the Corporation and the Bank and their family members, affiliates and companies in which they have beneficial ownership were indebted to the Bank at December 31, 1996 and 1995. Such loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans outstanding was $507,796 and $791,357 at December 31, 1996 and 1995, respectively. During 1996, $252,500 of new loans were made to or guaranteed by such related parties and repayments of such loans totaled $545,698. Due to changes in the composition of officers and directors, advances and payments on loans may not relate directly to changes in balances outstanding from year to year. In addition to the balances outstanding, certain borrowers in this category had credit available on unused lines of credit in amounts of $338,403 and $240,600 at December 31, 1996 and December 31, 1995, respectively.


NOTE 7 - ALLOWANCE  FOR LOAN LOSSES


Changes in the allowance for loan losses for the three years ended December
31, 1996, were as follows:


                                         1996          1995          1994
                                     -----------   -----------   ----------


Balance at January 1                 $ 1,333,273   $ 1,494,171   $ 1,952,913
Provision for loan losses                      0             0      (300,000)
Loans charged off                       (490,458)     (195,131)     (215,749)
Recoveries                               113,870        34,233        57,007
                                       ---------     ---------    ----------
Balance at December 31               $   956,685   $ 1,333,273   $ 1,494,171
                                      ==========    ==========    ==========


                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




NOTE 8 - PREMISES AND EQUIPMENT


Premises and equipment are as follows:


                                                         December 31
                                                --------------------------
                                                   1996            1995
                                                ----------      ----------


Land                                            $   498,534     $   498,534
Buildings and improvements                        3,338,672       3,323,587
Furniture and equipment                           1,928,566       1,845,303
                                                  ---------       ---------
                                                  5,765,772       5,667,424
Less:  Accumulated depreciation                   3,009,296       2,796,007
                                                  ---------       ---------
                                                $ 2,756,476     $ 2,871,417
                                                 ==========      ==========


Depreciation expense amounted to $222,864, $198,995 and $168,757 in 1996, 1995 and 1994, respectively.



NOTE 9  - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND SHORT-
          TERM BORROWINGS


During 1996, the Corporation began entering into sales of securities under agreements to repurchase. Securities sold under agreements to repurchase averaged $173,852 during 1996 and the maximum amount outstanding at any month end during 1996 was $390,228. The weighted average interest rate on these repurchase agreements was 5.00% for 1996. At December 31, 1996, securities sold under agreements to repurchase totaled $105,939 at an interest rate of 5.00%. The securities that serve as collateral for securities sold under agreements to repurchase are U.S. Agency securities with a book and market value of $2,000,000 and $1,949,731, respectively, at December 31, 1996. The securities sold under agreements to repurchase are overnight borrowings.

The Bank maintains a Flexline credit arrangement with the Federal Home Loan Bank of Pittsburgh (FHLB). The arrangement is a revolving line of credit and is renewable annually. During 1996, the Bank had a borrowing limit of $3,426,000 with a variable rate of interest, based upon the FHLB's cost of funds. Additionally, the Bank is capable of borrowing from FHLB under a RepoPlus borrowing arrangement up to $20,189,000 less any amounts outstanding under the Flexline credit arrangement. The amount available as of December 31, 1996, was approximately $16,365,000. Certain U.S. Treasury securities and obligations of U.S. Government corporations and agencies, mortgage-backed securities and first mortgage loans are pledged to secure such borrowings. As a member of the Federal Reserve system, the Bank is also capable of meeting short-term credit needs by borrowing from the Federal Reserve Bank of Philadelphia.

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 9 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND SHORT-TERM BORROWINGS (CONTINUED)



A summary of the components of the Corporation's short-term borrowings at the end of the reporting period follows.


                                                      1996             1995
FHLB RepoPlus

  Balance at year-end                             $ 3,824,000      $         0
  Maximum amount outstanding at any month-end       3,824,000                0
  Average balance outstanding during the year         469,950                0
  Weighted average interest rate:
    As of year-end                                      7.00%                -
    Paid during the year                                4.96%                -




Federal Reserve Bank

  Balance at year-end                            $ 3,737,000                 0
  Maximum amount outstanding at any month-end      3,737,000                 0
  Average balance outstanding during the year         90,732            21,985
  Weighted average interest rate:
    As of year-end                                     5.00%                 -

    Paid during the year                               5.00%             5.09%




NOTE 10 - INCOME TAXES


The total federal income tax expense in the statements of income are as follows:


                                     1996          1995          1994
                                 ----------    ----------    ----------

     Currently Payable          $  336,116    $  274,000    $  290,316
     Deferred                       70,221       281,033       231,232
     Reduction of
       Valuation Allowance         (59,107)     (289,511)     (203,232)

                                $  347,230    $  265,522    $  318,316
                                 =========     =========     =========


                              CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 10 - INCOME TAXES (CONTINUED)


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities as of December 31, are as follows:


                                                      1996            1995
                                                   ---------        ---------

  Deferred Tax Assets:
     Allowance for loan losses                    $  149,535       $  289,917
     Real estate owned                                23,841                0
     Depreciation                                      8,406           11,635
     Alternative minimum tax credits                   3,993           63,100
     Securities available-for-sale                   257,834                0
     Accrued interest on loans                        51,526                0
     Other                                            93,038           31,696
                                                   ---------        ---------
Total Deferred Tax Assets                            588,173          396,348
                                                   ---------        ---------
Deferred Tax Liabilities:
     Pension                                         (34,982)         (30,770)
     Securities available-for-sale                         0         (132,844)
                                                    --------         --------
   Total Deferred Tax Liabilities                    (34,982)        (163,614)
                                                    --------         --------
                                                     553,191          232,734
     Valuation Allowance                              (3,993)         (63,100)
                                                    --------         --------
   Net Deferred Tax Assets                        $  549,198       $  169,634
                                                    ========         ========


At December 31, 1996, and December 31, 1995, the level of the valuation allowance is attributable to the alternative minimum tax credits carryforward.


The following schedule provides a reconciliation between the statutory and the effective tax rates for the years ended December 31:




                                       1996     1995     1994


Statutory Federal Tax Rate             34.0%    34.0%    34.0%

Adjustments:
  Tax exempt interest income          (12.3)    (7.9)    (7.3)
  Reduction in valuation
    allowance                          (3.1)   (14.4)   (10.2)
  Other, net                             .0      1.5      (.4)

Effective Tax Rate                     18.6%    13.2%    16.1%
                                       ====     ====     ====


Income taxes applicable to net security gains amounted to $1,593 for the year ended 1996.

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11 - EMPLOYEE BENEFITS


The Corporation provides an employee stock ownership plan and trust (with 401(K) provisions) for its employees whereby each eligible participant may make before tax contributions based upon an election to defer a portion of his salary. Additionally, the Board of Directors may authorize contributions by the Corporation to each participant's account based upon a participant's salary deferral or may authorize profit sharing contributions to the account of each eligible employee. The plan is an amendment and restatement of the Corporation's prior profit sharing plan. For the years ended December 31, 1996 and 1995, the Corporation made contributions of $11,020 and $5,746, respectively, to the plan. For the year ended December 31, 1994 the Corporation made no contributions to the plan. At December 31, 1996, the plan held 2,980 shares of common stock of the Corporation. At December 31, 1995, the plan held no stock of the Corporation.

The Bank maintains a non-contributory defined benefit pension plan for its employees. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The plan provides pension benefits to substantially all employees based on the average base salary for the last five years of employment and the total number of years of service. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The plan assets consist of investments in stocks, bonds and temporary investment common trust funds. The Bank does not provide any post-retirement or post employment benefits other than pension for its employees.


The following table sets forth the plan's funded status and amounts recognized in the balance sheet at:


                                                      December 31
                                              ----------------------------
                                                  1996             1995
                                               ---------       -----------

Accumulated benefit obligation, including
  vested benefits of $1,286,919 in 1996
  and $1,239,237 in 1995                     $  1,319,981     $  1,277,557
                                              ===========      ===========

Plan assets at fair value                       2,776,276        2,515,283
Projected benefit obligation
  for service rendered to date                 (1,894,467)      (1,719,832)
                                               ----------       ----------
Plan assets in excess of
  projected benefit obligation                    881,809          795,451
Unrecognized net gain from
  past experience different from
  that assumed and effects of
  changes in assumptions                         (482,687)        (385,892)
Unrecognized net assets at transition
  being recognized over approximately
  22 years                                       (298,327)        (319,058)
                                              -----------       ----------
Prepaid pension cost, included
  in other assets                            $    100,795     $     90,501
                                              ===========      ===========

                              CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11 - EMPLOYEE BENEFITS (CONTINUED)



Net periodic pension benefit included the following components:



                                       1996         1995           1994
                                   ----------    ----------     ----------

Service cost-benefits earned
  during the period                $   97,738    $   70,129     $   66,953
Interest cost on projected
  benefit obligation                  115,978       106,182        105,072
Actual return on plan assets         (334,671)     (546,764)        17,009
Net amortization and deferral         110,661       363,644       (207,083)
                                    ---------     ---------       --------

Net periodic pension benefit       $  (10,294)   $   (6,809)    $  (18,049)
                                    =========     =========      =========



Actuarial assumptions used in the determination of the projected benefit obligation were as follows:



                                                  December 31
                                        -------------------------------
                                        1996          1995         1994
                                        ----          ----         ----

Expected long-term rate of
  return on plan assets                 8.0%          8.0%          8.0%
Weighted average discount rate          7.0%          7.0%          8.0%
Rate of increase in future
  compensation levels                   5.0%          5.0%          5.0%


NOTE 12 - STOCK OPTIONS

The Corporation, through its Board of Directors, has approved Incentive Stock Option Plans which have granted each director an annual option of 2,000 shares of the Corporation's common stock, as adjusted for the common stock split as discussed in Note 2, to be exercised within a ten year period at an option price equal to the fair market value at the date of grant. Additionally, the Corporation's President and CEO, has been granted ten year non-qualified incentive stock options of 4,000 shares of common stock, exercisable within the ten year period at an exercise price equal to the market value of the common stock at the date of the grant.

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 12 - STOCK OPTIONS (CONTINUED)


Effective January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards Statement No. 123, "Accounting for Stock-Based Compensation." This statement encourages, but does not require the Corporation to recognize compensation expense for all awards of equity instruments issued after December 31, 1995. The statement establishes a fair value based method of accounting for stock-based compensation plans. The standard applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities in amounts based on the price of the entity's common stock or other equity instruments. Statement 123 permits companies to continue to account for such transactions under Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees", but requires disclosure in a note to the financial statements pro forma net income and earnings per share as if the Corporation had applied the new method of accounting.

Under APB Opinion 25, no compensation expense has been recognized with respect to the options granted under the stock option plan. Had compensation expense been determined on the basis of fair value pursuant to SFAS No. 123, net income and earnings per share would have been reduced as follows:



                                                1996         1995
                                             ----------   ----------

Net Income:
  As reported                               $ 1,523,704  $ 1,739,703
                                             ==========   ==========

  Proforma                                  $ 1,387,305  $ 1,704,312
                                             ==========   ==========

Earnings Per Share:
  As reported                                    $ 1.54       $ 1.76
                                                  =====        =====

  Proforma                                       $ 1.40       $ 1.72
                                                  =====        =====




The following table presents share data related to the stock option plan:



                                                Shares Under Option
                                              -----------------------
                                                 1996         1995
                                              ---------    ----------


Outstanding, January 1                          66,000       44,000
  Granted                                       20,000       22,000
  Exercised                                          0            0
  Forfeited                                          0            0
                                               -------      -------
Outstanding, December 31 (at prices
  ranging from $13.19 - $17.10)                 86,000       66,000
                                               =======      =======


                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, and stand-by letters of credit. These commitments involve, to varying degrees, elements of credit risk in excess of amounts recognized in the consolidated financial statements. Loan commitments are made to accommodate the financing needs of the customers of the Bank. Stand-by letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. Collateral (e.g., securities, receivables, inventory and equipment) is obtained based on Management's credit assessment of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Although the Bank recognizes future cash requirements may be less than the total commitment amounts, the Bank utilizes the total amounts in analyzing its liquidity needs.

Loan commitments (unfunded loans and unused lines of credit) and letters of credit outstanding at December 31 were as follows:



                                            1996            1995
                                        -----------     -----------

        Loan commitments                $ 8,334,939     $ 7,332,809
        Stand-by letters of credit          245,901         388,964
                                         ----------      ----------
                                        $ 8,580,840     $ 7,721,773
                                         ==========      ==========


Additionally, in the normal course of business, the Corporation may be subject to litigation in which claims for monetary damages are asserted. Management, after consultation with legal counsel, is not aware of any pending or threatened litigation that will have a material adverse affect on the corporation's liquidity, capital resources or results of operations.


NOTE 14 - REGULATORY CAPITAL REQUIREMENTS


The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14 - REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation include risk-based capital adequacy guidelines under which the components of capital are classified into two tiers. For the Corporation, Tier 1 capital consists of common shareholders' equity. Total risk-based capital consists of Tier 1 capital plus the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets. The risk-based capital ratios are computed by dividing the components of capital by risk-weighted assets. Risk-weighted assets are determined by assigning credit risk weighing factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments. At December 31, 1996, the required minimum ratios are 4.0% for the Tier 1 capital ratio and 8.0% for the total capital ratio. Federal regulations also require all national banks maintain a total assets leverage ratio of at least 3.0%. Management believes, as of December 31, 1996, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notifications from the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Philadelphia have categorized the Bank and the Corporation as well capitalized as defined under the applicable regulatory framework. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios at least 100 to 200 basis points above the minimum capital adequacy ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Corporation's category.

The following table reflects the Corporation's capital ratios, which are substantially the same as the Bank's, at December 31:



                                            1996                    1995
                                     -----------------     -----------------
                                     Amount      Ratio     Amount      Ratio
                                     ------      -----     ------      -----

Total Capital(to Risk Weighted Assets)
--------------------------------------

Actual                              $ 16,680,678  20.96%  $ 15,523,759  20.38%
For Capital Adequacy Purposes          6,365,795   8.00%     6,094,203   8.00%
To Be Well Capitalized                 7,957,244  10.00%     7,617,754  10.00%

Tier 1 Capital (to Risk Weighted Assets)
----------------------------------------

Actual                               $ 15,723,993  19.76% $ 14,571,539  19.13%
For Capital Adequacy Purposes           3,182,898   4.00%    3,047,101   4.00%
To Be Well Capitalized                  4,774,346   6.00%    4,570,652   6.00%

Tier 1 Capital (to Average Assets)
-----------------------------------

Actual                               $ 15,723,993  12.20% $ 14,571,539  11.64%
For Capital Adequacy Purposes           3,867,921   3.00%    3,754,943   3.00%
To Be Well Capitalized                  6,446,534   5.00%    6,258,238   5.00%



                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 15 - FAIR VALUE DISCLOSURE

The estimated fair values of the Corporation's financial instruments are as follows:


                                                         1996
                                          -----------------------------------
                                              Carrying             Fair
                                              Value                Value
                                          ---------------      --------------

Financial assets:
Cash and due from banks, interest earning
  balances and federal funds sold         $   6,466,020       $   6,466,020
Investment securities                        51,445,492          51,445,492
Net loans                                    66,216,379          65,447,000
Accrued interest receivable                   1,160,991           1,160,991
                                           ------------        ------------

Total                                     $ 125,288,882       $ 124,519,503
                                           ============        ============

Financial liabilities:
Deposits                                  $ 105,754,877       $ 106,099,448
Securities Sold Under Repurchase
  Agreements                                    105,939             105,939
Short Term Borrowings                         7,561,000           7,561,000
Accrued interest payable                        531,090             531,090
                                            -----------         -----------
Total                                     $ 113,952,906       $ 114,297,477
                                           ============        ============



                                                         1995
                                          -----------------------------------
                                              Carrying             Fair
                                              Value                Value
                                          -------------         -------------


Financial assets:
Cash and due from banks, interest earning
  balances and federal funds sold         $   8,246,449       $   8,246,449
Investment securities                        50,998,897          50,998,897
Net loans                                    60,267,849          60,786,000
Accrued interest receivable                     975,123             975,123
                                           ------------        ------------

Total                                     $ 120,488,318       $ 121,006,469
                                           ============        ============

Financial liabilities:
Deposits                                  $ 108,796,220       $ 109,270,740
Accrued interest payable                        607,523             607,523
                                            -----------         -----------

Total                                     $ 109,403,743       $ 109,878,263
                                           ============        ============



Financial instruments are cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 15 - FAIR VALUE DISCLOSURE (CONTINUED)


Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon Management's judgement regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by Management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets, and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Corporation.

The Corporation utilized simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available, based upon the following assumptions:

Cash and Due From Banks, Interest Earning Balances, Federal Funds Sold,
----------------------------------------------------------------------
Accrued Interest Receivable and Accrued Interest Payable
--------------------------------------------------------
The fair value is equal to the current carrying value.

Investment Securities
----------------------
The fair value of securities available-for-sale is based upon available quoted market prices.

Loans and Deposits
-------------------

The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality and prepayment risk. Demand, savings and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits is estimated using a discounted cash flow calculation that applies contractual costs currently being paid on the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 15 - FAIR VALUE DISCLOSURE (CONTINUED)


Borrowed Money
---------------

Borrowings consist of overnight advances received from the Federal Reserve Bank and overnight advances on a line of credit with the Federal Home Loan Bank together with securities sold under agreements to repurchase. The carrying value of these liabilities is a reasonable estimate of the fair value.


Commitments to Extend Credit and Standby Letters of Credit
-----------------------------------------------------------

These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 13.

                  CARDINAL  BANCORP,  INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 16 - CARDINAL BANCORP, INC. (PARENT CORPORATION)

The condensed financial information for the Corporation is as follows:


BALANCE SHEETS

                                                        December 31,
                                              ------------------------------
                                                  1996               1995
                                              -----------       ------------

ASSETS
  Cash                                        $     2,552       $     8,260
  Investment in banking subsidiary             15,218,790        14,820,534
  Other assets                                      2,151               618
                                               ----------        ----------
                                              $15,223,493       $14,829,412
                                               ==========        ==========
SHAREHOLDERS' EQUITY
  Capital stock                               $   495,000       $   247,500
  Surplus                                       2,263,620         2,263,620
  Retained earnings                            12,464,873        12,318,292
                                               ----------        ----------
                                              $15,223,493       $14,829,412
                                               ==========        ==========


STATEMENTS OF INCOME


                                                    December 31,
                                  -------------------------------------------
                                      1996            1995             1994
                                   ----------      ----------      ----------

Income
  Dividends from banking
    subsidiary                     $  371,250      $  347,000      $  544,500
  Net equity in undistributed
    earnings of subsidiary          1,156,629       1,393,902       1,125,283
                                    ---------       ---------       ---------
                                    1,527,879       1,740,902       1,669,783
Operating expenses                      6,326           1,817           7,061
                                    ---------       ---------       ---------
Net Income before Taxes             1,521,553       1,739,085       1,662,722
Income Tax Benefit                     (2,151)           (618)         (2,401)
                                    ---------       ---------       ---------
Net Income                         $1,523,704      $1,739,703      $1,665,123
                                    =========       =========       =========




STATEMENTS OF CASH FLOWS


                                                   December 31,
                                 --------------------------------------------
                                      1996            1995            1994
                                 ------------     -----------     -----------

Operating Activities
  Net Income                       $1,523,704      $1,739,703      $1,665,123
  Adjustment to reconcile
    net income to net cash
    provided by operating
    activities:
    Increase in
      undistributed earnings       (1,156,629)     (1,393,902)     (1,125,283)
    (Increase) Decrease in
      other assets                     (1,533)          1,783           2,577
Net Cash Provided by
  Operating Activities                365,542         347,584         542,417
Net Cash Used by
  Investing Activities                      0         (50,000)              0
Net Cash Used by
  Financing Activities -
  Dividends Paid                     (371,250)       (297,000)       (544,500)
                                    ---------       ---------       ---------
Increase (Decrease) in
  Cash and Cash Equivalents            (5,708)            584          (2,083)
Cash and Cash Equivalents
  at Beginning of Year                  8,260           7,676           9,759
Cash and Cash Equivalents
  at End of Year                   $    2,552      $    8,260      $    7,676
                                    =========       =========       =========

                                     48