Form 10-K, Exhibit 13
period 1996-12-31
CARDINAL BANCORP INC /PA
filed 1997-03-31
CIK 874481

EXHIBIT (13) (ii)
                              -----------------

                 Registrant's 1994 Report of Independent Auditors

                        Report of Independent Auditors


Shareholders and Board of Directors
Cardinal Bancorp, Inc.

We have audited the accompanying consolidated statements of income, changes in shareholders' equity, and cash flows of Cardinal Bancorp, Inc. and subsidiary for the year ended December 31, 1994. These financial statements are the responsibility of Cardinal Bancorp, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An sudit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of Cardinal Bancorp, Inc. and subsidiary's operations and their cash flows for the year ended December 31, 1994, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP
                                          ERNST & YOUNG LLP


January 27, 1995
Pittsburgh, Pennsylvania