Form 10-K, Exhibit 13
period 1997-12-31
CARDINAL BANCORP INC /PA
filed 1998-03-31
CIK 874481

EXHIBIT (13)

               Registrant's 1997 Annual Report to Shareholders

                              TABLE  OF  CONTENTS

Shareholders' Information ...............................................  1
President's Message .....................................................  2
Management's Discussion and Analysis
    of Financial Condition and Results of Operations ....................  3
Report of S.R. Snodgrass, A.C., Independent Auditors .................... 24
Consolidated Financial Statements
  Consolidated Balance Sheets ........................................... 25
  Consolidated Statements of Income ..................................... 26
  Consolidated Statements of Changes in Shareholders' Equity ............ 27
  Consolidated Statements of Cash Flows ................................. 28
  Notes to Consolidated Financial Statements ............................ 30
Board of Directors and Officers ..........................................50



                           SHAREHOLDERS'  INFORMATION

Corporate Introduction

June 1, 1987, was the effective operational date of Cardinal Bancorp, Inc., the bank holding company. First American National Bank of Pennsylvania, the wholly-owned subsidiary of the Corporation, has full-service offices in the communities of Everett, Bedford, Breezewood, Altoona/Hollidaysburg and Woodbury, Pennsylvania. First American National Bank of Pennsylvania, an insured member of the Federal Deposit Insurance Corporation (FDIC), has been serving the area since 1902.

Notice of Annual Meeting

The annual meeting of shareholders will be held on April 14, 1998, at 9:30 a.m. at the Arena Restaurant, Bedford, Pennsylvania.

Stock and Dividend Information

Cardinal Bancorp, Inc. has only common stock authorized, issued and outstanding. The outstanding common stock is traded in the local over-the-counter market, primarily in Bedford County, Pennsylvania. Prices in the table below reflect actual transactions. Generally, cash dividends are declared on a quarterly basis and paid on the last day of the quarter. As of February 20, 1998, the Corporation had 489 shareholders of record.


                         1997                                  1996
                ------------------------          ---------------------------
                               Dividends                            Dividends
                               Declared                             Declared
  Quarter       High     Low   Per Share           High      Low    Per Share
  -------       ----     ---   ---------           ----      ---    ----------

   First       20.875   19.250   $.10              17.25    16.25    $.075
   Second      23.750   20.000    .11              18.00    17.12     .10
   Third       23.500   20.000    .13              18.37    17.12     .10
   Fourth      36.750   20.000    .15              19.75    17.75     .10


                             SHAREHOLDERS' MESSAGE


To Our Shareholders:

     It is very gratifying for me to report on behalf of the directors, management and employees of Cardinal Bancorp, Inc. that annual earnings reached record levels in 1997. The Corporation ended the year with total assets of $129,941,247 and net income of $1,859,533. This represents a 22.04% increase in net income from 1996 as earnings per share increased to $1.88 in 1997 from $1.54 in the prior year. The return on average assets and return on average equity increased to 1.41% and 11.31%, respectively, in 1997 as compared to 1.20% and 10.01% in 1996.

     Due to a planned reduction in short term borrowing from year end 1996, total assets increased minimally in 1997, however, deposits, including funds deposited to acquire securities under repurchase agreements, increased $6,036,000 or 5.70%. The Corporation's loan portfolio grew even more significantly, as loans net of unearned discount increased $6,767,000 or 10.07%.

     The Corporation's well capitalized position was enhanced as shareholders' equity increased to $17,180,213 at December 31, 1997, the highest level in the history of the Corporation. Additionally, during 1997 the Corporation paid dividends of $.49 per share as compared to $.375 per share in 1996. This represents an increase of approximately 30.67%.

     The Corporation's improving asset quality also contributed substantially to our 1997 performance as no provision to the allowance for loan losses was required and total loan recoveries actually exceeded loans charged off for the year. Nonperforming loans as a percent of loans also declined during 1997.

     Cardinal Bancorp, Inc. and First American National Bank of Pennsylvania recognize that success means adapting and improving customer service. Future success requires further development of the skills of our employees through ongoing training and building efficiencies through enhanced technologies. Our success has been built upon the quality of our staff and our dedication to the delivery of superior customer service to our community. Improvements planned for 1998 will continue to enhance the service provided to our customers.

     Each year presents new challenges and opportunities. The banking industry continues to change rapidly but your Corporation has the most important asset to meet the challenges of the future, dedicated employees committed to the success of a community bank. However, your support is also extremely important to us. The directors, management and employees of Cardinal Bancorp will continue to work diligently to earn your support.

Sincerely,



Merle W. Helsel
President and CEO

                             CARDINAL  BANCORP, INC.

                      MANAGEMENT'S  DISCUSSION AND ANALYSIS
                OF FINANCIAL  CONDITION AND RESULTS OF OPERATIONS




CONSOLIDATED SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)




As of Year End                  1997      1996      1995      1994      1993
                              --------  --------  --------  --------  --------


Total Assets                  $129,941  $129,557  $124,472  $112,606  $121,222
Total Deposits                 109,421   105,755   108,796    99,650   108,590
Loans, Net of Unearned Income   73,940    67,173    61,601    60,845    64,871
Shareholders' Equity            17,180    15,223    14,829    12,123    12,053
Shareholders' Equity per
  Common Share*                  17.35     15.38     14.98     12.25     12.18
Average Number of Shares
  Outstanding*                 990,000   990,000   990,000   990,000   990,000



For the Year Ended December 31   1997      1996     1995     1994     1993
                                ------    ------   ------   ------   ------


Interest Income                 $9,952    $9,532   $9,238   $7,944   $8,150
Interest Expense                 4,213     4,098    3,995    3,230    3,782
                                 -----     -----    -----    -----    -----
Net Interest Income              5,739     5,434    5,243    4,714    4,368
Provision for Loan Losses            0         0        0     (300)     125
                                 -----     -----    -----    -----    -----
Net Interest Income After
  Provision for Loan Losses      5,739     5,434    5,243    5,014    4,243
Other Income                       620       533      476      456      529
Other Expenses                   3,804     4,096    3,714    3,487    3,509
                                 -----     -----    -----    -----    -----
Income Before Income
  Taxes and Cumulative
  Effect Adjustment              2,555     1,871    2,005    1,983    1,263
Cumulative Effect
  Adjustment                         0         0        0        0       60
Income Tax Expense                 695       347      265      318      273
                                 -----     -----    -----    -----    -----
Net Income                       1,860     1,524    1,740    1,665    1,050
                                 =====     =====    =====    =====    =====

Per Share Data:
  Income Before
   Cumulative Effect
   Adjustment                     1.88      1.54     1.76    1.68      1.00
  Net Income                      1.88      1.54     1.76    1.68      1.06
  Cash Dividends Declared          .49       .375     .30     .55       .225


                                       3




CONSOLIDATED SELECTED FINANCIAL DATA (CONTINUED)


Return on Average Assets         1.41%     1.20%     1.45%     1.42%    .88%
Return on Average
  Shareholders' Equity          11.31%    10.01%    12.61%    13.31%   9.06%
Dividend Payout ratio           26.09%    24.34%    17.07%    32.70%  21.21%
Average Shareholders' Equity
  to Average Assets             12.49%    11.97%    11.48%    10.69%   9.66%


Tier 1 Risk-Based Capital Ratio 20.65%    19.76%    19.13%    17.92%  14.42%
Total Risk-Based Capital Ratio  21.81%    20.96%    20.38%    19.17%  15.67%
Leverage Capital Ratio          13.02%    12.20%    11.64%    11.39%   9.81%


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


FINANCIAL SUMMARY

     The consolidated earnings of the Corporation are derived primarily from the operations of its wholly-owned subsidiary, First American National Bank of Pennsylvania. During 1997, the Corporation recorded a net profit of $1,860,000 which represents $1.88 basic earnings per share or $1.85 diluted earnings per share. Net income in 1996 of $1,524,000 represents $1.54 basic earnings per share or $1.53 diluted earnings per share. Net income in 1995 of $1,740,000 represents $1.76 basic earnings per share or $1.75 diluted earnings per share. Per share data has been restated to reflect a 2 for 1 stock split which was effected in the form of a 100% stock dividend which was paid November 14, 1996 to shareholders of record on October 31, 1996.

     Two ratios widely recognized as performance indicators for financial institutions are the return on average assets and the return on average shareholders' equity. The return on average assets in 1997 was 1.41%, compared to a return on average assets in 1996 of 1.20%, and a return on average assets of 1.45% in 1995. The return on average shareholders' equity was 11.31%in 1997, while the return on average shareholders' equity was 10.01% and 12.61% in 1996 and 1995, respectively. The return on average assets and the return on average shareholders' equity are computed based upon average assets and average equity without adjustment for the impact of unrealized securities gains or losses. During 1997, average assets totalled $131,644,000, an increase of $4,418,000 or 3.5% from the 1996 average asset total of $127,226,000.

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


NET INTEREST INCOME

     Net interest income, the Corporation's primary source of revenue, represents the difference between interest income and interest expense. Interest income is generated by loans, investment securities, interest earning balances in financial institutions and federal funds sold while interest expense reflects payments to depositors and interest on short-term borrowings. Interest income for the years 1997, 1996 and 1995 was $9,952,000, $9,532,000, and $9,238,000, respectively, while interest expense amounted to $4,213,000, $4,098,000, and $3,994,000, respectively, for the same periods.

     Net interest income is affected by changes in interest rates and changes in average balances (volume) in the various interest-sensitive assets and liabilities. The following discussion and analysis of the Corporation's net interest income is based primarily on Table 1, "Average Balances, Effective Interest Differential and Interest Yields" and Table 2, "Rate/Volume Analysis of Changes in Net Interest Income." Net interest income as presented in Table 1 and in Table 2 is adjusted to a tax-equivalent basis. This adjustment facilitates performance comparison between taxable and tax-exempt assets by increasing tax-exempt income by an amount equivalent to the Federal income taxes which would have been paid if this income were taxable at the Corporation's 34% Federal statutory rate.

     As noted in Table 1, net interest income in 1997 on a tax equivalent basis increased approximately $235,000 or 4.1% above that of 1996, while net interest income in 1996 had increased approximately $302,000 or 5.6% above that of 1995. The increase in net interest income in 1997 was primarily the result of an increase in the volume of interest earning assets. As noted in Table 1, average total earning assets increased $4,233,000 from 1996 to 1997. As noted in Table 2, the increase in the volume of earning assets taken in isolation, resulted in an increase in gross interest income on a tax equivalent basis of $303,000.

     In addition to the positive impact on net interest income in 1997 of the increase in the Corporation's total earning assets, the Corporation's net interest margin also increased by three basis points from 4.83% to 4.86%. The relatively immaterial change in net interest margin was partially a result of relatively stable interest rates during 1997 resulting from controlled economic growth and a low inflation rate. The relative stability in interest rates is reflected in the cost of interest bearing liabilities which increased only four basis points overall and remained unchanged for time deposits. Although yields on different classes of interest earning assets did change, the total yield on all interest earning assets remained unchanged.

     During 1997, the yield on the Corporation's taxable securities increased 17 basis points from 6.58% to 6.75%. In August of 1997, to reduce the volatility in the market value of the investment portfolio, securities were sold, including longer term tax exempt securities, and replaced with shorter term higher yielding securities. The planned investment transactions will enable the Bank to maintain after tax income at the current level while shortening the duration (life) of the investment portfolio. As a result, the yield on the Corporation's taxable securities portfolio was increased. Furthermore, the sale of some of the higher yielding tax exempt securities caused an overall decline on the tax-exempt portfolio yield. The yield on the Corporation's loan portfolio declined 6 basis points in 1997 from 9.42% to 9.36% primarily as a result of competition. Many of the Corporation's loan products have variable interest rates which reprice immediately upon a change in the Prime Rate. Throughout much of 1997, the Prime Rate was 25 basis points above the rate in effect throughout most of 1996. The cumulative effect of the rate changes of each of the Corporation's classes of assets and liabilities resulted in the Corporation's net interest margin on a tax equivalent basis increasing from 4.83% in 1996 to 4.86% for 1997. The Corporation's net interest margin for 1995 was 4.81%.

    The Corporation actively monitors interest rate risk through the use of a simulation model which calculates the impact on earnings of changes in yields earned and rates paid based upon economic forecasts of rate changes as well as the maturity and repricing characteristics of the Corporation's interest sensitive assets and liabilities. The Corporation evaluates the impact on earnings of rate changes projected as most likely, as well as projected extremes of rate changes in rising and declining rate scenarios. Currently, most economists project for 1998 that rates will remain relatively level or decline slightly through much of the coming year.

     The simulation model is also utilized to calculate the Corporation's interest sensitivity gap. Because projecting interest rate movements is not an exact science, the Corporation attempts to maintain its rate sensitivity gap within ranges specified by policy. Although the Corporation may shift its assets and/or liabilities to become slightly more or less asset sensitive or liability sensitive, Management attempts to keep the interest rate gap relatively near 1.00 at all times. This enables the Corporation to minimize the risk inherent in unexpected, significant changes in rates. This also enables the Corporation to reposition its interest rate gap without the potential impact of relying heavily on projections of interest rate movements which may not occur. Currently, the Corporation's rate sensitive liabilities exceed rate sensitive assets. Based upon projections of level interest rates, the Corporation will attempt to increase its rate sensitive assets in 1998. The Corporation also actively monitors and reprices its deposits in an effort to maintain an appropriate net interest margin.

     Table 2 analyzes changes in interest income by applying either volume or rate changes to interest sensitive assets and liabilities. Referring to the Table, taxable equivalent loan income increased $621,000 or 10.5% in 1997, while 1996 loan earnings had decreased $128,000 or 2.1% from the prior year. Average volume increased loan income by $663,000 in 1997 while rate declines caused a decrease in loan income in the amount of $42,000. Yields on loans declined 6 basis points in 1997 as compared to a 34 basis points decline in 1996. As noted above, the Corporation has structured many of its loans with variable interest rates which reprice as interest rates change. In so doing, the Corporation is better able to react to changes in rates which may increase interest expense. In this manner, the Corporation is able to reduce interest rate risk and is more effectively able to maintain a favorable interest spread in a changing rate environment. As noted on Table 12, at year-end 1997 approximately $51,484,000 of the loan portfolio is capable of repricing within one year.

     Securities income on a tax equivalent basis decreased $540,000 or 14.1% in 1997 from the previous year while 1996 earnings increased $832,000 from 1995. In 1997, change in volume decreased securities income $598,000 while rate changes increased investment earnings by $58,000. As noted above, yields on taxable securities increased 17 basis points in 1997 due primarily to the replacing of certain securities with shorter term higher yielding securities. This followed a 43 basis point increase in the yield on taxable securities in 1996 which resulted primarily from the conversion of variable rate securities to fixed rate securities. Taxable equivalent yields on tax-exempt securities decreased 17 basis points in 1997 after a 126 basis point decrease in 1996.
As noted above, because many of the higher yielding tax-exempt securities were liquidated as part of the Corporation's planned investment strategy, the remaining tax-exempt securities did not bear rates as high as those previously held resulting in an overall decline in the yield on tax-exempt securities.

     Interest income from federal funds sold increased $45,000 or 78.9% in 1997 while such income in 1996 had decreased $109,000 or 65.7% from 1995. In 1997, the average balance increased by $818,000 as the Corporation retained additional liquid funds in the forms of federal funds sold and interest earning balances with the Federal Home Loan Bank in order to improve its liquidity position. The change in the volume of federal funds sold resulted in an increase in the income of $45,000 from the prior year. This increase in income was accounted for entirely by the change in volume. Average interest earning balances with the Federal Home Loan Bank were $4,579,000 during 1997, an increase of $3,990,000 from 1996. The increase in volume caused interest income from the Federal Home Loan Bank to increase $193,000, while an increase in rates on such deposits resulted in an increase in earnings of $31,000.

     Expense relating to interest-bearing liabilities increased by $115,000 or 2.8% in 1997 while in 1996 such expense increased by $104,000 or 2.6% from the prior year. The increase in expense on deposits was caused primarily by the general increase in average deposit volume during 1997. The increase in 1996 was also caused primarily by the general increase in average deposit volume. As noted in Table 2, volume increase during 1997 caused interest expense on deposits to increase $155,000, while a decrease in rates resulted in decreased interest expense



TABLE 1: AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

INCOME AND RATES ON A TAX EQUIVALENT BASIS
FOR YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(In Thousands)
                                        1997                     1996
                               -----------------------  ---------------------
                               Average          Yield/  Average         Yield/
                               Balance Interest  Rate   Balance Interest  Rate
                               -----------------------  ----------------------
ASSETS

  Securities:
    Taxable                    $40,451  $2,730  6.75%   $44,565  $2,933  6.58%
    Tax-Exempt                   5,968     548  9.18%     9,462     885  9.35%
  Interest Earning Balances      4,579     253  5.53%       589      29  4.84%
  Federal Funds Sold             1,840     102  5.54%     1,022      57  5.54%
  Loans, Net                    69,812   6,537  9.36%    62,779   5,916  9.42%
                               ----------------------   ----------------------
  Total Earning Assets        $122,650 $10,170  8.29%  $118,417  $9,820  8.29%
                                        -------------            -------------
  Allowance for Loan Losses      (968)                  (1,282)
  Nonearning Assets              9,962                   10,091
                              --------                 --------
  Total Assets                $131,644                 $127,226
                              ========                 ========

LIABILITIES AND SHAREHOLDERS' EQUITY

  Deposits:
    NOW, MMDA & Savings         $36,333   $792  2.18%   $39,625    $960  2.42%
    Time                         61,141  3,338  5.46%    56,834   3,103  5.46%
  Repurchase Agreements and
    Short-term Borrowings         1,569     83  5.26%       846      35  4.77%
                                ---------------------   ----------------------
  Total interest bearing
    liabilities                 $99,043 $4,213  4.25%   $97,305  $4,098  4.21%
                                        -------------            -------------
Demand Deposits                  14,919                  13,625
Other Liabilities                 1,237                   1,074
                                -------                 -------
  Total Liabilities             115,199                 112,004

Shareholders' Equity             16,445                  15,222
                               --------                --------
  Total Liabilities and
    Shareholders' Equity       $131,644                $127,226
                               ========                ========
Net Interest Income                     $5,957                   $5,722
                                       ========                 ========

Net Yield on Interest Earning
     Assets:
     Total Yield on Earning Assets       8.29%                    8.29%
     Rate on Supporting Liabilities      4.25%                    4.21%
     Net Interest Margin                 4.86%                    4.83%





                                        1995
                               -----------------------
                               Average          Yield/
                               Balance Interest  Rate
                               -----------------------
ASSETS

  Securities:
    Taxable                    $38,368  $2,358  6.15%
    Tax-Exempt                   5,918     628 10.61%
  Interest Earning Balances      3,691     218  5.91%
  Federal Funds Sold             2,840     166  5.85%
  Loans, Net                    61,939   6,044  9.76%
                               -----------------------
  Total Earning Assets         112,756  $9,414  8.35%
                                        -------------
  Allowance for Loan Losses     (1,392)
  Nonearning Assets              8,773
                              --------
  Total Assets                $120,137
                              ========

LIABILITIES AND SHAREHOLDERS' EQUITY

  Deposits:
    NOW, MMDA & Savings         $38,843 $1,043  2.69%
    Time                         53,936  2,945  5.46%
  Repurchase Agreements and
    Short-term Borrowings           104      6  5.88%
                                ----------------------
  Total interest bearing
    liabilities                 $92,883 $3,994  4.30%
                                        --------------
Demand Deposits                  12,454
Other Liabilities                 1,004
                                -------
  Total Liabilities             106,341

Shareholders' Equity             13,796
                               --------
  Total Liabilities and
    Shareholders' Equity       $120,137
                               ========
Net Interest Income                     $5,420
                                       ========

Net Yield on Interest Earning
     Assets:
     Total Yield on Earning Assets       8.35%
     Rate on Supporting Liabilities      4.30%
     Net Interest Margin                 4.81%




Interest and average interest rates are presented on a fully taxable equivalent basis, using an effective tax rate of 34%. For purposes of calculating loan yields, average loan balances include nonaccrual loans. Loan fees, which are immaterial in amount, have been excluded from interest income in the calculations of interest income and yields on loans.

on deposits of $88,000. Rates paid on interest-bearing liabilities increased 4 basis points in 1997 after a decrease of 9 basis points in 1996. Short-term borrowings expense, consisting of interest on temporary purchases of funds from the Federal Reserve Bank and the Federal Home Loan Bank together with interest paid on securities sold under agreements to repurchase and other interest expense totalled approximately $83,000 in 1997, compared to $35,000 for 1996.

     In summary, net interest income on a taxable equivalent basis increased $235,000 from 1996 to 1997. As shown on Table 2, the improvement in net interest income was the result of an increase in net asset volume which caused an increase in earnings from 1996 to 1997 of $108,000. Interest rate changes also caused an increase in net interest income from 1996 to 1997 in the amount of $127,000. In 1996, the increase in net interest income of $302,000 from the 1995 level was the result of an increase in net asset volume of $334,000. Changes in interest rates resulted in a decline in net interest income of $32,000.



TABLE 2:  RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME



Taxable Equivalent Basis            1997 Compared to 1996
(In Thousands)               Increase (Decrease) in Income/Expense
                                      Due to Change In:

                                 Volume      Rate      Total
                                 ------      ----      -----


Interest Earning Assets:
Securities:
  Taxable                        $ (271)    $   68    $ (203)
  Tax-Exempt                       (327)       (10)     (337)
Depository Institutions             193         31       224
Federal Funds Sold                   45          0        45
Loans, Net                          663        (42)      621
                                   ----       ----      ----
Total Interest Earning Assets       303         47       350
                                   ----       ----      ----
Interest Bearing Sources of Funds:
Interest Bearing Deposits:
  NOW, MMDA & Savings               (80)       (88)     (168)
  Time                              235          0       235
Short-term Borrowings                40          8        48
                                   ----       ----      ----
Total Interest Bearing
  Sources of Funds                  195        (80)      115
                                   ----       ----      ----

Change in Net Interest Income    $  108     $  127    $  235
                                 ======     ======    ======



Taxable Equivalent Basis            1996 Compared to 1995
(In Thousands)               Increase (Decrease) in Income/Expense
                                     Due to Change In:

                                 Volume      Rate      Total
                                 ------      ----      -----


Interest Earning Assets:
Securities:
  Taxable                        $  381     $  194    $  575
  Tax-Exempt                        376       (119)      257
Depository Institutions            (183)        (6)     (189)
Federal Funds Sold                 (106)        (3)     (109)
Loans, Net                           82       (210)     (128)
                                   ----       ----      ----
Total Interest Earning Assets       550       (144)      406
                                   ----       ----      ----

Interest Bearing Sources of Funds:
Interest Bearing Deposits:
  NOW, MMDA & Savings                21       (104)      (83)
  Time                              158          0       158
Short-term Borrowings                37         (8)       29
                                   ----       ----      ----
Total Interest Bearing
  Sources of Funds                  216       (112)      104
                                   ----       ----      ----

Change in Net Interest Income    $  334     $  (32)   $  302
                                 ======     ======    ======



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



NONINTEREST INCOME/NONINTEREST EXPENSE

     Noninterest income exclusive of net securities gains amounted to $589,000 in 1997, an increase of $61,000 from $528,000 in 1996. This change was primarily due to an increase in income from service charges on deposit accounts of $54,000. There were net gains on sales of securities of $31,000 and $5,000 in 1997 and 1996 compared to no gains on sales of securities in 1995. Noninterest income in 1995 was $476,000.

     A summary of the major components of noninterest operating expense for the years ended December 31, 1997, 1996 and 1995 is contained in the Consolidated Statements of Income. Noninterest expense in 1997 decreased $291,000 from 1996. The major elements contributing to the decrease were expenses of salaries and employee benefits and net cost of operation and disposal of other real estate owned. The most significant increase in noninterest expense was data processing.

     Salaries and employee benefit costs decreased $278,000 from 1996 to 1997. On December 9, 1996, the Corporation, the Bank and James B. Bexley entered into an Agreement, the effect of which was to provide the terms of Mr. Bexley's retirement from the Corporation and the Bank as President and Chief Executive Officer as well as Mr. Bexley's resignation from the Board of Directors of each of the Corporation and the Bank. Pursuant to the terms of the Agreement, the Corporation and the Bank agreed to pay Mr. Bexley $279,000, with applicable taxes withheld, in two separate payments. The first payment of $135,000, less applicable deductions, was paid in December, 1996; the second payment of $144,000, less applicable deductions, was paid in January, 1997. Salary and employee benefits expense for 1996 includes the accrued liability for all payments made to Mr. Bexley pursuant to this Agreement. The amount of this payment represents a non-recurring expense. The payments, pursuant to this Agreement, did not adversely impact liquidity, capital resources or results of operations during 1997. In addition to the cash amounts paid to Mr. Bexley, the Corporation agreed to provide certain health and life insurance benefits to Mr. Bexley through February 14, 1999. The present value of the cost of such benefits in the amount of $15,000 was also accrued and charged to expense during 1996. It is presently anticipated that such benefits will not adversely impact future income in a material amount.

     The Corporation's noninterest expense was further lessened by the reduction of the net cost of operation and disposal of other real estate owned in 1997 of approximately $55,000. The reduction was primarily the result of a net decrease in the write-down and the associated expenses of one particular other real estate owned property of approximately $40,000 from 1996 to 1997. The decreases in noninterest expense were offset with an increase in data processing expense of approximately $34,000. The increase was due in part to increased transaction volume of the Banks' customers.

     Noninterest expense in 1996 increased $382,000 from 1995. The primary factors in the increase were a rise in the cost of salaries and employee benefits of $456,000 and an increase in occupancy and equipment expenses of approximately $58,000. A decrease in FDIC insurance premiums in the amount of $115,000 from the 1995 level and a $45,000 decline in the cost of supplies, stationery and printing contributed to offset the increase.

     The Corporation is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

    The Corporation is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for the year 2000 compliance. It is anticipated that all reprogramming efforts will be complete by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from the Corporation's primary processing vendors that plans are being developed to address processing of transactions in the year 2000. Management's assessment of the year 2000 compliance expense was determined to be immaterial and not have a material effect on the Corporation's future financial position or results of operations.


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

     At December 31, 1996, the market value of the investment portfolio had decreased to a level at which unrealized losses exceeded unrealized gains in the amount of $758,000. During the first quarter of 1996, in anticipation of declining interest rates, the Corporation's investment strategy was to liquidate some of its variable rate investments, especially those which were tied to indexes which reacted more dramatically to declines in interest rates, and to reinvest in fixed rate securities. Although the Federal Reserve Discount Rate declined 25 basis points in February of 1996 and remained at that level throughout 1996, because economic indicators and the inflation rate did not clearly indicate if a rate decrease or a rate increase was necessary in order to keep the economy from slowing too dramatically and to keep inflation under control, bond rates gradually increased through much of 1996. As a result, the market value of the Corporation's investment portfolio declined.

     During the third quarter of 1997, the Corporation liquidated a number of its longer term fixed rate securities and replaced them with mortgage-backed
securities.   At the time, municipal securities were priced higher than normal resulting in the Corporation being able to receive a comparatively more attractive price. Additionally, the mortgage-backed securities purchased to replace the municipals tend to have a less volatile price in the event of rate changes. Because economic indicators and the inflation rate did not clearly indicate whether rates would increase or decrease throughout the last half of 1997, it was felt securities which reacted with less volatility in the event of rate changes would be preferred. In fact, the prime rate did not change during the last three quarters of 1997 and other market rates fluctuated throughout 1997. However, in general, rates declined during the last six months of the year. As a result, the market value of the Corporation's investment portfolio increased. At December 31, 1996, unrealized losses on the Corporation's available-for-sale securities exceeded unrealized gains by $758,000. By December 31, 1997, the Corporation's available-for-sale securities portfolio contained an unrealized gain of $124,000. The Corporation's investment portfolio is utilized in part to manage interest rate risk and to provide liquidity. As a necessary element of such utilization, the Corporation continually strives to limit net unrealized losses within the portfolio, however, unrealized losses may sometimes exist.

     Although the Corporation's investment portfolio contains mortgage backed securities, the portfolio does not contain any collateralized mortgage obligations (CMO's) and contains only one real estate mortgage investment conduit (REMIC) with a carrying value of $418,000 at December 31, 1997. The certificates of the REMIC owned by the Corporation, however, are mortgage pass-through certificates which, based upon the current interest rate and interest cap, is considered non high-risk. The Corporation's investment portfolio did not contain any securities defined as derivatives at December 31, 1997.

     Table 3 provides a history of the carrying value of securities at December 31 for each of the past three years. As noted, the net unrealized gain at December 31, 1997 was $124,000 while the net unrealized loss on securities at year-end 1996 was $758,000, as outlined in Note 5 to the Consolidated Financial Statements.






TABLE 3:  CARRYING VALUES OF SECURITIES

                                        Securities Available-for-Sale
                                   --------------------------------------
(In Thousands)                             Years ended December 31,
                                   --------------------------------------
                                       1997         1996         1995
                                   --------------------------------------

U. S. Treasury Securities             $       0   $       0    $   2,009
Obligations of U.S.
  Government Agencies                    20,492      26,745       13,741
Mortgage-Backed:
  U.S. Government Agencies               18,821      12,270       25,259
  Other Mortgage-Backed                   1,744       2,011        2,270
Asset-Backed                                  0           0          156
Obligations of State
  & Political Subdivisions                2,624       9,870        6,963
Stock                                       475         549          601
                                        -------     -------      -------

Total                                 $  44,156   $  51,445    $  50,999
                                      =========   =========    =========

                                       11

LOANS AND COMMITMENTS


     At December 31, 1997, loans net of unearned income totalled approximately $73,940,000, a $6,767,000 or 10.1% increase from December 31, 1996. At
December 31, 1996, such loans totalled $67,173,000 and at December 31, 1995, loans net of unearned income totalled approximately $61,601,000. At December 31, 1997, loans net of unearned income represented 61.1% of earning assets as compared to 56.6% at December 31, 1996. As the balance of the loan portfolio at December 31, 1997, exceeded the December 31, 1996, balance by $6,767,000, the average balance increased by a comparable amount of $7,029,000 in 1997.

     The Corporation's loan volume has increased steadily over the past three years while maintaining credit quality within the portfolio. The Corporation has improved its lending underwriting standards to reduce the potential for loan losses. Procedures are in place under which the Corporation conducts a thorough review of the operations of commercial loan applicants including analyses of balance sheets, income statements and cash flows of the applicant. In addition to reviews conducted by a credit analyst and the applicant's loan officer, prior to approval of loans in excess of specific dollar limits financial data are evaluated by loan review committees consisting of the Bank's loan officers and/or members of the Board of Directors. Furthermore, detailed appraisals of collateral offered to secure loans which are approved are generally required. These enhancements have been maintained in improving asset quality while increasing the loan volume. Improvements in the Corporation's credit underwriting standards continues to impact the amount of mobile home loans contained within the portfolio which declined in excess of $1,018,000 in 1997.

     As noted in Table 7 following, nonperforming loans declined steadily from 1993 through 1994. Nonperforming loans were reduced during 1994 by 35.2% from the level at December 31, 1993, however, during 1995 nonperforming loans increased $1,223,000. Of such increase, $1,093,000 was attributable to loans to related entities of one individual. During 1996, liquidation of the collateral which secured such related loan was nearly completed and at December 31, 1996, only $26,000 remained of which was liquidated during 1997. Other loans on nonaccrual status were also reduced during 1996 and 1997 with a resultant total decline in nonperforming loans of $1,260,000 and $58,000, respectively. At December 31, 1997, nonperforming loans were $526,000, the lowest year-end total in the most recent five-year period.

     The loan portfolio is diversified primarily among consumer and mortgage loans to individuals, agricultural loans and loans to small and medium-sized businesses located primarily within the Corporation's market area of Bedford County and Blair County with extensions into the western portion of Fulton County and the southern portion of Huntingdon County. As noted in Table 4, loans to consumers totalled $17,575,000, $18,051,000 and $17,924,000 at December 31, 1997, 1996
and 1995, respectively. Such loans consist primarily of installment loans extended for personal, family and household purposes, but also include student loans and personal revolving lines of credit. The Corporation also makes real estate secured loans to individuals for the acquisition or construction of personal residences or for remodeling or other personal expenditures. Loans to consumers are generally secured by tangible personal property and real estate and, in order to protect itself from declining asset values, the Corporation generally will lend no more than 80% of the market value of the collateral pledged or will require the purchase of private mortgage insurance. Unsecured loans are made to borrowers who are able to provide financial statements which, upon review by the Corporation, demonstrate a substantial net worth of the borrower. Such borrowers must also have an established earnings record which indicates the ability to repay and must have a favorable credit history.

     As reflected in Table 5 below, net recoveries on residential mortgages for the years 1993 through 1997 averaged approximately $3,000 per year. Residential real estate values have been steadily increasing in the Corporation's market area. The values of the real estate securing such loans are expected to continue to rise slowly and losses are expected to remain low. Net charge-offs on consumer loans have averaged $105,000 per year over the last five years. Of such amount, approximately $93,000 or 88.6% have been attributable to mobile home loans originated in part through the involvement of a third party servicer. Many of such loans were granted with more lenient credit standards and with more lenient collateral loan to value ratios than were required on direct consumer loans. As alluded to above, the Corporation has redefined its underwriting standards with respect to this type of loan, however, the full impact of the change in standards will not be realized for several years. Net charge-offs of consumer loans as a percentage of average consumer loans for 1995 through 1997 have totalled .71%.

     The Corporation also originates loans for commercial and agricultural purposes. While the Corporation maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular business sector, there are several industries in which limited concentrations of commercial credit exist. These are the agricultural industry, timber and lumber industry, automobile dealership industry and motel/hotel/restaurant industry. At December 31, 1997, loans to these industries as a percent of total loans were approximately 5.50%, 4.63%, 4.75% and 6.31%. Loans to these groups were approximately 3.78%, 4.91%, 5.88% and 7.48% of total loans, respectively, at December 31, 1996. It is the Corporation's policy to limit concentrations of credit to any one industry to less than 55% of capital and to monitor concentrations in excess of 25% of capital. At December 31, 1997, the hotel/motel/restaurant industry was the only concentration that exceeded 25% of total equity capital as it totalled 27.30%. By limiting concentrations of credit within any one industry, the risk of loss due to economic changes which may negatively impact a specific industry is likewise limited. Additionally, most commercial and agricultural loans which are made by the Corporation are secured by assets which are assigned to the Corporation or are made subject to a security interest in favor of the Corporation. Mortgages secured by commercial realty are generally limited to 70% of market value. Loans secured by business personalty are also generally limited to 70% of the market value of the underlying collateral, however, if assets which secure a loan are not readily marketable or are susceptible to a rapid decline in value, the Corporation may finance a lesser percentage of the collateral's value. As in the case of consumer loans, loans which may not be fully secured are made to commercial borrowers which possess substantial net worth, have established earnings records and have favorable credit histories.

     The Corporation makes contractual commitments to extend credit and extends lines of credit which are subject to the Corporation's credit approval and monitoring procedures. Commitments to extend credit in the form of commercial lines of credit increased to $11,356,000 at December 31, 1997, from $8,335,000 at December 31, 1996. The Corporation also issues stand-by letters of credit to its commercial customers. The risk associated with stand-by letters of credit is essentially the same as the credit risk involved in other loan extensions to commercial customers. Stand-by letters of credit decreased to $210,000 at December 31, 1997, from $246,000 at December 31, 1996.
Commitments to extend credit to consumers secured by residential real estate increased to $1,874,000 at December 31, 1997, from $1,578,000 at December 31, 1996. Unsecured consumer credit lines increased to $850,000 at December 31, 1997, from $685,000 at December 31, 1996.


Distribution of the loan portfolio of the Corporation according to major loan classification is shown in Table 4.






TABLE 4:  LOAN PORTFOLIO

                                              Years ended December 31,
                                          -------------------------------
(In Thousands)                              1997       1996        1995
                                          --------   --------   ---------

Residential mortgage                      $ 21,383   $ 19,534   $ 20,102
Commercial mortgage                         23,197     19,584     17,428
Consumer                                    17,575     18,051     17,924
Commercial and agricultural                 14,017     12,935      9,957
                                          --------   --------   --------

  Total Loans                               76,172     70,104     65,411
Less: Unearned Income                        2,232      2,931      3,810
      Allowance for loan losses                958        957      1,333
                                          --------   --------   --------
Net Loans                                 $ 72,982   $ 66,216   $ 60,268
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

     Management, through its ongoing analysis of the adequacy of the allowance for loan losses, determined the level of the allowance in 1994 was more than adequate. During an examination of the Bank conducted in August of 1994, the Office of the Comptroller of the Currency reviewed Management's analysis and was in substantial agreement with the methodology used by the Bank. As a result, a negative provision in the amount of $300,000 was recorded to the allowance in 1994. As a result of subsequent analyses of the adequacy of the allowance conducted during 1997, 1996 and 1995, it was determined that no additional provisions were required for 1995, 1996 or 1997.

     A summary of charge-offs and recoveries on loans is presented in Table 5. The ratio of net charge-offs to average outstanding loans was not applicable in 1997 due to the recoveries exceeding the charge-offs. For 1996, the ratio increased to .61% from .27% in 1995.

     The allocation of the allowance for loan losses among the major classifications is shown in Table 6 as of December 31 of each of the past five years. The allowance for loan losses at December 31, 1997, was approximately $958,000 or 1.29% of loans net of unearned income as compared to $957,000 or 1.42% at December 31, 1996, and $1,333,000 or 2.16% at December 31, 1995.





TABLE 5:  ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES


                                                  Years ended December 31,
                                              -------------------------------
(In Thousands)                                  1997        1996        1995
                                               ------      ------      ------

Allowance for loan losses at January 1       $    957    $  1,333    $  1,494

Loans charged off:
  Commercial and agricultural                       1         328          15
  Real estate-residential mortgage                  0          13           0
  Consumer                                         75         149         180
                                               -------     -------    -------
Total loans charged off                            76         490         195
                                               -------     -------    -------

Recoveries on loans previously charged off:
  Commercial and agricultural                      45          76          27
  Real estate-residential mortgage                 28          23           0
  Consumer                                          4          15           7
                                               -------     -------     -------
Total Recoveries                                   77         114          34
                                               -------     -------     -------

Net Charge-offs(Recoveries)                        (1)        376         161
Provision for loan losses                           0           0           0
                                               -------     -------     -------

Allowance for loan losses at December 31      $   958    $    957    $  1,333
                                               =======    =======     =======

Net charge-offs to average loans                 **          .61%       0.27%

Provision to average loans                      0.00%       0.00%       0.00%

Allowance to period-end loans                   1.29%       1.42%       2.16%

Allowance as multiple of
  net charge-offs                                **         2.54x       8.28x

Allowance as multiple of
  nonperforming loans                           1.82x       1.64x        .72x



                                             Years ended December 31,
                                         ----------------------------
(In Thousands)                                  1994        1993
                                               ------      ------

Allowance for loan losses at January 1     $    1,953    $  2,239

Loans charged off:
  Commercial and agricultural                      38         500
  Real estate-residential mortgage                 23           0
  Consumer                                        155          18
                                               -------     -------
Total loans charged off                           216         518
                                               -------     -------

Recoveries on loans previously charged off:
  Commercial and agricultural                      51          86
  Real estate-residential mortgage                  0           0
  Consumer                                          6          21
                                               -------     -------
Total Recoveries                                   57         107
                                               -------     -------

Net Charge-offs(Recoveries)                       159         411
Provision for loan losses                        (300)        125
                                               -------     -------
Allowance for loan losses at December 31     $  1,494    $  1,953
                                               =======     =======

Net charge-offs to average loans                0.26%       0.60%

Provision to average loans                        *         0.18%

Allowance to period-end loans                   2.46%       3.01%

Allowance as multiple of
  net charge-offs                               9.40x       4.75x

Allowance as multiple of
  nonperforming loans                           2.41x       2.04x



* A negative provision was recorded in 1994.
** Recoveries exceeded charge-offs in 1997.






TABLE 6:  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                            1997              1996              1995
                       ----------------  ----------------  ----------------
(In Thousands)                  Percent           Percent           Percent
                       Amount  of Loans  Amount  of Loans  Amount  of Loans
                       ------  --------  ------  --------  ------  --------

Commercial
 and agricultural       $ 362     50%     $ 365     48%    $  640     44%
Residential mortgage        0     29          0     29          2     33
Consumer                  230     21        282     23        376     23
Unallocated               366               310               315
                         ----    ----      ----    ----      ----    ----
Balance at Dec. 31      $ 958    100%     $ 957    100%    $1,333    100%
                         ====    ====      ====    ====     =====    ====



                            1994              1993
                       ---------------   ---------------
(In Thousands)                 Percent           Percent
                      Amount  of Loans  Amount  of Loans
                      ------  --------  ------  --------


Commercial
 and agricultural      $ 624     43%     $1,113    44%
Residential mortgage       2     35          17    25
Consumer                 334     22         273    31
Unallocated              534                550
                       -----    ----      -----   ----
Balance at Dec. 31    $1,494    100%     $1,953   100%



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

     A presentation of nonperforming loans as of December 31 for each of the past five years is given in Table 7. Nonperforming loans at December 31, 1997, totalled approximately $526,000 or .41% of total assets. Included within the classification of nonperforming loans at December 31, 1997, are loans classified as impaired. A loan is considered impaired when, based upon current information and events, it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. At December 31, 1997, the Corporation's impaired loans totalled approximately $289,000 or 55% of total nonperforming loans as compared to $60,000 or 10% of total nonperforming loans at December 31, 1996.

     The nonperforming loan balance of $526,000 at December 31, 1997, was a $58,000 decrease from December 31, 1996. At December 31, 1996, nonperforming loans totalled approximately $584,000 a decrease of $1,260,000 from December 31, 1995. As noted in the discussion "Loans" above, approximately $1,067,000 of the decrease in nonperforming loans during 1996 was attributable to loans to related entities of one individual for which provision for potential losses had been previously made. Nonperforming loans at December 31, 1995, totalled approximately $1,844,000 or 1.48% of total assets.

     Table 7 reflects a restructured troubled debt total of $170,000 at December 31, 1995. The loan represented by such amount was restructured in 1993 but was on nonaccrual status from the date of restructuring until 1995. Based upon the borrowers sustained period of repayment performance and the reasonable prospect for repayment under the revised loan terms, the loan was returned to accrual status in 1995. The Corporation has not restructured any other loans during 1997 or 1996. Interest income on loans would have been increased by approximately $42,000, $108,000 and $128,000 in 1997, 1996 and
1995, respectively, if nonperforming loans, including nonperforming loans classified as impaired under SFAS 114, had performed in accordance with their original terms. Interest received and included in net income from such loans was approximately $13,000, $7,000 and $6,000 in 1997, 1996 and 1995,
respectively.

     Based upon current information available and upon measures taken to maintain the allowance for loan losses at an appropriate level, Management does not believe there are any loans classified for regulatory purposes as loss, doubtful, substandard, special mention or otherwise which will result in losses which would reasonably be expected to have a material impact on future operations, liquidity or capital reserves. At December 31, 1997, there were no loans which were not included as past due, nonaccrual or restructured troubled debt, where known information about possible credit problems of borrowers causes Management to have serious doubts as to the ability of such borrowers to comply over the next six months with present loan repayment terms. Management is not aware of any other information which causes it to have serious doubts as to the ability of borrowers in general to comply with repayment terms.




TABLE 7:  NONPERFORMING LOANS


                                            Years ended December 31,
                                  -------------------------------------------
(In Thousands)                      1997        1996        1995       1994
                                  --------    --------    --------   --------

Nonaccruing Loans                 $    311    $    584    $  1,674   $    620
Accrual Loans-90 days
 or more past due                      215           0           0          1
Restructured Troubled Debt               0           0         170          0
                                   -------     -------     -------    -------

Total nonperforming loans         $    526    $    584    $  1,844   $    621
                                   =======     =======     =======    =======
Nonperforming Loans as a
  percent of loans, net
  of unearned income                  .71%        .87%       2.99%      1.02%



                                      Years ended December 31,
                                      ------------------------
(In Thousands)                                 1993
                                             --------

Nonaccruing Loans                            $    921
Accrual Loans-90 days
 or more past due                                  38
Restructured Troubled Debt                          0
                                              -------
Total nonperforming loans                    $    959
                                             ========
Nonperforming Loans as a
  percent of loans, net
  of unearned income                            1.48%





DEPOSITS AND OTHER FUNDING SOURCES

     The Corporation's primary source of funds is its deposits. Deposits at December 31, 1997, were approximately $109,421,000 compared to $105,755,000 at December 31, 1996, an increase of approximately $3,666,000. The deposit class experiencing the largest increase was time deposits of less than $100,000 which increased $3,427,000. The total of other deposits increased slightly by $239,000. Although certificates of deposit of $100,000 and over declined in 1997, such deposits are generally considered more volatile. Additionally, as noted in Table 1 above, the average volume of deposits increased by $2,309,000 during 1997. The Corporation's core deposits have continued to remain stable thereby reducing liquidity risk which may originate on the liability side of the balance sheet. The Corporation's funds management/liquidity policy also addresses the volatility of deposits of $100,000 and over in evaluating liquidity needs.

     At December 31, 1997 and 1996, outstanding borrowed funds of the Corporation totalled $2,476,000 and $106,000, respectively while the average amount of repurchase agreements and short-term borrowings for the year 1997 and 1996 was $1,569,000 and $846,000, respectively, as noted in Table 1. Although the Corporation had no borrowed funds at December 31, 1995, average short-term borrowings for 1995 were $104,000. Average balances and average interest rates applicable to the major classifications of deposits for the years ended December 1997, 1996 and 1995 are presented in Table 8.





TABLE 8:  DEPOSITS BY MAJOR CLASSIFICATION
(In Thousands)

                                                 Years ended December 31,
                                         -------------------------------------
                                                1997                 1996
                                         -------------------------------------
                                         Average  Average     Average  Average
                                         Balance  Rate        Balance  Rate
                                         -------  -------     -------  -------


Noninterest bearing demand deposits     $ 14,919   0.00%     $ 13,625   0.00%
Interest bearing demand deposits          12,081   1.37%       11,745   1.60%
Money Market Accounts                      5,264   2.17%        7,322   2.65%
Savings                                   18,988   2.70%       20,558   2.81%
Time                                      61,141   5.46%       56,834   5.46%
                                          ------               ------
Total                                   $112,393             $110,084
                                        ========             ========



                                         ----------------
                                               1995
                                         ----------------
                                         Average  Average
                                         Balance  Rate


Noninterest bearing demand deposits     $ 12,454   0.00%
Interest bearing demand deposits          10,568   2.02%
Money Market Accounts                      7,202   2.86%
Savings                                   21,073   2.96%
Time                                      53,936   5.46%
                                        --------
Total                                   $105,233
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

     During 1997, capital increased by $1,957,000 or 12.9% above year-end 1996. Earnings in 1997 of $1,860,000 net of dividends paid of $485,000 increased capital by $1,374,000. This increase was in addition to a capital adjustment resulting from an increase in the market value of the Corporation's available-for-sale investment portfolio which positively impacted capital in the amount of $582,000. Comparatively, in 1996 capital increased by $394,000 or 2.7% above year-end 1995. During 1996, the Corporation realized earnings in the amount of $1,524,000 of which $371,000 was paid to shareholders as dividends. The increase in capital of $1,152,000 was partially offset by a capital adjustment resulting from a decline in the market value of the Corporation's available-for-sale investment portfolio of $758,000.

     As noted above, the annual shareholder cash dividend payment in 1997 was $485,000 compared to $371,000 in 1996. The dividend payout ratio, which represents the percentage of annual net income returned to the shareholders in the form of cash dividends, was 26.1% for 1997 compared to 24.3% for 1996.
The dividend payout ratio for 1995 was 17.1%. In setting the level of dividends to be paid, the Corporation considers the need to retain earnings at a level sufficient to finance future corporate growth, the effect of dividend payments on stock prices and, if applicable, regulatory restrictions on dividend payments.

     In 1989, Federal Regulators adopted risk-based capital adequacy guidelines under which the components of capital are classified into two tiers. For the Corporation, Tier 1 capital consists of common shareholder's equity and total risk-based capital consists of Tier 1 capital plus the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets. The risk-based capital ratios are computed by dividing the components of capital by risk-weighted assets. Risk-weighted assets are determined by assigning credit risk weighing factors from 0% to 100% to various categories of assets and off balance sheet financial instruments. Required minimum levels of risk-based capital are 4.0% for Tier 1 capital and 8.0% for total capital. At December 31, 1997, the Corporation's Tier 1 risk-weighted capital ratio was 20.7% as compared to 19.8% at December 31, 1996. The Corporation's total capital ratio at December 31, 1997, was 21.8% as compared to 21.0% at
the end of the prior year.   Both risk-weighted capital ratios exceed the 1997
minimum regulatory requirements.

     All national banks must also maintain a minimum total assets leverage ratio. Each bank's Tier 1 capital must be maintained in an amount equal to at least 3.0% of adjusted total assets. The Corporation's total assets leverage ratio at December 31, 1997, was 13.0% as compared to 12.2% at December 31, 1996.

     Management believes the Corporation's current capital is adequate to support its operations. At this time, the Corporation is not aware of any recommendations by regulatory authorities which, if implemented, will have or are reasonably likely to have a material effect on liquidity, capital resources or operations.


INCOME TAXES

     Income tax expenses for 1997, 1996 and 1995 were $695,000, $347,000 and $266,000, respectively. The large increase in income tax expense during 1997 was in part reflective of a reduction of tax exempt income in 1997 and also due in part to an increase in net income for 1997. For 1996, income before income taxes decreased while income tax expense increased. The increase in income tax expense during 1996 was in part reflective of a reduction of 1995 income tax expense resulting from adjustment of a valuation allowance for deferred income taxes. Based upon the Corporation's earnings in 1995 and prior years and the reasonable expectation of continued future earnings, during 1995 the realization of the full amount of deferred tax assets, other than the Alternative Minimum Tax Credit carryforwards, was deemed more likely than not. Consequently, the valuation allowance was eliminated, except for an amount equal to the Alternative Minimum Tax Credit carryforwards, which resulted in a reduction of book income tax expense in 1995 in the amount of $290,000.

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

     Historically, the overall liquidity of the Corporation has been enhanced by a relatively stable base of core deposits which has existed even in periods of changing interest rates. At December 31, 1997, deposits exclusive of time deposits of $100,000 and over, increased $3,968,000 from the balance at December 31, 1996 and the average balance of these deposits increased approximately $2,407,000 from 1996 to 1997. Furthermore, there are no known trends or any known demands, commitments, events or uncertainties that will result in, or are reasonably likely to result in, liquidity increasing or decreasing in any material way.

     The Consolidated Statements of Cash Flow for the most recent three years ended December 31, demonstrate the fluctuations in the deposit base of the Corporation. Deposit accounts, exclusive of certificates of deposit, have decreased approximately $816,000 since 1995. Although certificates of deposit increased during 1995 in the amount of $9,424,000, during 1996 certificates of deposit decreased $1,963,000. During 1997, certificates of deposit increased approximately $3,126,000. Total deposits for the years 1995 through 1997 increased by approximately $9,771,000. In addition to its other sources of funds, the Corporation can meet liquidity needs through the Federal Reserve Bank and through a line of credit with the Federal Home Loan Bank of Pittsburgh. The Bank also maintains federal funds lines of credit with two correspondent banks.

     The maturity distribution and weighted average yields of securities are presented in Table 9. Yields are based upon rates at December 31, 1997, although certain investments have variable rate features. Variable rate investments are reported based upon maturity date and not repricing frequency. Additionally, the maturity distribution of securities presented in Table 9 is based upon contractual maturities, however, as noted above, a portion of the portfolio consists of U.S. Government Agency and other mortgage-backed securities on which principal payments are received monthly. Prepayments may cause the average maturity of such securities to be shorter than the contractual maturity. The maturity distribution and repricing characteristics of the Corporation's loan portfolio are shown in Table 10. The maturity distribution of time deposits of $100,000 or more is shown in Table 11.






TABLE 9:  MATURITY DISTRIBUTION OF SECURITIES AVAILABLE-FOR-SALE AND YIELD



(In Thousands)                            December 31, 1997
                                  -----------------------------------
                                              After One    After Five
                                  One Year      Year to      Years to
                                   or Less     Five Years    Ten Years
                                  --------    -----------   ----------


U.S. Government agencies          $      0      $      0     $ 19,997
Mortgage-backed
  U.S. Government agencies             306           709          842
State & political subdivisions         175             0          348
Other mortgage-backed securities         0             0            0
Stock                                    0             0            0
                                   -------       -------      -------

Total Securities                  $    481      $    709     $ 21,187
                                   =======       =======      =======

Percent of Total Securities          1.09%         1.61%       47.98%

Weighted Average Yields              6.19%         5.82%        6.98%





                                    After      No fixed
                                  Ten Years    Maturity      Total
                                  ---------    ---------   ---------


U.S. Government agencies         $      495    $       0   $  20,492
Mortgage-backed
  U.S. Government agencies           16,964            0      18,821
State & political subdivisions        2,101            0       2,624
Other mortgage-backed securities      1,744            0       1,744
Stock                                     0          475         475
                                    -------      -------     -------

Total Securities                  $  21,304    $     475   $  44,156
                                   ========     ========    ========

Percent of Total Securities          48.25%        1.07%     100.00%
Weighted Average Yields               7.04%        6.50%       6.98%




Yields are presented based on actual rates and are not computed on a tax equivalent basis.




TABLE 10:  LOAN MATURITIES AND INTEREST SENSITIVITY

(In Thousands)                           December 31, 1997
                                  ----------------------------------
                                              After One
                                  One Year     Year to         After
Loan Maturities                   or Less     Five Years    Five Years
                                  --------    ----------    ----------

Fixed rate loans with a
 remaining maturity of:
  Residential Mortgage           $      95     $   1,352    $   4,330
  Commercial Mortgage                  204           815        1,614
  Consumer                             474         7,298        4,191
  Commercial and Agricultural          120         2,612        1,370
                                  --------      --------     --------
Total Fixed                            893        12,077       11,505
                                  --------      --------     --------

Variable rate loans with
 a remaining maturity of:
  Residential Mortgage                 149         1,127       13,920
  Commercial Mortgage                1,128         1,842       17,594
  Consumer                              40           446        3,329
  Commercial and Agricultural        4,658         2,466        2,766
                                  --------      --------     --------
Total Variable                       5,975         5,881       37,609
                                  --------      --------     --------

Total                            $   6,868     $  17,958    $  49,114
                                 =========     =========    =========


                                  --------
Loan Maturities                     Total
                                  --------


Fixed rate loans with a
 remaining maturity of:
  Residential Mortgage           $   5,777
  Commercial Mortgage                2,633
  Consumer                          11,963
  Commercial and Agricultural        4,102
                                  --------
Total Fixed                         24,475
                                  --------

Variable rate loans with
 a remaining maturity of:
  Residential Mortgage              15,196
  Commercial Mortgage               20,564
  Consumer                           3,815
  Commercial and Agricultural        9,890
                                  --------
Total Variable                      49,465
                                  --------
Total                            $  73,940
                                 =========






TABLE 11:  MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

(In Thousands)                       December 31,
                                     ------------
                                         1997
                                       --------

Maturing in three months or less       $  2,716
Maturing in three to six months             584
Maturing in six to twelve months          3,814
Maturing over twelve months               2,701
                                       --------
                                       $  9,815
                                       ========




ASSET-LIABILITY, INTEREST RATE AND MARKET RISK MANAGEMENT


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

     The Corporation's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. Because of the nature of the Corporation's operations, the Corporation is not subject to currency exchange or commodity price risk and, since the Corporation has no trading portfolio, it is not subject to trading risk. Currently the Corporation has equity securities that represent only 1.1% of its investment portfolio and, therefore, equity price risk is not significant.

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

     Table 12, below, sets forth, in summary form, the Corporation's repricing analysis at December 31, 1997. The repricing analysis in Table 12 is based upon the repricing intervals of variable rate assets and liabilities and upon contractual maturities of fixed rate instruments with adjustments for principal amortization of appropriate balance sheet items and projected prepayments for loans and mortgage-backed securities. Prepayment projections are developed from historical prepayment data for each type of asset.

     The Corporation conducts the rate sensitivity analysis through the use of a simulation model which also monitors earnings at risk by projecting earnings of the Corporation based upon an economic forecast of the most likely interest rate movement. The model also calculates earnings of the Corporation based upon what are estimated to be the largest foreseeable rate increase and the largest foreseeable rate decrease. Such analysis translates interest rate movements and the Corporation's rate sensitivity position into dollar amounts by which earnings may fluctuate as a result of rate changes. Based upon the economic forecasts of the most likely interest rate movement, the Corporation's 12 month percentage deviation of earnings from a flat rate scenerio would be .5%.






TABLE 12: INTEREST RATE SENSITIVITY GAPS


(In Thousands)
                                         1998      1999      2000      2001
                                       -------   -------   -------   -------


Interest-earning assets:
  Loans:
           Fixed                     $  5,621   $  5,047   $  4,392  $  3,750
           Variable                    45,863        529        893       209
  Securities:
           Fixed                        3,007      1,848      1,445     1,129
           Variable                     9,980
  Other interest-earning assets         2,942          0          0         0
                                       ------     ------     ------    ------
Total Interest-earning assets          67,413      7,424      6,730     5,088
                                       ------     ------     ------    ------

Interest-bearing liabilities:
  Demand and savings deposits          33,890          0          0         0
  Time deposits:
           Fixed                       29,138     11,348      4,657       463
           Variable                    12,481
  Repurchase agreements                 2,476          0          0         0
                                       ------     ------     ------    ------
Total interest-bearing liabilities     77,985     11,348      4,657       463

Interest rate sensitivity gap         (10,572)    (3,924)     2,073     4,625
                                      --------   --------   -------   -------
Cumulative rate sensitivity gap     $ (10,572) $ (14,496) $ (12,423) $ (7,798)
                                      ========   ========   ========  ========

Interest rate sensitivity gap
  as a percent of interest
    earning assets                      (8.7%)    (12.0%)    (10.3%)    (6.4%)



                                        2002    Thereafter     Total
                                      -------   ----------    -------

Interest-earning assets:
  Loans:
           Fixed                     $  2,226   $  3,439     $ 24,475
           Variable                       134      1,837       49,465
  Securities:
           Fixed                          880     25,867       34,176
           Variable                                             9,980
  Other interest-earning assets             0          0        2,942
                                      -------    -------      -------
Total Interest-earning assets           3,240     31,143      121,038
                                      -------    -------      -------

Interest-bearing liabilities:
  Demand and savings deposits               0          0       33,890
  Time deposits:
           Fixed                          913          4       46,523
           Variable                                            12,481
  Repurchase agreements                     0          0        2,476
                                      -------    -------      -------
Total interest-bearing liabilities        913          4     $ 95,370
                                                              =======
Interest rate sensitivity gap           2,327     31,139
                                     --------   --------
Cumulative rate sensitivity gap     $  (5,471)  $ 25,668
                                     ========   ========

Interest rate sensitivity gap
  as a percent of interest
    earning assets                     (4.5%)      21.2%



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

     During 1997, in order to adjust its interest rate sensitivity, the Corporation reduced its rate sensitive liabilities by allowing shorter term time deposits of $100,000 and over to run off and eliminated its borrowed funds. Rate sensitive assets were increased during 1997 with the growth of variable rate loans. The above strategy was implemented to better position the Corporation for rate changes in either direction in consideration conflicting economic forecasts. The Corporation's asset/liability management focus for 1998 will include increasing the Corporation's rate sensitivity gap. As noted above, at December 31, 1997, the Corporation was liability sensitive within one year, however, the cumulative rate sensitivity gap was such that the Corporation's earnings and capital should not be materially affected by the repricing of assets and liabilities due to increases or decreases in interest rates in 1998.

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

SNODGRASS
Certified Public Accountants and Consultants




                          REPORT OF INDEPENDENT AUDITORS





Shareholders and Board of Directors
Cardinal Bancorp, Inc.

We have audited the consolidated balance sheet of Cardinal Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, effective January 1, 1995, the Corporation changed its method of accounting for impairment of loans and related allowance for loan losses.


/s/ S. R. Snodgrass, A.C.


Wexford, PA
January 30, 1998

                      CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                            CONSOLIDATED BALANCE SHEETS




                                                        December 31
                                                ----------------------------
                                                     1997           1996
                                                ------------     -----------

ASSETS

     Cash and due from banks                     $ 5,361,379     $ 6,452,163
     Interest earning balances                     1,434,306          13,857
     Federal funds sold                            1,508,000               0
     Securities available-for-sale                44,156,043      51,445,492
     Loans                                        76,171,719      70,103,719
     Less: Unearned discount                       2,231,598       2,930,655
           Allowance for loan losses                 958,338         956,685
                                                  ----------      ----------
               Net Loans                          72,981,783      66,216,379

     Accrued interest receivable                     887,427       1,160,991
     Premises and equipment, net                   2,631,671       2,756,476
     Foreclosed assets                               168,585         229,357
     Other assets                                    812,053       1,282,017
                                                  ----------      ----------
     TOTAL ASSETS                               $129,941,247    $129,556,732
                                                ============    ============

LIABILITIES & SHAREHOLDERS' EQUITY

     LIABILITIES
     Deposits
     Demand (non-interest bearing)              $ 16,526,799    $ 13,355,981
     NOW, money market and
       savings accounts                           33,890,620      36,520,902
     Time, less than $100,000                     49,188,555      45,761,145
     Time, $100,000 and over                       9,815,095      10,116,849
                                                 -----------     -----------
               Total Deposits                    109,421,069     105,754,877
     Securities sold under agreements
       to repurchase                               2,475,926         105,939
     Short term borrowings                                 0       7,561,000
     Accrued interest payable                        557,939         531,090
     Other liabilities                               306,100         380,333
                                                 -----------     -----------
               Total Liabilities                 112,761,034     114,333,239

     SHAREHOLDERS' EQUITY
     Common stock, par value $.50,
       2,000,000 shares authorized,
       issued and outstanding
       990,000 shares                                495,000         495,000
     Surplus                                       2,263,620       2,263,620
     Retained earnings                            14,339,806      12,965,373
     Net unrealized securities gains/(losses)         81,787        (500,500)
                                                 -----------     -----------
          Total Shareholders' Equity              17,180,213      15,223,493
                                                 -----------     -----------

     TOTAL LIABILITIES & SHAREHOLDERS EQUITY    $129,941,247    $129,556,732
                                                ============    ============


The accompanying notes are an integral part of these financial statements.

                          CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS OF INCOME




                                                Years Ended December 31
                                         -------------------------------------
                                             1997         1996         1995
                                         -----------  -----------  -----------


INTEREST INCOME:
     Loans, including fees               $ 6,504,371  $ 5,929,114  $ 6,081,265
     Depository institutions                 253,515       28,539      217,723
     Federal funds sold                      101,991       56,656      165,917
     Securities:
          Taxable                          2,699,279    2,898,444    2,323,923
          Tax-exempt                         361,928      584,133      414,470
     Dividends                                30,873       34,854       34,522
                                          ----------   ----------   ----------
     Total Interest Income                 9,951,957    9,531,740    9,237,820
                                          ----------   ----------   ----------

INTEREST EXPENSE:
     Deposits                              4,130,157    4,062,674    3,988,273
     Interest on securities sold under
          agreements to repurchase            67,905        8,693            0
     Short-term borrowings                    14,686       26,788        6,127
                                          ----------   ----------   ----------
          Total Interest Expense           4,212,748    4,098,155    3,994,400
                                          ----------   ----------   ----------
          Net Interest Income              5,739,209    5,433,585    5,243,420
     Provision for Loan Losses                     0            0            0
                                          ----------   ----------   ----------
          Net Interest Income After
          Provision for Loan Losses        5,739,209    5,433,585    5,243,420
                                          ----------   ----------   ----------

OTHER INCOME:
     Service charges on deposit
          accounts                          427,1843       73,595      296,380
     Net securities gains                     30,875        4,685            0
     Other income                            161,727      154,868      179,495
                                          ----------   ----------   ----------
          Total Other Income                 619,786      533,148      475,875
                                          ----------   ----------   ----------

OTHER EXPENSES:
     Salaries and employee benefits        2,123,534    2,401,427    1,945,413
     Occupancy and equipment expenses        431,838      444,792      386,454
     Data processing                         159,829      125,964       96,891
     F.D.I.C. insurance                       13,262        2,003      117,010
     Legal and professional fees             102,063      100,358      126,314
     Net cost of operation and disposal
          of other real estate owned          46,103      100,879       86,424
     Shares tax                              154,923      143,622      111,375
     Supplies, stationery and printing       123,371      145,139      189,873
     Other expenses                          649,611      631,615      654,316
                                          ----------   ----------   ----------
          Total Other Expenses             3,804,534    4,095,799    3,714,070
                                          ----------   ----------   ----------

     Income before income taxes            2,554,461    1,870,934    2,005,225
     Income tax expense                      694,928      347,230      265,522
                                          ----------   ----------   ----------
NET INCOME                               $ 1,859,533  $ 1,523,704  $ 1,739,703
                                         ===========  ===========  ===========



The accompanying notes are an integral part of these financial statements.

                    CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)




                                               Years Ended December 31
                                    -----------------------------------------
                                        1997            1996          1995
                                    ----------      ----------     ----------

EARNINGS PER SHARE:

     Basic                           $  1.88         $  1.54        $  1.76

     Diluted                            1.85            1.53           1.75




   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY




                                                                    Net
                                                                 Unrealized
                                                                 Securities
                         Common                    Retained       Gains/

                         Stock        Surplus     Earnings       (Losses)
                       ----------  -----------   -----------   ------------
 BALANCE At
 JANUARY 1, 1995       $  247,500  $ 2,263,620  $ 10,617,716   $ (1,005,597)
Net income for 1995                                1,739,703
Cash dividends declared--
  $.30 per share                                    (297,000)
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax benefit
  change of $(404,844)                                            1,263,470
                          ---------  ----------  ------------    ----------
BALANCE At
  DECEMBER 31, 1995     $  247,500  $ 2,263,620  $ 12,060,419   $    257,873
Net income for 1996                                1,523,704
Cash dividends declared--
  $.375 per share                                   (371,250)
Stock split effected
  in the form of a 100%
  stock dividend          247,500                   (247,500)
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax liability
  change of $390,678                                               (758,373)
                        ---------  -----------   ------------  -------------
BALANCE At
 DECEMBER 31, 1996     $  495,000  $ 2,263,620  $ 12,965,373   $   (500,500)
Net income for 1997                                1,859,533
Cash dividends declared --
  $.49 per share                                    (485,100)
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax benefit
  change of $(299,966)                                              582,287
                        ----------  ----------   -----------    -----------
BALANCE AT
 DECEMBER 31, 1997     $  495,000  $ 2,263,620  $ 14,339,806   $     81,787
                        ==========  ==========   ===========    ===========


                            Total
                         ----------

BALANCE At
 JANUARY 1, 1995       $ 12,123,239
Net income for 1995       1,739,703
Cash dividends declared--
  $.30 per share           (297,000)
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax benefit
  change of $(404,844)    1,263,470
                          ---------
BALANCE At
 DECEMBER 31, 1995     $ 14,829,412
Net income for 1996       1,523,704
Cash dividends declared--
  $.375 per share          (371,250)
Stock split effected
  in the form of a 100%
  stock dividend
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax liability
  change of $390,678       (758,373)
                          ----------
BALANCE At
 DECEMBER 31, 1996     $ 15,223,493
Net income for 1997       1,859,533
Cash dividends declared --
  $.49 per share           (485,100)
Net change in unrealized
  gains/(losses) on
  securities available-for-
  sale, net of tax benefit
  change of $(299,966)      582,287
                         ----------
BALANCE AT
 DECEMBER 31, 1997     $ 17,180,213
                        ===========


The accompanying notes are an integral part of these financial statements.

                      CARDINAL  BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                              Years Ended December 31
                                     ----------------------------------------
                                          1997          1996          1995
                                     ------------  ------------  ------------


OPERATING ACTIVITIES

     Net income                      $  1,859,533  $  1,523,704  $  1,739,703
     Adjustments to reconcile net
       income to net cash
       provided by operating
       activities:
     Depreciation and amortization        208,365       222,864       198,995
     Net amortization of
       discounts and premiums               8,649        32,944       112,171
     Net securities gains                 (30,875)       (4,685)            0
     Provision for loss on
       foreclosed assets                   30,507        70,121             0
     Loss on sale of assets                 1,190        10,826        12,507
     (Increase) decrease in accrued
       interest and other assets          443,561      (320,162)     (681,193)
     Increase (decrease) in accrued
       interest and other liabilities     (47,383)       65,097       276,533
                                        ---------     ---------     ---------
Net Cash Provided by
     Operating Activities               2,473,547     1,600,709     1,658,716
                                        ---------     ---------     ---------

INVESTING ACTIVITIES

     Proceeds from sales of
       securities available-
       for-sale                        14,731,238    11,067,779             0
     Redemption of Federal Home
       Loan Bank Stock                     73,900        51,500        51,200
     Proceeds from maturities
       of securities available-
       for-sale                         4,422,208     6,588,917     4,598,292
     Proceeds from maturities
       of held-to-maturity
       securities                               0             0       491,091
     Purchase of securities
       available-for-sale             (11,033,418)  (19,332,099)  (14,139,549)
     Purchase of held-to-maturity
       securities                               0             0       (99,485)
     Net loans (originated)
       by customers                    (6,873,656)   (6,241,562)     (916,515)
     Premises and equipment purchases     (83,560)     (109,033)     (969,011)
     Proceeds from sales of
       premises and equipment                   0         1,674           500
     Proceeds from sales of
       foreclosed assets                  137,328       337,340       665,437
Net Cash Provided (Used) by
  Investing Activities                  1,374,040    (7,635,484)  (10,318,040)


The accompanying notes are an integral part of these financial statements.

                                       28



                          CARDINAL  BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                              Years Ended December 31
                                     ----------------------------------------
                                          1997          1996          1995
                                     ------------  ------------  ------------


FINANCING ACTIVITIES

     Net increase (decrease) in
       deposit accounts              $    540,536  $ (1,078,819) $   (278,209)
     Net increase (decrease) in
       certificates of deposit          3,125,656    (1,962,524)    9,424,302
     Dividends paid                      (485,100)     (371,250)     (297,000)
     Increase (decrease) in
       other borrowings                (5,191,014)    7,666,939             0
                                       ----------    ----------    ----------
Net Cash Provided (Used) by
     Financing Activities              (2,009,922)    4,254,346     8,849,093
                                       ----------    ----------    ----------

Increase (Decrease) in Cash and
     Cash Equivalents                   1,837,665    (1,780,429)      189,769

Cash and Cash Equivalents at
     Beginning of Year                  6,466,020     8,246,449     8,056,680
                                       ----------    ----------    ----------
Cash and Cash Equivalents at
    End of Year                      $  8,303,685  $  6,466,020  $  8,246,449
                                      ===========   ===========   ===========


SUPPLEMENTAL INFORMATION:

Interest paid                        $  4,185,899  $  4,174,588  $  3,783,128

Income taxes paid                         525,000       369,670       435,000

Loans transferred to
  foreclosed assets                       108,253      293,032        198,659





The accompanying notes are an integral part of these financial statements.

                      CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Basis of Presentation: The consolidated financial statements include the
----------------------
accounts of Cardinal Bancorp, Inc. (the Corporation) and its wholly-owned subsidiary, First American National Bank of Pennsylvania (the Bank). All intercompany accounts have been eliminated in consolidation. The investment in subsidiary on the parent company financial statements is carried at the parent company's equity in the underlying net assets.

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

Securities Available-for-Sale:  Management determines the appropriate
------------------------------
classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

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

Allowance for Loan Losses:  The allowance for loan losses represents the
--------------------------
amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant change in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Corporation may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans secured by one-to-four family properties and all consumer loans are generally of smaller balances, and a homogeneous nature, thus are measured for impairment collectively. Loans that experience insignificant payment delays, which is defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on

                    CARDINAL  BANCORP,  INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


a case-by-case basis, taking into consideration all of the circumstances concerning the loan, the credit worthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

Foreclosed Assets:  Foreclosed assets include real estate acquired and loan
--------------------
collateral repossessed as a result of foreclosure proceedings and acceptance
of deeds-in-lieu of foreclosure.   Other real estate owned (OREO) includes
real estate acquired in satisfaction of a loan. Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to OREO and recorded at the lower of cost or fair market value based on appraised value at the date received. Losses arising from the acquisition of such property are charged against the allowance for loan losses. Subsequently, OREO is recorded at the lower of the amount recorded at the date acquired or the then current market value less disposition costs. Declines in value of the properties subsequent to acquisition and gains or losses realized upon disposition are charged against income.

Premises and Equipment: Premises and equipment are stated at cost less
-----------------------
accumulated depreciation. Depreciation is computed on both the straight-line and accelerated methods over the estimated useful lives of the assets.

Income Taxes:  The liability method is used in accounting for income taxes.
-------------
Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings Per Share:  In February 1997, the Financial Accounting Standards
-------------------
Board (the FASB) issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Statement No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements.

Cash Equivalents:  For purposes of the Statements of Cash Flows, cash and due
-----------------
from banks, interest earning balances and federal funds sold are considered cash equivalents.

                     CARDINAL  BANCORP,  INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Pending Accounting Pronouncements:  In June 1996, the FASB issued Statement of
----------------------------------
Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The provisions of Statement 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997, by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." The adoption of the provisions of Statement No. 127 is not expected to have a material impact on the financial position or results of operations.

In July 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." The Statement establishes standards for reporting and presentation of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. The provisions of the statement are effective for all fiscal years beginning after December 15, 1997. The adoption of this statement is not expected to have a material impact on financial position or results of operations.

NOTE 2 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share. There were no convertible securities which would effect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statements of Income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the basic and diluted earnings per share computation.



                                              1997         1996        1995
                                           ---------    ---------   ---------

Denominator:

   Denominator for basic earnings per
     share-weighted-average shares           990,000      990,000      990,000

   Stock options                              16,569        6,149        2,269
                                            --------     --------     --------

   Denominator for diluted earnings per
     share-adjusted weighted-average
     average assumed conversions           1,006,569      996,149      992,269
                                           =========    =========    =========


                        CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 3 - COMMON STOCK SPLIT


On October 16, 1996, the Board of Directors approved a two for one stock split. The additional shares resulting from the split, which was effected in the form of a 100 percent stock dividend, were distributed on November 14, 1996, to holders of record on October 31, 1996. All references to the number of common shares and per share amounts for 1995 have been restated to reflect the stock split.


NOTE 4 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS


The Bank is required to maintain average reserve balances with the Federal Reserve Bank either indirectly through vault cash or directly with the Federal Reserve. The average daily combined amount of the required reserve balances for the years ended December 31, 1997 and 1996, were approximately $590,000 and 546,000, respectively.


NOTE 5 - RESTRICTIONS ON LOANS AND DIVIDENDS


Federal law prevents the Corporation from borrowing from the Bank unless the loans are secured by specified obligations. Further, such loans are limited in amount to ten percent (10%) of the Bank's total capital. Additionally, the Office of the Comptroller of the Currency (OCC) must approve a dividend by the Bank if the total dividends declared for the year exceed net profits for the year combined with net profits less dividends for the two preceding calendar years. Without regulatory approval, the amount available for payment of dividends by the Bank in 1998 was $2,526,795 at December 31, 1997.

                    CARDINAL  BANCORP,  INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 6 - SECURITIES AVAILABLE-FOR-SALE

Amortized cost and estimated fair values of securities available-for-sale are summarized as follows:


                                          December 31, 1997
                           -----------------------------------------------

                            Amortized   Unrealized  Unrealized   Estimated
                              Cost        Gains       Losses     Fair Value
                           ----------   ----------  ----------   ----------


Obligations of U.S.
  government agencies     $ 20,383,910  $ 111,812   $    3,960  $ 20,491,762
Mortgage-backed:
   U.S. government
   agencies                 18,888,732     83,674      151,862    18,820,544
   Other mortgage-backed     1,750,746          0        6,571     1,744,175
Obligations of states and
  political subdivisions     2,533,436     90,826            0     2,624,262
Stock                          475,300          0            0       475,300
                            ----------   --------    ---------    ----------
                          $ 44,032,124  $ 286,312   $  162,393  $ 44,156,043
                          ============  =========   ==========  ============


                                          December 31, 1996
                           -------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
                              Cost        Gains       Losses     Fair Value
                           ----------   ----------  ----------   -----------


Obligations of U.S.
  government agencies       27,337,328     14,305      606,336    26,745,297
Mortgage-backed:
   U.S. government
   agencies                 12,521,385     17,467      268,914    12,269,938
   Other mortgage-backed     2,021,019          0       10,418     2,010,601
Obligations of states and
  political subdivisions     9,774,894    220,809      125,247     9,870,456
Stock                          549,200          0            0       549,200
                           -----------   --------   ----------   -----------
                          $ 52,203,826  $ 252,581  $ 1,010,915  $ 51,445,492
                          ============  =========  ===========  ============


The Corporation recognized gross realized gains on sales of securities of $179,301 and $121,397 in 1997 and 1996, respectively while gross realized losses on sales of securities totaled $148,426 in 1997 and $116,712 in 1996. Proceeds from sales of securities were $14,731,238 and $11,067,779 in 1997 and 1996, respectively. There were no sales of securities in 1995, and therefore, there was no gross realized gain or loss incurred in that year.

At December 31, 1997 and 1996, securities with a carrying value of $22,228,054 and $18,850,220, respectively, were pledged to secure public monies as required by law, and for other purposes.

                       CARDINAL  BANCORP,  INC. AND SUBSIDIARY
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 6 - SECURITIES AVAILABLE-FOR-SALE  (CONTINUED)


The maturities of debt securities at December 31, 1997, based upon contractual maturity dates, are summarized below. Expected maturities will differ from contractual maturities as the issuers may have the right to prepay obligations without penalties.



                                   Amortized      Estimated
                                      Cost       Fair Value
                                  -----------    -----------

Due in one year or less           $   479,292    $   480,643
Due from one to five years            710,625        708,717
Due from five to ten years         21,065,830     21,186,784
Due after ten years                21,301,077     21,304,599
                                  -----------    -----------
                                  $43,556,824    $43,680,743
                                  ===========    ===========


NOTE 7 - LOANS

Major classifications of loans are as follows:



                                                  December 31,
                                         ----------------------------
                                             1997            1996
                                         ------------    ------------


Residential Mortgage                     $ 21,382,996    $ 19,534,376
Commercial Mortgage                        23,197,168      19,583,590
Consumer                                   17,574,504      18,050,964
Commercial and Agricultural                14,017,051      12,934,789
                                          -----------     -----------
                       Total Loans         76,171,719      70,103,719
Less:  Unearned Discount                    2,231,598       2,930,655
       Allowance for Loan Losses              958,338         956,685
                                          -----------     -----------
                       Net Loans         $ 72,981,783    $ 66,216,379
                                         ============    ============


The Bank primarily grants loans to customers in South Central Pennsylvania. The Bank extends credit to customers and requires collateral based upon Management's evaluation of each customer's financial condition and ability to satisfy completely the terms of the agreement. While the Bank maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector, there are several industries in which concentrations of credit exist. These are agricultural industry, motels/hotels and restaurants, timber and lumber related industries, and loans to automobile dealerships. At December 31, 1997, loans to these industries as a percent of total loans were approximately 5.50%, 6.31%, 4.63% and 4.75%, respectively. Loans to these groups were approximately 3.78%, 7.48%, 4.91% and 5.88% of total loans, respectively, at December 31, 1996.

                     CARDINAL  BANCORP,  INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE - 7 LOANS (CONTINUED)


At December 31, 1997 and 1996, the recorded investment in loans that are considered to be impaired was $289,252 and $59,705, respectively, of which $90,965 and $59,705 were on a nonaccrual basis, respectively. These loans have a related allowance for loan losses of $0 and $16,725 at December 31, 1997 and 1996, respectively.

The average recorded investment in impaired loans during the year ended December 31, 1997, was $80,676 while the average recorded investment in such loans at December 31, 1996, was $767,949. For the years ended December 31, 1997 and 1996, the Corporation recognized no interest income on impaired loans.

The Corporation had nonaccrual loans of approximately $311,000 and $584,000 at December 31, 1997, and 1996, respectively. Interest income on loans would have been increased by approximately $42,000, $108,000 and $128,000 in 1997, 1996 and 1995, respectively, if loans on nonaccrual status had performed in accordance with their original terms. Interest received and included in interest income from loans on nonaccrual status amounted to approximately $13,000, $7,000 and $6,000 in 1997, 1996 and 1995, respectively.

Certain officers and directors of the Corporation and the Bank and their family members, affiliates and companies in which they have beneficial ownership were indebted to the Bank at December 31, 1997 and 1996. Such loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans outstanding was $2,921,891 and $507,796 at December 31, 1997 and 1996, respectively. During 1997, $2,999,061 of new loans were made to or guaranteed by such related parties and repayments of such loans totaled $584,966. Due to changes in the composition of officers and directors, advances and payments on loans may not relate directly to changes in balances outstanding from year to year. In addition to the balances outstanding, certain borrowers in this category had credit available on unused lines of credit in amounts of $510,855 and $338,403 at December 31, 1997 and 1996, respectively.

NOTE 8 - ALLOWANCE  FOR LOAN LOSSES


Changes in the allowance for loan losses for the three years ended December 31, 1997, were as follows:



                                           1997          1996          1995
                                       -----------   -----------   -----------


Balance at January 1                  $   956,685   $ 1,333,273   $ 1,494,171
Provision for loan losses                       0             0             0
Loans charged off                         (75,939)     (490,458)     (195,131)
Recoveries                                 77,592       113,870        34,233
                                       ----------    ----------    ----------
Balance at December 31                $   958,338   $   956,685   $ 1,333,273
                                      ===========   ===========   ===========



                     CARDINAL  BANCORP,  INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 9 - PREMISES AND EQUIPMENT


Premises and equipment are as follows:



                                                 December 31
                                        ----------------------------
                                            1997             1996
                                        -----------      -----------

Land                                    $   498,534      $   498,534
Buildings and improvements                3,340,192        3,338,672
Furniture and equipment                   1,996,508        1,928,566
                                          5,835,234        5,765,772
Less:  Accumulated depreciation           3,203,563        3,009,296
                                         ----------       ----------
                                        $ 2,631,671      $ 2,756,476
                                        ===========      ===========


Depreciation expense amounted to $208,365, $222,864 and $198,995 in 1997, 1996 and 1995, respectively.



NOTE 10  - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND SHORT-
 TERM BORROWINGS

The outstanding balances and related information for securities sold under agreements to repurchase are summarized as follows:



                                            1997                    1996
                                   -------------------     -------------------
                                     Amount      Rate        Amount      Rate
                                   -----------   -----     -----------   -----

Balance at year end                $ 2,475,926   4.58%     $   105,939   5.00%
Average balance outstanding
  during the year                    1,380,950   4.91%         173,852   5.00%
Maximum amount outstanding
  at any month end                   3,408,692                 390,228




Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

Investment securities with an amortized cost of approximately $3,000,000 and $2,000,000 and an estimated market value of $3,008,120 and $1,949,731 at December 31, 1997 and 1996, respectively have been pledged for the securities sold under agreements to repurchase.

The Bank maintains a Flexline credit arrangement with the Federal Home Loan Bank of Pittsburgh (FHLB). The arrangement is a revolving line of credit and is renewable annually. During 1997, the Bank had a borrowing limit of $1,899,000 with a variable rate of interest, based upon the FHLB's cost of funds. Additionally, the Bank is capable of borrowing from FHLB under a RepoPlus borrowing arrangement up to $20,446,000 less any amounts outstanding

                     CARDINAL  BANCORP,  INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 10 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND SHORT-TERM BORROWINGS (CONTINUED)


under the Flexline credit arrangement, all of which was available as of December 31, 1997. Certain obligations of U.S. Government corporations and agencies, mortgage-backed securities and first mortgage loans are pledged to secure such borrowings. As a member of the Federal Reserve system, the Bank is also capable of meeting short-term credit needs by borrowing from the Federal Reserve Bank of Philadelphia.


A summary of the components of the Corporation's short-term borrowings at the end of the reporting period follows:



                                                    1997               1996
                                                -----------        -----------

FHLB RepoPlus

  Balance at year-end                           $         0        $ 3,824,000
  Maximum amount outstanding at any month-end       793,000          3,824,000
  Average balance outstanding during the year       134,608            469,950
  Weighted average interest rate:
    As of year-end                                        -              7.00%
    Paid during the year                              6.11%              4.96%


Federal Reserve Bank

  Balance at year-end                           $        0         $ 3,737,000
  Maximum amount outstanding at any month-end            0           3,737,000
  Average balance outstanding during the year       23,339              90,732
  Weighted average interest rate:
    As of year-end                                       -               5.00%
    Paid during the year                             5.31%               5.00%



NOTE 11 - INCOME TAXES

The total federal income tax expense in the statements of income are as follows:



                                   1997          1996          1995
                                ----------    ----------    ----------

     Currently Payable          $  653,911    $  336,116    $  274,000
     Deferred                       45,010        70,221       281,033
     Reduction of
       Valuation Allowance          (3,993)      (59,107)     (289,511)
                                 ---------     ---------     ---------
                                $  694,928    $  347,230    $  265,522
                                ==========    ==========    ==========


                      CARDINAL  BANCORP,  INC. AND SUBSIDIARY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11 - INCOME TAXES (CONTINUED)


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities as of December 31, are as follows:



                                                      1997           1996
                                                  ----------      ----------

   Deferred Tax Assets:
     Allowance for loan losses                    $  149,535      $  149,535
     Real estate owned                                34,214          23,841
     Depreciation                                      5,861           8,406
     Alternative minimum tax credits                       0           3,993
     Securities available-for-sale                         0         257,834
     Accrued interest on loans                        57,424          51,526
     Other                                            44,406          93,038
                                                  ----------      ----------
   Total Deferred Tax Assets                         291,440         588,173
                                                  ----------      ----------

   Deferred Tax Liabilities:
     Pension                                         (41,092)        (34,982)
     Securities available-for-sale                   (42,133)              0
                                                  ----------      ----------
   Total Deferred Tax Liabilities                    (83,225)        (34,982)
                                                  ----------      ----------
                                                     208,215         553,191
     Valuation Allowance                                   0          (3,993)
                                                  ----------      ----------
   Net Deferred Tax Assets                        $  208,215      $  549,198
                                                  ==========      ==========


At December 31, 1996, the level of the valuation allowance is attributable to the alternative minimum tax credits carryforward.

The following schedule provides a reconciliation between the statutory and the effective tax rates for the years ended December 31:




                                           1997       1996       1995
                                          ------     ------     ------

Statutory Federal Tax Rate                 34.0%      34.0%      34.0%

Adjustments:
  Tax exempt interest income               (7.3)     (12.3)      (7.9)
  Reduction in valuation
    allowance                               (.2)      (3.1)     (14.4)
  Other, net                                 .7         .0        1.5
                                          ------     ------     ------

Effective Tax Rate                         27.2%      18.6%      13.2%
                                          ======     ======     ======


Income taxes applicable to net security gains amounted to $10,498 and $1,593 for the years ended December 31, 1997 and 1996, respectively.

                     CARDINAL  BANCORP,  INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 12 - EMPLOYEE BENEFITS


The Corporation provides an employee stock ownership plan and trust (with 401(k) provisions) for its employees whereby each eligible participant may make before tax contributions based upon an election to defer a portion of his salary. Additionally, the Board of Directors may authorize contributions by the Corporation to each participant's account based upon a participant's salary deferral or may authorize profit sharing contributions to the account of each eligible employee. The plan is an amendment and restatement of the Corporation's prior profit sharing plan. For the years ended December 31, 1997, 1996 and 1995, the Corporation made contributions of $25,524, $11,020 and $5,746, respectively, to the plan. At December 31, 1997 and 1996, the plan held 6,460 and 2,980 shares of common stock of the Corporation.
The Bank maintains a non-contributory defined benefit pension plan for its employees. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The plan provides pension benefits to substantially all employees based on the average base salary for the last five years of employment and the total number of years of service. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The plan assets consist of investments in stocks, bonds and temporary investment common trust funds. The Bank does not provide any post-retirement or post employment benefits other than pension for its employees.

The following table sets forth the plan's funded status and amounts recognized in the balance sheet at:



                                                      December 31
                                            -----------------------------
                                                1997              1996
                                           ------------     -------------

Accumulated benefit obligation, including
  vested benefits of $1,391,246 in 1997
  and $1,286,919 in 1996                   $  1,402,252     $  1,319,981
                                           ============     ============

Plan assets at fair value                     3,249,113        2,776,276
Projected benefit obligation
  for service rendered to date               (2,078,046)      (1,894,467)
                                            -----------      -----------
Plan assets in excess of
  projected benefit obligation                1,171,067          881,809
Unrecognized net gain from
  past experience different from
  that assumed and effects of
  changes in assumptions                       (772,613)        (482,687)
Unrecognized net assets at transition
  being recognized over approximately
  22 years                                     (277,596)        (298,327)
                                             ----------       ----------
Prepaid pension cost, included
  in other assets                          $    120,858     $    100,795
                                           ============     ============


                      CARDINAL  BANCORP,  INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 12 - EMPLOYEE BENEFITS (CONTINUED)


Net periodic pension benefit included the following components:




                                       1997         1996        1995
                                   ----------   ----------   ----------

Service cost-benefits earned
  during the period                $   99,951   $   97,738   $   70,129
Interest cost on projected
  benefit obligation                  127,417      115,978      106,182
Actual return on plan assets         (565,424)    (334,671)    (546,764)
Net amortization and deferral         317,993      110,661      363,644
                                    ---------    ---------    ---------
Net periodic pension benefit       $  (20,063)  $  (10,294)   $  (6,809)
                                   ==========   ==========    =========



Actuarial assumptions used in the determination of the projected benefit obligation were as follows:





                                                  December 31
                                     -------------------------------------
                                        1997          1996         1995
                                     ---------     ---------    ----------

Expected long-term rate of
  return on plan assets                 8.0%          8.0%          8.0%
Weighted average discount rate          7.0%          7.0%          7.0%
Rate of increase in future
  compensation levels                   5.0%          5.0%          5.0%


NOTE 13 - STOCK OPTIONS

In 1997, the Corporation, through its Board of Directors, approved an Incentive Stock Option Plan which granted each director an annual option of 1,000 shares of the Corporation's common stock to be exercised within a ten year period at an option price equal to the fair market value at the date of grant. For 1996 and 1995, the Corporation approved an incentive Stock Option Plan which granted each director an annual option of 2,000 shares of the Corporation's common stock to be exercised within a ten year period at an option price equal to the fair market value at the date of grant. For 1996 and 1995, the Corporation's former President and CEO was granted ten year non-qualified incentive stock options of 4,000 shares of common stock, exercisable within the ten year period at an exercise price equal to the market value of the common stock at the date of the grant.

                     CARDINAL  BANCORP,  INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13 - STOCK OPTIONS (CONTINUED)


Effective January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards Statement No. 123, "Accounting for Stock-Based Compensation." This statement encourages, but does not require the Corporation to recognize compensation expense for all awards of equity instruments issued after December 31, 1994. The statement establishes a fair value based method of accounting for stock-based compensation plans. The standard applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities in amounts based on the price of the entity's common stock or other equity instruments. Statement No. 123 permits companies to continue to account for such transactions under Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," but requires disclosure in a note to the financial statements pro forma net income and earnings per share as if the Corporation had applied the new method of accounting.

Under APB Opinion 25, no compensation expense has been recognized with respect to the options granted under the stock option plan. Had compensation expense been determined on the basis of fair value pursuant to Statement No. 123, net income and earnings per share would have been reduced as follows:




                                   1997         1996         1995
                               -----------  -----------  -----------

Net Income:
  As reported                  $ 1,859,533  $ 1,523,704  $ 1,739,703
                               ===========  ===========  ===========

  Proforma                     $ 1,430,006  $ 1,387,305  $ 1,704,312
                               ===========  ===========  ===========

Earnings Per Share:
  As reported
     Basic                          $ 1.88       $ 1.54       $ 1.76
                                    ======       ======       ======
     Diluted                        $ 1.85       $ 1.53       $ 1.75
                                    ======       ======       ======
  Proforma
     Basic                          $ 1.44       $ 1.40       $ 1.72
                                    ======       ======       ======
     Diluted                        $ 1.44       $ 1.40       $ 1.72
                                    ======       ======       ======




The following table presents share data related to the stock option plan:




                                                Shares Under Option
                                                -------------------
                                                 1997         1996
                                                ------       ------

Outstanding, January 1                          86,000       66,000
  Granted                                        8,000       20,000
  Exercised                                          0            0
  Forfeited                                          0            0
                                                ------       ------
Outstanding, December 31 (at prices
  ranging from $13.19 - $21.00)                 94,000       86,000
                                                ======       ======

                                       43

                     CARDINAL  BANCORP,  INC. AND SUBSIDIARY
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES

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

Loan commitments (unfunded loans and unused lines of credit) and letters of credit outstanding at December 31 were as follows:




                                            1997            1996
                                        -----------     -----------

        Loan commitments                $11,356,339     $ 8,334,939
        Stand-by letters of credit          209,556         245,901
                                        -----------     -----------
                                        $11,565,895     $ 8,580,840
                                        ===========     ===========


Additionally, in the normal course of business, the Corporation may be subject to litigation in which claims for monetary damages are asserted. Management, after consultation with legal counsel, is not aware of any pending or threatened litigation that will have a material adverse affect on the corporation's liquidity, capital resources or results of operations.


NOTE 15 - REGULATORY CAPITAL REQUIREMENTS

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines

                     CARDINAL  BANCORP,  INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 - REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation include risk-based capital adequacy guidelines under which the components of capital are classified into two tiers. For the Corporation, Tier 1 capital consists of common shareholders' equity. Total risk-based capital consists of Tier 1 capital plus the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets. The risk-based capital ratios are computed by dividing the components of capital by risk-weighted assets. Risk-weighted assets are determined by assigning credit risk weighing factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments. At December 31, 1997, the required minimum ratios are 4.0% for the Tier 1 capital ratio and 8.0% for the total capital ratio. Federal regulations also require all national banks maintain a total assets leverage ratio of at least 3.0%. Management believes, as of December 31, 1997, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notifications from the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Philadelphia have categorized the Bank and the Corporation as well capitalized as defined under the applicable regulatory framework. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios at least 100 to 200 basis points above the minimum capital adequacy ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Corporation's category.

The following table reflects the Corporation's capital ratios, which are substantially the same as the Bank's, at December 31:




                                            1997                    1996
                                   --------------------    -------------------
                                     Amount      Ratio       Amount     Ratio
                                   ------------  ------   -----------  -------

Total Capital(to Risk Weighted Assets)
-------------------------------------

Actual                             $ 18,056,764  21.81%   $ 16,680,678  20.96%
For Capital Adequacy Purposes         6,622,647   8.00%      6,365,795   8.00%
To Be Well Capitalized                8,278,309  10.00%      7,957,244  10.00%

Tier 1 Capital (to Risk Weighted Assets)
---------------------------------------
Actual                             $ 17,098,426  20.65%   $ 15,723,993  19.76%
For Capital Adequacy Purposes         3,311,324   4.00%      3,182,898   4.00%
To Be Well Capitalized                4,966,985   6.00%      4,774,346   6.00%

Tier 1 Capital (to Average Assets)
---------------------------------
Actual                             $ 17,098,426  13.02%   $ 15,723,993  12.20%
For Capital Adequacy Purposes         3,939,206   3.00%      3,867,921   3.00%
To Be Well Capitalized                6,565,344   5.00%      6,446,534   5.00%


                                       45

                     CARDINAL  BANCORP,  INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 16 - FAIR VALUE DISCLOSURE

The estimated fair values of the Corporation's financial instruments are as follows:



                                                         1997
                                          ---------------------------------
                                              Carrying             Fair
                                              Value                Value
                                          -------------       -------------

Financial assets:
Cash and due from banks, interest earning
  balances and federal funds sold         $   8,303,685       $   8,303,685
Investment securities                        44,156,043          44,156,043
Net loans                                    72,981,783          73,214,000
Accrued interest receivable                     887,427             887,427
                                           ------------        ------------

Total                                     $ 126,328,938       $ 126,561,155
                                          =============       =============
Financial liabilities:
Deposits                                  $ 109,421,069       $ 109,761,069
Securities Sold Under Repurchase
  Agreements                                  2,475,926           2,475,926
Accrued interest payable                        557,939             557,939
                                           ------------        ------------

Total                                     $ 112,454,934       $ 112,794,934
                                          =============       =============



                                                         1996
                                          ---------------------------------
                                              Carrying             Fair
                                              Value                Value
                                          -------------       -------------

Financial assets:
Cash and due from banks, interest earning
  balances and federal funds sold         $   6,466,020       $   6,466,020
Investment securities                        51,445,492          51,445,492
Net loans                                    66,216,379          65,447,000
Accrued interest receivable                   1,160,991           1,160,991
                                           ------------        ------------

Total                                     $ 125,288,882       $ 124,519,503
                                          =============       =============

Financial liabilities:
Deposits                                  $ 105,754,877       $ 106,099,448
Securities Sold Under Repurchase
  Agreements                                    105,939             105,939
Short Term Borrowings                         7,561,000           7,561,000
Accrued interest payable                        531,090             531,090
                                            -----------         -----------
Total                                     $ 113,952,906       $ 114,297,477
                                          =============       =============


                      CARDINAL  BANCORP,  INC. AND SUBSIDIARY
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 16 - FAIR VALUE DISCLOSURE (CONTINUED)



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

The Corporation utilized simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available, based upon the following assumptions:


Cash and Due From Banks, Interest Earning Balances, Federal Funds Sold,
-----------------------------------------------------------------------
Accrued Interest Receivable and Accrued Interest Payable
--------------------------------------------------------

The fair value is equal to the current carrying value.


Investment Securities
---------------------

The fair value of securities available-for-sale is based upon available quoted market prices.

                      CARDINAL  BANCORP,  INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



NOTE 16 - FAIR VALUE DISCLOSURE (CONTINUED)


Loans and Deposits
------------------

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


Borrowed Money
--------------

Borrowings consist of overnight advances received from the Federal Reserve Bank and overnight advances on a line of credit with the Federal Home Loan Bank together with securities sold under agreements to repurchase. The carrying value of these liabilities is a reasonable estimate of the fair value.


Commitments to Extend Credit and Standby Letters of Credit
----------------------------------------------------------

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


NOTE 17 - CARDINAL BANCORP, INC. (PARENT CORPORATION)

The condensed financial information for the Corporation is as follows:



BALANCE SHEETS

                                                        December 31,
                                                -----------------------------
                                                   1997               1996
                                                -----------       -----------

ASSETS
  Cash                                          $     6,017       $     2,552
  Investment in banking subsidiary               17,171,243        15,218,790
  Other assets                                        2,953             2,151
                                                -----------       -----------
                                                $17,180,213       $15,223,493
                                                ===========       ===========
SHAREHOLDERS' EQUITY
  Capital stock                                 $   495,000       $   495,000
  Surplus                                         2,263,620         2,263,620
  Retained earnings                              14,421,593        12,464,873
                                                -----------       -----------
                                                $17,180,213       $15,223,493
                                                ===========       ===========



STATEMENTS OF INCOME

                                                  December 31,
                                 ---------------------------------------------
                                     1997             1996             1995
                                 ------------    ------------     ------------

Income
  Dividends from banking
    subsidiary                    $  495,100      $  371,250       $  347,000
  Net equity in undistributed
    earnings of subsidiary         1,370,166       1,156,629        1,393,902
                                   ---------       ---------        ---------
                                   1,865,266       1,527,879        1,740,902
Operating expenses                     8,686           6,326            1,817
                                   ---------       ---------        ---------
Net Income before Taxes            1,856,580       1,521,553        1,739,085
Income Tax Benefit                    (2,953)         (2,151)            (618)
                                   ---------       ---------        ---------
Net Income                        $1,859,533      $1,523,704       $1,739,703
                                  ==========      ==========       ==========



STATEMENTS OF CASH FLOWS

                                                  December 31,
                                 ---------------------------------------------
                                     1997             1996             1995
                                 -----------     -----------      -----------

Operating Activities
  Net Income                      $1,859,533      $1,523,704       $1,739,703
  Adjustment to reconcile
    net income to net cash
    provided by operating
    activities:
    Increase in
      undistributed earnings      (1,370,166)     (1,156,629)      (1,393,902)
    (Increase) Decrease in
      other assets                      (802)         (1,533)           1,783
                                  ----------      ----------       ----------
Net Cash Provided by
  Operating Activities               488,565         365,542          347,584
Net Cash Used by
  Investing Activities                     0               0          (50,000)
Net Cash Used by
  Financing Activities
  Dividends Paid                    (485,100)       (371,250)        (297,000)
                                  ----------      ----------       ----------
Increase (Decrease) in
  Cash and Cash Equivalents            3,465          (5,708)             584
Cash and Cash Equivalents
  at Beginning of Year                 2,552           8,260            7,676
                                  ----------      ----------       ----------
Cash and Cash Equivalents
  at End of Year                  $    6,017      $    2,552       $    8,260
                                  ==========      ==========       ==========


                            CARDINAL  BANCORP,  INC. &
                 FIRST AMERICAN  NATIONAL  BANK OF PENNSYLVANIA

                              BOARD OF DIRECTORS

                           CLYDE R. MORRIS, Chairman
                      DONALD W. DEARMENT, Vice Chairman
                       MERLE W. HELSEL, President & CEO
                   WILLIAM B. ZIMMERMAN, Secretary/Treasurer
                                DARRELL DODSON
                                RAY E. KOONTZ
                              ROBERT E. RITCHEY
                              JAMES C. VREELAND
                                   ______

                   FIRST AMERICAN NATIONAL BANK OF PENNSYLVANIA

                                  OFFICERS
MERLE W. HELSEL ...........................President & Chief Executive Officer
TED J. CHWATEK..................Senior Vice President & Senior Lending Officer
ROBERT F. LAFFERTY....................Vice President & Chief Financial Officer
BONNIE K. REDINGER..................Vice President & Senior Operations Officer
RICHARD J. HORTON.....................Vice President & Commercial Loan Officer
BARRY D. VELMAR.......................Vice President & Commercial Loan Officer
JOYCE E. SHAW................Assistant Vice President & Everett Office Manager
WILLIAM F. WISE .............Assistant Vice President & Bedford Office Manager
JOSEPH E. SHOEMAKER............Assistant Vice President & Business Development
PATTY L. DIUGUID................Assistant Vice President & Executive Secretary
SARA J. CHAPPELL.........................Assistant Vice President & Controller
ELAINE F. BARFIELD........Assistant Vice President & Credit Department Manager
DONALD L. BUSSARD................Assistant Cashier & Breezewood Office Manager
THOMAS C. GHEER....................Assistant Cashier & Woodbury Office Manager
SALLY A. CVIJANOVICH..........................Compliance & Loan Review Officer
LARHONDA A. BATZEL....Consumer Loan Officer & Assistant Manager Everett Office
ALLEN D. HARR.........Consumer Loan Officer & Assistant Manager Bedford Office
RODNEY G. CLAPPER......................................Commercial Loan Officer
CAROL L. LYNCH.....................Data Processing/Information Service Officer
BONNIE L. STANTON..........................................Collections Officer
DAVID S. GREENAWALT...........................................Internal Auditor
                                    ______

                          COMMUNITY OFFICE LOCATIONS

EVERETT OFFICE             BEDFORD OFFICE                BREEZEWOOD OFFICE
140 East Main Street       601 East Pitt Street          Route 30 West
Everett, PA  15537         Bedford, PA  15522            Breezewood, PA  15533

       ALTOONA/HOLLIDAYSBURG OFFICE               WOODBURY OFFICE
       2430 North Business 220                    Route 36
       Duncansville, PA  16635                    Woodbury, PA  16695